    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               PREMIER PARKS INC.
             (Exact name of Registrant as specified in its charter)
                            ------------------------

                           DELAWARE                                                       73-6137714
               (State or other jurisdiction of                               (I.R.S. Employer Identification No.)
                incorporation or organization)

                            ------------------------

                  11501 NORTHEAST EXPRESSWAY                                           KIERAN E. BURKE
                OKLAHOMA CITY, OKLAHOMA 73131                                     11501 NORTHEAST EXPRESSWAY
                     TEL: (405) 475-2500                                        OKLAHOMA CITY, OKLAHOMA 73131
(Address, including zip code, and telephone number, including                        TEL: (405) 475-2500
   area code, of Registrant's principal executive offices)            (Name, address, including zip code, and telephone
                                                                      number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

             JAMES M. COUGHLIN, ESQ.                              THOMAS R. BROME, ESQ.
              Baer Marks & Upham LLP                             Cravath, Swaine & Moore
                 805 Third Avenue                                    Worldwide Plaza
             New York, New York 10022                               825 Eighth Avenue
               Tel: (212) 702-5819                               New York, New York 10019
                                                                   Tel: (212) 474-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
                             (SEE FOLLOWING PAGE.)
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
             TITLE OF EACH CLASS OF                    AMOUNT TO        MAXIMUM OFFERING   MAXIMUM AGGREGATE       AMOUNT OF
      SECURITIES TO BE REGISTERED(1)(2)(3)           BE REGISTERED      PRICE PER SHARE    OFFERING PRICE(4)    REGISTRATION FEE
Common Stock, par value $0.05(5).................         (6)                 (6)                 (6)
Convertible Preferred Stock......................         (6)                 (6)                 (6)
Depositary Shares(7).............................         (6)                 (6)                 (6)
Total............................................          --                  --             $700,000,000          $206,500

(1) This Registration Statement also pertains to certain rights (the "Rights") attached to each share of Common Stock. Each Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of Preferred Stock of the Registrant upon the occurrence of certain prescribed events. Until the occurrence of such events, the Rights are not exercisable, will be evidenced by the certificates for the Common Stock and will be transferred along with and only with the Common Stock.

(2) Securities registered hereunder may be sold separately, together or as units with other securities, registered hereunder. This Registration Statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the Convertible Preferred Stock or Depositary Shares registered hereunder or as dividends on the Convertible Preferred Stock.

(3) No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the Convertible Preferred Stock or Depositary Shares registered hereunder.

(4) Estimated in accordance with Rule 457(o) solely for the purposes of computing the registration fee.

(5) Includes shares of Common Stock which may be issued upon exercise of the Underwriters' over-allotment options. See "Underwriting."

(6) Pursuant to Rule 457(o), the Amount to be Registered, Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price have been omitted for each class of these securities.

(7) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event that the Registrant elects to offer to the public fractional interests in shares of the Convertible Preferred Stock registered hereunder, the Depositary Receipts will be distributed to those persons purchasing such fractional interests and such shares will be issued to the Depositary under the Deposit Agreement.

                                EXPLANATORY NOTE

    The Prospectus relating to the Common Stock being registered hereby to be used in connection with a United States offering (the "U.S. Prospectus") is set forth following this page. The Prospectus to be used in connection with a concurrent international offering of the Common Stock (the "International Prospectus") will consist of alternate pages set forth following the U.S. Prospectus and the balance of the pages included in the U.S. Prospectus for which no alternate is provided. The Prospectus to be used in connection with a concurrent offering of Mandatorily Convertible Preferred Stock (the "Preferred Stock Prospectus") will consist of alternate pages set forth following the International Prospectus and the balance of the pages included in the U.S. Prospectus for which no alternate is provided. The U.S. Prospectus and the International Prospectus are identical except that they contain different front and back cover pages and the International Prospectus contains an additional section under the caption "Certain United States Federal Tax Consequences to Non-United States Holders." The U.S. Prospectus and the Preferred Stock Prospectus are identical except that they contain different front and back cover pages, different "Use of Proceeds" and "Legal Matters" sections and to the extent, in each case, of references to the different securities or the related offering, different "Prospectus Summary -- The Offering" sections and different "Underwriting" sections. Alternate pages for the International Prospectus and the Preferred Stock Prospectus are separately designated.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED FEBRUARY 9, 1998
                                          SHARES

                               PREMIER PARKS INC.

                                  COMMON STOCK
                               ------------------

    All of the shares of Common Stock offered hereby will be sold by Premier Parks Inc. (collectively with its predecessor, the "Company" or "Premier"). Of
the       shares of Common Stock offered,       shares are being offered
initially in the United States and Canada in a United States offering (the "U.S.
Offering") by the U.S. Underwriters and       shares are being offered outside
the United States and Canada in a concurrent offering (the "International Offering") by the International Managers (together with the U.S. Underwriters, the "Underwriters"). These offerings are collectively referred to herein as the "Offering." See "Underwriting."

    The Offering is being made in connection with the acquisition (the "Six Flags Acquisition") by the Company of all of the capital stock of Six Flags Entertainment Corporation ("SFEC"). The Company is concurrently offering
$         million aggregate principal amount at maturity of its senior discount notes due 2008, with estimated gross proceeds of $250.0 million, $280.0 million
aggregate principal amount of its senior notes due 2008, and       depositary
shares (the "Public Depositary Shares") representing interests in $200.0 million of the Company's mandatorily convertible preferred stock (the "Mandatorily Convertible Preferred Stock"). SFEC is concurrently offering $170.0 million aggregate principal amount of senior notes (collectively the "Concurrent Offerings" and, together with the Offering, the "Offerings"). The Offerings will finance, in part, the Six Flags Acquisition. The Company also expects to issue
up to    depositary shares (the "Seller Depositary Shares") representing interests in up to $200.0 million of the Company's convertible redeemable preferred stock to the current stockholders of SFEC as part of the consideration for the Six Flags Acquisition. The closing of the Offering is conditioned upon the closing of the Concurrent Offerings and the Six Flags Acquisition.

    The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "PKS." On February 6, 1998, the last sales price of the Common Stock, as reported by the NYSE, was $38 3/8 per share. The Company has applied to list the Public Depositary Shares on the NYSE. The Mandatorily Convertible Preferred Stock will not be so listed and the Company does not expect that there will be any trading market for the Mandatorily Convertible Preferred Stock except as represented by the Public Depositary Shares.
                           --------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 HEREIN FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                    UNDERWRITING
                                                                   DISCOUNTS AND      PROCEEDS TO
                                                PRICE TO PUBLIC    COMMISSIONS(1)      COMPANY(2)
Per Share.....................................  $                 $                 $
Total(3)......................................  $                 $                 $

(1) The Company and its operating subsidiaries have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $         .

(3) The Company has granted options to the Underwriters to purchase up to additional shares of Common Stock on the same terms and conditions as set forth herein solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."
                           --------------------------

    The shares of Common Stock offered by this Prospectus are offered by the U.S. Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the U.S. Underwriters and to certain further conditions. It is expected that delivery of the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about           , 1998.

LEHMAN BROTHERS                                             SALOMON SMITH BARNEY

                , 1998

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, periodic reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website (http://www.sec.gov) that also contains such reports, proxy statements and other information filed by the Company. The Common Stock of the Company is listed on the NYSE. In addition, application will be made to list the Public Depositary Shares and the Common Stock issuable on conversion of the Mandatorily Convertible Preferred Stock on the NYSE. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement, including the exhibits and schedules thereto, which may be inspected or obtained as provided in the foregoing paragraph.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus and made a part hereof as of their respective dates:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

    4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

    5. The Company's Current Report on Form 8-K, dated February 6, 1997.

    6. The Company's Current Report on Form 8-K, dated November 7, 1997, as amended.

    7. The Company's Current Report on Form 8-K, dated December 15, 1997.

    8. The description of the shares of Common Stock contained in the Company's Registration Statement on Form 8-A dated December 11, 1997 and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    9. The description of the rights relating to the shares of Common Stock contained in the Company's Registration Statement on Form 8-A dated January 12, 1998 and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    10. The information contained in the Company's Registration Statement on Form S-2 (Registration No. 333-16573) specified below:

        (i) the Financial Statements of Elitch Gardens Company as of December 31, 1995 and 1994, for the year ended December 31, 1995 and for the period from May 31, 1994 (date of inception) through

    December 31, 1994 and the report of the independent auditors thereon (pages F-38 to F-51, inclusive, of such Registration Statement);

        (ii) the Financial Statements of The Great Escape as of October 31, 1994 and 1995, and for the years then ended and the independent auditors' report thereon (pages F-52 to F-60, inclusive, of such Registration Statement); and

        (iii) the Financial Statements of Stuart Amusement Company as of September 30, 1996 and 1995 and for each of the years in the three-year period ended September 30, 1996 and the independent auditors' report thereon (pages F-81 to F-93, inclusive, of such Registration Statement).

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall also be deemed to be incorporated by reference into this Prospectus.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Premier Parks Inc., 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, Attention:
Richard A. Kipf, Corporate Secretary (telephone number: (405) 475-2500, Ext.
219).

    CERTAIN PERSONS PARTICIPATING IN THESE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PUBLIC DEPOSITARY SHARES OR THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF PUBLIC DEPOSITARY SHARES OR COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE PUBLIC DEPOSITARY SHARES OR COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE PUBLIC DEPOSITARY SHARES OR THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    LOONEY TUNES, BUGS BUNNY, DAFFY DUCK, TWEETY BIRD and YOSEMITE SAM are copyrights and trademarks of Warner Bros. ("Warner Bros."), a division of Time Warner Entertainment Company, L.P. ("TWE"). BATMAN, BATMOBILE, GOTHAM CITY AND SUPERMAN are copyrights and trademarks of DC Comics, a partnership between TWE and a subsidiary of Time Warner Inc. SPORTS ILLUSTRATED is a trademark of Time, Inc., a subsidiary of Time Warner Inc. HBO is a trademark of TWE. SIX FLAGS GREAT ADVENTURE, SIX FLAGS GREAT AMERICA and SIX FLAGS are federally registered trademarks of Six Flags Theme Parks Inc. FIESTA TEXAS and all related indicia are trademarks of Fiesta Texas Theme Park, Ltd.

    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding industry prospects and the Company's financial position are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Prospectus, both together with such forward-looking statements and under "Risk Factors."

                               PROSPECTUS SUMMARY

    PRIOR TO THE DATE OF THIS PROSPECTUS, THE EXISTING COMPANY CALLED "PREMIER PARKS INC." WILL BECOME A WHOLLY-OWNED SUBSIDIARY OF THE REGISTRANT AND THE OUTSTANDING SHARES OF CAPITAL STOCK OF THE EXISTING PREMIER PARKS INC. WILL BECOME, ON A SHARE-FOR-SHARE BASIS, SHARES OF CAPITAL STOCK OF THE REGISTRANT WHICH WILL THEN BE RENAMED "PREMIER PARKS INC." (THE "PREMIER MERGER"). AS USED HEREIN, THE TERMS THE "COMPANY" AND "PREMIER" MEAN FOR ANY PERIOD PRIOR TO THE PREMIER MERGER, THE EXISTING PREMIER PARKS INC. AND ITS CONSOLIDATED SUBSIDIARIES AND FOR ANY PERIOD SUBSEQUENT THERETO, THE REGISTRANT AND ITS CONSOLIDATED SUBSIDIARIES.

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO THE PREMIER MERGER AND THE ACQUISITIONS (AS DEFINED HEREIN) AND ASSUMES THAT THE UNDERWRITERS' OVERALLOTMENT OPTIONS ARE NOT EXERCISED. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT REQUIRES OTHERWISE, THE TERMS (I) THE "1996 ACQUISITIONS" REFERS TO THE ACQUISITIONS OF ELITCH GARDENS, THE GREAT ESCAPE, WATERWORLD SACRAMENTO AND WATERWORLD CONCORD (TOGETHER, THE "WATERWORLD PARKS") AND RIVERSIDE PARK, (II) THE "1997 ACQUISITIONS" REFERS TO THE ACQUISITION OF KENTUCKY KINGDOM--THE THRILL PARK IN LOUISVILLE, KENTUCKY ("KENTUCKY KINGDOM"), THE PROPOSED ACQUISITION OF ALL OF THE OUTSTANDING CAPITAL STOCK OF WALIBI S.A. ("WALIBI") ASSUMING SUCCESSFUL COMPLETION OF THE WALIBI TENDER OFFER (AS DEFINED HEREIN), AS WELL AS THE COMPANY'S MANAGEMENT CONTRACT, LEASE AND PURCHASE OPTION WITH RESPECT TO MARINE WORLD AFRICA USA IN VALLEJO, CALIFORNIA ("MARINE WORLD"),
(III) THE "SIX FLAGS ACQUISITION" REFERS TO THE ACQUISITION, BY MERGER, OF ALL OF THE CAPITAL STOCK OF SIX FLAGS ENTERTAINMENT CORPORATION ("SFEC" AND, TOGETHER WITH ITS CONSOLIDATED SUBSIDIARIES, "SIX FLAGS") WHICH WILL OCCUR CONTEMPORANEOUSLY WITH THE CLOSING OF THE OFFERING, (IV) THE "ACQUISITIONS" REFERS TO THE 1996 ACQUISITIONS, THE 1997 ACQUISITIONS AND THE SIX FLAGS ACQUISITION AND (V) THE "SIX FLAGS PARKS" REFERS TO THE PARKS OPERATED BY SIX FLAGS ON THE DATE OF THE SIX FLAGS ACQUISITION, AND THE "PREMIER PARKS" REFERS TO ALL OF THE PARKS OPERATED BY THE COMPANY (INCLUDING PARKS ACQUIRED AND TO BE ACQUIRED IN THE 1997 ACQUISITIONS, BUT EXCLUDING THE SIX FLAGS PARKS). ALL PRO FORMA FINANCIAL INFORMATION PRESENTED HEREIN GIVES PRO FORMA EFFECT TO EACH OF THE ACQUISITIONS (OTHER THAN MARINE WORLD). ALL PARK ATTENDANCE INFORMATION AND RANKINGS BASED ON SUCH DATA INCLUDED IN THIS PROSPECTUS (OTHER THAN ATTENDANCE DATA FOR THE PREMIER PARKS AND THE SIX FLAGS PARKS) ARE BASED ON INFORMATION PUBLISHED BY AMUSEMENT BUSINESS, A RECOGNIZED INDUSTRY PUBLICATION, WHICH, ACCORDING TO SUCH PUBLICATION, INCLUDES ESTIMATES BASED ON SOURCES IT BELIEVES TO BE RELIABLE. RANKINGS OF METROPOLITAN AND DESIGNATED MARKET AREAS ("DMA") ARE BASED ON A COPYRIGHTED 1996-97 SURVEY OF TELEVISION HOUSEHOLDS PUBLISHED BY A.C. NIELSEN MEDIA RESEARCH.

                                  THE COMPANY

    The Company is the largest regional theme park operator, and the second largest theme park company, in the world, based on 1997 attendance of approximately 37 million at its parks. It operates 31 regional parks, including 15 of the 50 largest theme parks in the U.S., based on 1997 attendance. The Company's theme parks are located in nine of the ten largest metropolitan areas
in the country. The Company estimates that    % of the U.S. population lives
within a 100-mile radius of the Company's theme parks. On a pro forma basis, the Company's total revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year ended December 31, 1997 was approximately
$      million and $      million, respectively.

    A substantial portion of the proceeds of the Offerings will be used to fund the Six Flags Acquisition. See "--The Six Flags Transactions." Six Flags operates eight regional theme parks, as well as three separately gated water parks and a wildlife safari park (each of which is located near one of the theme parks). None of the Six Flags Parks is located within the primary market of any of the Premier Parks. During 1997, the Six Flags theme parks drew, in the
aggregate, approximately    % of their patrons from within a 100-mile radius.
During that year, Six Flags' attendance, revenue and EBITDA totaled       ,
$         and $         , respectively.

    Six Flags has operated regional theme parks under the Six Flags name for over thirty years. As a result, Six Flags has established a nationally-recognized brand name. Premier will obtain exclusive worldwide ownership of the Six Flags brand name and expects to use the Six Flags brand name, generally beginning in the 1999 season, at most of the Premier Parks.

    In addition, as part of the Six Flags Acquisition, the Company will obtain from Warner Bros. the exclusive right for theme-park usage of certain Warner Bros. and DC Comics characters throughout the United States (except the Las Vegas metropolitan area) and Canada. These characters include BUGS BUNNY, DAFFY DUCK, TWEETY BIRD, YOSEMITE SAM, BATMAN, SUPERMAN and others. Since 1991, Six Flags has used these characters to market its parks and to provide an enhanced family entertainment experience. The license will have a term of 55 years, will include the right to sell merchandise featuring the characters at the parks and will apply to all of the Company's current theme parks, as well as future parks that meet certain criteria. Premier intends to make extensive use of these characters at the Six Flags Parks and, commencing in 1999, at most of the existing Premier Parks. See "Business--Licenses."

    The Premier Parks consist of nine regional theme parks (six of which include a water park component) and four water parks located across the United States, as well as six regional theme parks and two smaller attractions located in Europe and scheduled to be acquired in March 1998 in the acquisition of Walibi. During the 1997 operating season, the 11 parks then owned by Premier drew, on average, approximately 82% of their patrons from within a 100-mile radius, with approximately 36.1% of visitors utilizing group and other pre-sold tickets and approximately 20.6% utilizing season passes.

    Under current management, since 1989 Premier has assumed control of 30 parks, and has achieved significant internal growth. During the nine months ended September 30, 1997, the 11 parks owned by the Company during the 1997 operating season achieved same park growth in attendance, revenue and park-level operating cash flow (representing all park operating revenues and expenses without depreciation and amortization or allocation of corporate overhead or interest expense) of 17.4%, 21.0% and 44.4%, respectively, as compared to the comparable period of 1996. See "--Summary Historical and Pro Forma Data."

    The Company's parks are individually themed and provide a complete family-oriented entertainment experience. The Company's theme parks generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets. In the aggregate, the Company's theme parks offer more than
      rides, including       roller coasters, making the Company the leading
provider of "thrill rides" in the industry.

    The Company believes that its parks benefit from limited direct competition. The combination of limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of the parks with a significant degree of protection from competitive new theme park openings. Based on its knowledge of the development of other theme parks in the United States, the Company's management estimates that it would cost at least $200 million and would take a minimum of two years to construct a new regional theme park comparable to the Company's largest parks.

    The Company's senior and operating management team has extensive experience in the theme park industry. Premier's six senior executive officers have over 150 years aggregate experience in the industry and its nine general managers (prior to the Six Flags Acquisition) have an aggregate of approximately 200 years experience in the industry, including approximately 80 years at the
Premier Parks and approximately       years experience at the Six Flags Parks.

    According to AMUSEMENT BUSINESS, total North American amusement/theme park
attendance in 1997 was approximately 270 million, compared to       million in
1994 (the first year in which such information is available from that
publication), representing a compound annual growth rate of    %. Total
attendance for the 40 largest parks in North America was 154.7 million in 1997,
compared to       million in 1992, representing a compound annual growth rate of
   %. The Company believes that this growth reflects two trends: (i) demographic growth in the 5-24 year old age group, which is expected to continue through 2010; and (ii) an increasing emphasis on family-oriented leisure and recreation activities.

    The Company's strategy for achieving growth includes the following key elements: (i) pursuing growth opportunities at existing parks; (ii) expanding the Company's parks; and (iii) making selective acquisitions.

PURSUING GROWTH OPPORTUNITIES AT EXISTING PARKS

    The Company believes there are substantial opportunities for continued internal growth at its parks. The Company seeks to increase revenue by increasing attendance and per capita spending, while also maintaining strict control of operating expenses. The primary elements used to achieve this objective are: (i) adding rides and attractions and improving overall park quality; (ii) enhancing marketing and sponsorship programs; (iii) increasing group sales, season passes and other pre-sold tickets; (iv) implementing ticket pricing strategies to maximize ticket revenues and park utilization; (v) adding and enhancing restaurants and merchandise and other revenue outlets; and (vi) adding special events. This approach is designed to exploit the operating leverage inherent in the theme park business. Once parks achieve certain critical attendance levels, operating cash flow margins increase because revenue growth through incremental attendance gains and increased in-park spending is not offset by a comparable increase in operating expenses, since a large portion of such expenses is relatively fixed during any given year.

    THE PREMIER PARKS

    Management believes it has demonstrated the effectiveness of its strategy at the Premier Parks owned prior to the 1997 Acquisitions. For example, during the nine months ended September 30, 1997, the three parks acquired in the Company's 1995 Funtime acquisition achieved compound annual growth in attendance, revenue and park-level operating cash flow of 9.0%, 13.8% and 20.5%, respectively, compared to the comparable period of 1995. Similarly, during the nine months ended September 30, 1997, the five parks acquired in the 1996 Acquisitions realized growth in attendance, revenue and park-level operating cash flow of 32.6%, 34.4% and 161.3%, respectively, compared to the comparable period of 1996. In particular, two of the parks acquired in the 1996 Acquisitions, Elitch Gardens in Denver and Riverside Park in Springfield, Massachusetts, realized dramatic growth during their first year under the Company's ownership. As a result of capital investment and improved marketing, during the nine months ended September 30, 1997, attendance and revenue at Elitch Gardens grew 64.7% and 52.2%, respectively, and park-level operating cash flow increased from $1.1 million to $10.2 million, as compared to the comparable period of 1996. Similarly, during the nine months ended September 30, 1997, attendance and revenue at Riverside Park increased 51.2% and 49.6%, respectively, and park-level operating cash flow increased from $1.6 million to $10.1 million, as compared to the comparable period of 1996.

    Management believes that the parks acquired by Premier in the 1997 Acquisitions offer similar opportunities to implement the Company's growth strategy. For example, at Marine World, a well-known wildlife park located in the San Francisco market, management is expanding the park's entertainment component with theme park rides and attractions, investing approximately $35-$40 million for the 1998 season to add fourteen new rides in the first phase of this expansion. The Walibi acquisition provides the Company with a significant presence in the expanding theme park industry in Europe. Although the Walibi parks have historically produced solid operating results, management believes that the Company's strategy of targeted capital investment and sophisticated marketing can improve performance at these parks. The Company has agreed to invest approximately $37.7 million in the Walibi Parks over the three years commencing with the 1999 season. See "--Other Recent Developments" and "Business--Operating Strategy."

    The Company believes that, by virtue of the Six Flags Acquisition, a number of the existing Premier Parks have the potential over the next several seasons to accelerate their rate of growth. Recent attendance levels at the Six Flags theme parks (between 1.7 millon and 3.6 million in 1997) have been substantially higher than the annual attendance at the largest Premier Parks (between 1.0 million and 1.5 million during that year). Management believes that a number of the existing Premier Parks, particularly Adventure World, Elitch Gardens, Geauga Lake, Kentucky Kingdom, Marine World and Riverside Park, all of which are located in or near major metropolitan areas, can accelerate their market penetration and the expansion of their geographic market by their use of the Six Flags brand name, aggressive marketing campaigns featuring the animated characters licensed from Warner Bros. and D.C. Comics, as well as continued capital investment in new rides and attractions. The Company expects to commence general use of the Six Flags brand name and the licensed characters at the Premier Parks for the 1999 season.

    THE SIX FLAGS PARKS

    The Six Flags Parks generally enjoy significant market penetration. Thus, although the Company plans to make targeted capital expenditures at these parks to increase attendance and per capita spending levels, it expects to increase significantly the EBITDA of these parks primarily through reduction in operating expenses. First, and most importantly, the Company believes that it can substantially reduce Six Flags' corporate overhead and other corporate-level expenses. Second, the Company expects to achieve significant reduction in park-level operating expenses. Third, by virtue of economies of scale, the Company believes that operating efficiencies in areas such as marketing, insurance, promotion, purchasing and other expenses can be realized. Finally, the Company believes that its increased size following the Six Flags Acquisition will enable it to achieve savings in capital expenditures.

EXPANDING THE COMPANY'S PARKS

    The Company is expanding several of the Premier Parks in order to increase attendance and per capita spending. For example, the Company is constructing an economy motel at its Darien Lake park for the 1998 season to supplement the existing campgrounds and continues to expand the park by purchasing additional recreational vehicles (RV's). In addition, the Company recently purchased campgrounds adjacent to Geauga Lake, and may add campgrounds or an amphitheater at Frontier City. The Company expects to add prior to the 1999 season a more complete complement of "dry" rides to Wyandot Lake, which is currently primarily a water park. In addition, the Company owns 400 acres adjacent to Adventure World which are zoned for entertainment, recreational and residential uses and are available for complementary uses. Additional acreage owned by the Company and suitable for development exists at several of the other Premier Parks.

    The Company may expand in the future certain of the Six Flags Parks by adding complementary attractions, such as lodging facilities and concert venues. For example, Six Flags owns over 1,500 undeveloped acres adjacent to Six Flags Great Adventure (located between New York City and Philadelphia) suitable for such purposes. Additional acreage suitable for development exists at several other Six Flags Parks.

MAKING SELECTIVE ACQUISITIONS

    The U.S. regional theme park industry is highly fragmented with over 150 parks owned by over 100 operators. Management believes that, in addition to the Acquisitions, there are numerous acquisition opportunities, both in the U.S. and abroad, that can expand its business. The Company's primary target for acquisitions continues to be regional parks with attendance between 300,000 and
1.5 million annually. The Company will also consider acquisitions of larger parks or park chains (such as Six Flags).

    As the only owner of multiple parks that has been actively making acquisitions of parks in its primary range over the last several years, the Company believes it has a number of competitive advantages in acquiring parks of this size. Historically, operators of destination or large regional park chains have not generally sought to acquire parks in the Company's primary target range and do not have the experience or management structure to readily operate parks of that size profitably. Additionally, as a multi-park operator with a track record of successfully acquiring, improving and repositioning parks, the Company has numerous competitive advantages over single-park operators in pursuing acquisitions and improving the operating results at acquired parks. These advantages include the ability to (i) exercise group purchasing power (for both operating and capital assets); (ii) achieve administrative economies of scale;
(iii) attract greater sponsorship revenue, support from sponsors with nationally-recognized brands and marketing partners; (iv) use the Six Flags brand name and the characters licensed from Warner Bros.; (v) recruit and retain superior management; (vi) optimize the use of capital assets by rotating rides among its parks to provide fresh attractions; (vii) access capital markets; and
(viii) use its publicly-traded Common Stock as a portion of the acquisition consideration. See "Risk Factors--Uncertainty of Future Acquisitions; Potential Effects of Acquisitions" and "Business--Acquisition Strategy."

    The Company's principal executive offices are located at 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, (405) 475-2500 and at 122 East 42nd Street, New York, New York 10168, (212) 599-4690.

                           THE SIX FLAGS TRANSACTIONS

    The Offering is one of a series of related transactions (the "Six Flags Transactions") which will be consummated immediately prior to or concurrently with the Offering. The elements of the Six Flags Transactions are:

    THE PREMIER MERGER

    The company presently named Premier Parks Inc. (together with its consolidated subsidiaries, "Premier Operations") will merge in the Premier Merger with a wholly-owned subsidiary of Premier Parks Holdings Corporation in accordance with Section 251(g) of the Delaware General Corporation Law. As a result of the Premier Merger, holders of shares of Common Stock of Premier Operations will become, on a share-for-share basis, holders of Common Stock of Premier Parks Holdings Corporation, and Premier Operations will become a wholly-owned subsidiary of Premier Parks Holdings Corporation. On the effective date of the Premier Merger, Premier Operations will change its name to Premier Parks Operations Inc., and Premier Parks Holdings Corporation will change its name to Premier Parks Inc.

    THE SIX FLAGS ACQUISITION

    Pursuant to an Agreement and Plan of Merger dated as of February 9, 1998 (the "Six Flags Agreement"), Premier will acquire by merger all of the capital stock of SFEC from its current stockholders (the "Sellers") for approximately $965 million (subject to adjustment), less an amount equal to the excess of the aggregate payment in such merger to the current holders of (i) options exercisable for capital stock of SFEC OVER (ii) $5.0 million. The purchase price is payable in all cash or, at the Company's option, cash and Seller Depositary Shares representing interests in up to $200.0 million (but not less then $100.0
million) of the Company's    % Convertible Redeemable Preferred Stock (the
"Seller Preferred Stock"). At the date of acquisition, Six Flags' liabilities will include approximately $192.3 million principal amount at maturity ($160.1 million accreted value at December 31, 1997) of SFEC's Zero Coupon Senior Notes due 1999 (the "SFEC Zero Coupon Senior Notes") and approximately $285.0 million principal amount at maturity ($269.9 million accreted value at December 31,
1997) of 12 1/4% Senior Subordinated Discount Notes due 2005 (the "SFTP Senior Subordinated Notes") of Six Flags Theme Parks Inc. (together with its subsidiaries, "SFTP"), an indirect wholly-owned subsidiary of SFEC. In addition, the Company will refinance all outstanding Six Flags bank indebtedness
(approximately $         million at December 31, 1997). See "Description of Six
Flags Agreement."

    THE FINANCINGS

      In the Offerings:

    1. The Company will issue Common Stock with estimated gross proceeds of $500.0 million.

    2. The Company will issue (the "Preferred Stock Offering")       Public
Depositary Shares representing interests in the Company's    % Convertible
Exchangeable Preferred Stock (the "Mandatorily Convertible Preferred Stock" and, together with the Seller Preferred Stock, the "Convertible Preferred Stock") with estimated gross proceeds of $200.0 million. See "Description of Mandatorily Convertible Preferred Stock."

    3. The Company will issue its Senior Discount Notes due 2008 (the "Company Senior Discount Notes") with estimated gross proceeds of $250.0 million (the "Discount Notes Offering"). See "Description of Indebtedness--Company Senior Discount Notes."

    4. The Company will issue (the "Senior Notes Offering") $280.0 million
principal amount of its    % Senior Notes due 2008 (the "Company Senior Notes"
and, together with the Company Senior Discount Notes, the "Company Notes"). See "Description of Indebtedness--Company Senior Notes."

    5. SFEC will issue (the "SFEC Notes Offering") $170.0 million principal
amount of its    % Senior Notes (the "New SFEC Notes"). The proceeds of the New
SFEC Notes, together with additional funds, will be deposited in escrow to repay in full at or prior to maturity the SFEC Zero Coupon Senior Notes. See "Description of Indebtedness--New SFEC Notes."

    In addition, the Company will use approximately $         of borrowings
under the Premier Credit Facility (as defined below) to prefund capital expenditures and provide working capital. The Company will also draw
approximately $     million of borrowings under a new $472.0 million Six Flags senior secured credit facility (the "Six Flags Credit Facility" and, together with the Premier Credit Facility, the "Credit Facilities") to repay bank indebtedness of SFTP. See "Description of Indebtedness--Premier Credit Facilities" and "--Six Flags Credit Facility."

    The closing of the Offering is conditioned upon the closing of all other elements of the Six Flags Transactions. Although the size of one or more of the Offerings may be changed, the aggregate gross proceeds of all the Offerings is not expected to change materially.

    The following table sets forth a summary of the expected sources and uses of funds associated with the Six Flags Transactions:

                                                                                   AMOUNT
                                                                                     (IN
                                    SOURCES                                      THOUSANDS)
                                                                                 -----------
Common Stock Offering(1).......................................................   $ 500,000
Preferred Stock Offering(1)....................................................     200,000
Issuance of Seller Depositary Shares...........................................     200,000
Company Senior Discount Notes Offering(1)......................................     250,000
Company Senior Notes Offering(1)...............................................     280,000
New SFEC Notes Offering(1).....................................................     170,000
Borrowings under the Premier Credit Facility(2)................................
Borrowings under the Six Flags Credit Facility.................................
                                                                                 -----------
    Total......................................................................   $
                                                                                 -----------
                                                                                 -----------
                                     USES
Acquisition of SFEC capital stock..............................................   $ 965,000
Deposit for repayment of SFEC Zero Coupon Senior Notes.........................
Repayment of Six Flags bank indebtedness.......................................
Interest escrow for Company Senior Notes(3)....................................
Prefunding of capital expenditures(4)..........................................
Other cash.....................................................................
Transaction expenses...........................................................
                                                                                 -----------
    Total......................................................................   $
                                                                                 -----------
                                                                                 -----------

------------------------

(1) Reflects assumed gross proceeds.

(2) Does not include an estimated $         million (assuming an all cash Walibi
    Tender Offer) of borrowings to be used to fund, in part, the Walibi acquisition.

(3) Represents escrow to fund the first six semi-annual interest payments thereon.

(4) See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity, Capital Commitments and Resources."

    Following the Six Flags Transactions, the Company's structure will be:

    [Chart showing corporate structure and Offerings and Bank Facilities]

                           OTHER RECENT DEVELOPMENTS

    KENTUCKY KINGDOM. In November 1997, the Company acquired all of the membership interests of the limited liability company that owns substantially all of the assets used in the operation of Kentucky Kingdom, a combination theme and water park located in Louisville, Kentucky, for an aggregate purchase price of $64.0 million, of which approximately $4.9 million was paid by delivery of 121,671 shares of Common Stock, with the balance paid in cash and by the assumption of liabilities. Depending upon the level of revenues at Kentucky Kingdom during each of the 1998-2000 seasons, the Company may be required to issue additional shares of Common Stock to the seller.

    MARINE WORLD. In April 1997, the Company became manager of Marine World, a marine and exotic wildlife park located in Vallejo, California, pursuant to a contract with an agency of the City of Vallejo under which the Company is entitled to receive an annual base management fee of $250,000 and up to $250,000 annually in additional fees based on park performance. In November 1997, the Company exercised its option to lease approximately 40 acres of land within the site for nominal rent and an initial term of 55 years (plus four ten-year and one four-year renewal options). The Company intends to expand the park's entertainment component by adding theme park rides and attractions on the leased land, which is located within the existing park, in order to create one fully-integrated regional theme park at the site. Premier is entitled to receive, in addition to the management fee, 80% of the cash flow generated by the combined operations at the park, after combined operating expenses and debt service on outstanding debt obligations relating to the park. The Company is currently implementing the first phase of the expansion of the entertainment component at Marine World. The Company also has an option to purchase the entire site commencing in February 2002 at a purchase price equal to the greater of the then principal amount of certain debt obligations of the seller (expected to aggregate $52.0 million at February 2002) or the then fair market value of the seller's interest in the park (based on a formula relating to the seller's 20% share of Marine World's cash flow). The Company currently expects to exercise this purchase option when it becomes exercisable.

    WALIBI. In December 1997, the Company entered into an agreement (the "Walibi Agreement") with three of the principal stockholders of Walibi, S.A. ("Walibi"), pursuant to which the Company expects to purchase in March 1998 a majority of the outstanding capital stock of Walibi (the "Private Acquisition"). Following the closing of the Private Acquisition, the Company will commence a "public takeover bid," as defined and regulated under Belgian law (the "Walibi Tender Offer"), for the remainder of the outstanding capital stock of Walibi.

    Walibi is a corporation (SOCIETE ANONYME) organized under the laws of Belgium. Walibi's stock is currently traded on the Official Market of the Brussels Stock Exchange and it owns six theme parks, two located in Belgium, one in The Netherlands and three in France, as well as two smaller attractions in Belgium (the "Walibi Parks"). Walibi's operations had combined 1997 attendance of approximately 3.5 million.

    The transaction values the equity of Walibi based on a multiple of seven times Walibi's 1997 EBITDA, less Walibi's net debt at December 31, 1997. The Company estimates that the aggregate consideration to be paid by the Company for Walibi (assuming the Company acquires 100% of the outstanding Walibi capital stock pursuant to the Walibi Tender Offer) will be between Belgian Francs ("BEF") 2.8 billion and BEF 3.1 billion ($75.4 million to $83.4 million based on the exchange rate of $1.00 to BEF 37.16 on February 4, 1998). The purchase price in the Private Acquisition will be paid 80% in cash in BEF and 20% in Premier Common Stock (approximately 220,000 shares based on an assumed purchase price of BEF 1.55 billion in the Private Acquisition). Shares of Premier Common Stock issued in the Private Acquisition will not be registered under the Securities Act and will be subject to a "lock-up" agreement until the later of June 6, 1998 or 41 days after the consummation of the Private Acquisition. The consideration offered in the Walibi Tender Offer will be payable at the election of the holders of Walibi capital stock (i) in cash only or (ii) in cash and shares of Premier Common Stock in the same ratio as the Private Acquisition. In addition, the Company will be obligated to issue additional shares of Premier Common Stock in the event certain gross revenue targets are met for the theme parks owned by Walibi at the time of the closing of the Private Acquisition. The Company will also assume or refinance certain
indebtedness of Walibi which aggregated $     million at December 31, 1997. The
Company will fund the cash portion of the purchase price of the Walibi acquisition (as well as the refinancing of certain indebtedness of Walibi) from the proceeds of borrowings under a $300.0 million senior secured credit facility (the "Premier Credit Facility") to be entered into by Premier Operations prior to the Private Acquisition. See "Description of Indebtedness--Premier Credit Facility."

    Under the terms of the Walibi Agreement, the Company has agreed to invest at least BEF 1.4 billion (approximately $37.7 million based on the exchange rate of $1.00 to BEF 37.16 on February 4, 1998) in the Walibi Parks over the three years commencing with the 1999 season.

                                  THE OFFERING

Common Stock offered(1):
  U.S. Offering...................  shares
  International Offering..........  shares
    Total.........................  shares
Common Stock outstanding(2):
  prior to the Offering...........  18,948,107 shares
  after the Offering..............  shares
The Offerings.....................  The Company is concurrently offering (i)    shares of
                                    Common Stock, (ii)       Public Depositary Shares
                                    representing interests in $200.0 million of Mandatorily
                                    Convertible Preferred Stock (iii) $         million
                                    aggregate principal amount at maturity of Company Senior
                                    Discount Notes, with estimated gross proceeds of $250.0
                                    million, and (iv) $280.0 million principal amount of
                                    Company Senior Notes. In addition, SFEC is offering
                                    $170.0 million of New SFEC Notes. The Company also
                                    expects to issue up to     Seller Depositary Shares
                                    representing interests in up to $200.0 million of Seller
                                    Preferred Stock as part of the consideration for the Six
                                    Flags Acquisition. See "--The Six Flags Transactions,"
                                    "Description of Indebtedness--Company Senior Discount
                                    Notes," "--Company Senior Notes," "--New SFEC Notes" and
                                    "Description of Securities--Preferred Stock." The
                                    Offerings are conditioned upon the closing of all other
                                    elements of the Six Flags Transactions.
Use of Proceeds...................  The Company intends to apply the net proceeds from the
                                    Offerings to fund the cash portion of the purchase price
                                    for the Six Flags Acquisition; to provide for the
                                    repayment in full of the SFEC Zero Coupon Senior Notes;
                                    to acquire and make improvements at additional theme
                                    parks; to fund improvements and expansion of the
                                    Company's parks, including the parks acquired in the Six
                                    Flags Acquisition and the 1997 Acquisitions; and for
                                    general corporate purposes, including working capital
                                    requirements. See "Use of Proceeds."
NYSE symbols:
  Common Stock....................  "PKS"
  Public Depositary Shares........

------------------------

(1) Excludes       shares of Common Stock issuable upon exercise of the
    Underwriters' over-allotment options.

(2) Excludes (i) approximately 220,000 shares issuable in the Walibi Private Acquisition (based on an assumed purchase price of BEF 1.55 billion in the Private Acquisition) and any shares issued in the Walibi Tender Offer; (ii) an aggregate of 45,038 shares of Common Stock issuable upon exercise of warrants; (iii) an aggregate of 1,270,000 shares of Common Stock reserved for issuance under the Company's Stock Incentive Plans, of which options for 764,700 shares have been granted and options for 455,800 shares are presently exercisable; (iv) an aggregate of 375,000 restricted shares issued to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, which vest proportionately on January 1 of each of the five years commencing 1999; (v) any shares issuable to the sellers in the Kentucky Kingdom and Walibi acquisitions depending upon the future revenues of these parks; (vi) shares issuable upon conversion of the Convertible Preferred Stock or as dividends on the Mandatorily Convertible Preferred
    Stock; and (vii)       shares of Common Stock issuable upon exercise of the
    Underwriters' over-allotment options.

                     SUMMARY HISTORICAL AND PRO FORMA DATA

    The tables below contain certain summary historical and pro forma financial and operating data for the Company. The historical financial data for 1996 includes the 1996 Acquisitions (other than Riverside Park) from the dates of the respective acquisitions. The pro forma financial and operating data for the year ended December 31, 1996 give effect to (i) the acquisitions of Elitch Gardens, the Waterworld Parks, Walibi (assuming an all cash Walibi Tender Offer) and Six Flags as if they had occurred on January 1, 1996; (ii) the acquisition of The Great Escape as if it had occurred on November 1, 1995 (the first day of The Great Escape's 1996 fiscal year); (iii) the acquisition of Riverside Park as if it had occurred on October 1, 1995 (the first day of Riverside Park's 1996 fiscal year) and (iv) the acquisition of Kentucky Kingdom as if it had occurred on October 30, 1995 (the first day of Kentucky Kingdom's 1996 fiscal year). The pro forma financial and operating data for the nine months ended September 30, 1997 give effect to the acquisitions of Riverside Park, Kentucky Kingdom, Walibi (assuming an all cash Walibi Tender Offer) and Six Flags as if they had occurred on January 1, 1997. The following summary historical financial and operating data, except for attendance and revenue per visitor data, as of September 30, 1997, for each of the years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, have been derived from the financial statements of the Company appearing elsewhere in this Prospectus (which in the case of the unaudited consolidated financial statements, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation) and should be read in conjunction with those financial statements (including the notes thereto) and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Other historical financial and operating data have been derived from audited consolidated financial statements of Premier which are not included herein.

    The Company's business is highly seasonal. Results for the nine-month period ended September 30, 1997 are not necessarily indicative of results to be expected for the year ended December 31, 1997. Specifically, the parks do not generate meaningful revenue during the fourth quarter of the year, but do incur expenses during that quarter. Accordingly, the Company historically incurs a loss for the fourth calendar quarter and expects to incur such a loss in the fourth quarter of 1997.

                                                                         YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------------------------
                                                                                                             PRO FORMA(4)
                                                  1992(1)      1993       1994       1995(2)      1996(3)        1996
                                                -----------  ---------  ---------  -----------  -----------  -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE, RATIO AND
                                                                   PER VISITOR AMOUNTS)                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue.................................   $  17,392   $  21,860  $  24,899   $  41,496    $  93,447     $
Gross profit(5)...............................       4,921       7,787      7,991      13,220       31,388
Income from operations(5).....................         487       3,019      2,543       3,948       14,461
Interest expense, net.........................      (1,413)     (1,438)    (2,299)     (5,578)     (11,121)
Income (loss) from continuing operations......      (1,735)      1,354        102      (1,045)(6)      1,765
Income (loss) from continuing operations per
  common share (primary and fully diluted)....   $   (2.10)  $     .51  $     .04   $    (.40)(6)  $     .13   $
OTHER DATA:
EBITDA(7).....................................   $   1,938   $   4,562  $   4,549   $   7,706    $  22,994     $
Net cash provided by operating
  activities(8)...............................   $   1,980   $   2,699  $   1,060   $  10,646    $  11,331     $
Depreciation and amortization.................   $   1,442   $   1,537  $   1,997   $   3,866    $   8,533     $
Capital expenditures..........................   $   3,956   $   7,674  $  10,108   $  10,732    $  39,423     $
Total attendance..............................       1,116       1,322      1,408       2,302(9)      4,518(9)            (10)
Revenue per visitor(11).......................   $   15.58   $   16.54  $   17.68   $   18.03    $   20.66     $
Ratio of earnings to fixed charges(12)........     (12)            2.1x       1.1x    (12)             1.3 x
Ratio of earnings to combined fixed charges
  and preferred stock dividends(12)...........     (12)            2.1x       1.1x    (12)             1.2 x
EBITDA/total interest expense.................         1.3 x       3.1x       1.9x        1.2 x        1.8 x
EBITDA/cash interest expense..................         1.4 x       3.2x       2.0x        1.4 x        2.1 x
Total debt/EBITDA.............................
Net debt/EBITDA...............................

                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                    ------------------------------------------------
                                                                 HISTORICAL
                                                    HISTORICAL    COMBINED   HISTORICAL   PRO FORMA
                                                       1996       1996(13)      1997       1997(4)
                                                    -----------  ----------  ----------  -----------
                                                     (IN THOUSANDS, EXCEPT FOR PER SHARE, RATIO AND
                                                                  PER VISITOR AMOUNTS)
                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue.....................................   $  89,792   $  154,307  $  186,746
Gross profit(5)...................................      40,611       59,446      81,256
Income from operations(5).........................      25,248       27,048      51,568
Interest expense, net.............................      (7,657)     (12,281)    (12,869)
Net income........................................   $  10,512   $    6,273  $   23,193
Net income per common share
  Primary.........................................   $    1.24      (13)     $     1.32
  Fully diluted...................................  $     1.11      (13)     $     1.29

OTHER DATA:
EBITDA(7).........................................  $   30,848   $   45,392  $   65,542
Net cash provided by operating activities(8)......  $   10,222   $   21,814  $   43,921
Depreciation and amortization.....................  $    5,599   $   18,627  $   13,974
Capital expenditures..............................  $   29,290   $   33,273  $  108,166
Total attendance..................................       4,302 (9)      7,049      8,276(9)            (10)
Revenue per visitor(11)...........................  $    20.87   $    21.66  $    22.33
Ratio of earnings to fixed charges(12)............         3.2 x    (13)            3.9x
Ratio of earnings to combined fixed charges and
  preferred stock dividends(12)...................         2.9 x    (13)            3.9x
EBITDA/total interest expense.....................         3.4 x    (13)            3.4x
EBITDA/cash interest expense......................         4.0 x    (13)            5.1x
Total debt/EBITDA.................................
Net debt/EBITDA...................................

                                                                                           SEPTEMBER 30, 1997
                                                                                       ---------------------------
                                                                                       ACTUAL(14)   PRO FORMA(15)
                                                                                       -----------  --------------
                                                                                       (UNAUDITED)   (UNAUDITED)

                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................................................   $ 169,151
Total assets.........................................................................   $ 621,267
Total long-term debt and capitalized lease obligations (excluding current
  maturities)........................................................................   $ 216,263
Total debt...........................................................................   $ 217,253
Seller Preferred Stock...............................................................      --
Stockholders' equity.................................................................   $ 326,802

--------------------------
 (1) During 1992, the Company purchased Adventure World, as well as the remaining minority interest in Frontier City. During 1992, the Company also discontinued substantially all of its non-theme park operations through a disposition transaction which significantly reduced the Company's assets and indebtedness, as well as resulted in an extraordinary gain of $18.4 million, which gain is not reflected in income (loss) from continuing operations. During 1992, the Company also adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("Statement 109"), resulting in a decrease in net income of $2.3 million which decrease is not reflected in income (loss) from continuing operations.

 (2) The historical Statement of Operations Data for 1995 reflect the results of the parks acquired in the Funtime acquisition from the date of acquisition, August 15, 1995.

 (3) The historical Statement of Operations Data for 1996 reflect the results of Elitch Gardens from October 31, 1996, the Waterworld Parks from November 19, 1996 and The Great Escape from December 4, 1996 (the dates of their respective acquisition).

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

 (4) The pro forma financial and operating data for the year ended December 31, 1996 give effect to the Acquisitions and the related financings as if they had occurred on January 1, 1996 (in the case of Elitch Gardens, the Waterworld Parks, Walibi (assuming an all cash Walibi Tender Offer) and Six Flags), on November 1, 1995 (in the case of The Great Escape), on October 1, 1995 (in the case of Riverside Park) and October 30, 1995 (in the case of Kentucky Kingdom). The pro forma financial and operating data for the nine months ended September 30, 1997 give effect to the acquisitions of Riverside Park, Kentucky Kingdom, Walibi (assuming an all cash Walibi Tender Offer) and Six Flags as if they had occurred on January 1, 1997. The pro forma income per share for 1996 also gives effect to the June 1996 public offering, the conversion of the Company's outstanding preferred stock at that time, the January 1997 public offering, the Offering and the Preferred Stock Offering as if they had occurred on January 1 of such year. The pro forma income per share for the 1997 period also gives effect to the January 1997 public offering, the Offering and the Preferred Stock Offering as if they had occurred on January 1, 1997.

 (5) Gross profit is revenue less operating expenses, costs of products sold and depreciation and amortization. Income from operations is gross profit less selling, general and administrative expenses.

 (6) During 1995, the Company incurred an extraordinary loss of $140,000, net of income tax benefit, on extinguishment of debt in connection with the Funtime acquisition. This extraordinary loss is not included in income
     (loss) from continuing operations and income (loss) from continuing operations per common share for 1995.

 (7) EBITDA is defined as earnings from continuing operations before interest expense, net, income tax expense (benefit), depreciation and amortization, minority interest and equity in loss of real estate partnership. The Company has included information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service and/or incur debt. EBITDA is not required by generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. This information should be read in conjunction with the Statements of Cash Flows contained in the financial statements included elsewhere herein. Equity in loss of real estate partnership was $122,000, $142,000, $83,000, $69,000,
     $78,000, $60,000 and $44,000 during each of the five years ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

 (8) During each of the five years ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, the Company's net cash used in investing activities was $5,649,000, $7,698,000, $10,177,000, $74,139,000,
     $155,149,000, $29,328,000 and $129,542,000, respectively. During those periods, net cash provided by financing activities was $8,736,000, $2,106,000, $7,457,000, $90,914,000, $119,074,000, $64,085,000 and
     $250,729,000, respectively.

 (9) Represents in the case of 1995 attendance at the three parks owned by the Company prior to the Funtime acquisition for the entire 1995 season and attendance at the Funtime parks from and after August 15, 1995. In the case of 1996, historical attendance does not include attendance at any of the parks acquired in the 1996 Acquisitions since those acquisitions were completed following the 1996 season. Historical attendance for the nine months ended September 30, 1997 does not include attendance at Marine World.

(10) Pro forma attendance information includes attendance at Marine World for the applicable period.

(11) Pro forma and historical revenue per visitor for all applicable periods does not include revenue of Paradise Island (a fee-per-attraction entertainment center that does not track attendance, acquired in November
     1996) or Marine World.

(12) For the purpose of determining the ratio of earnings to fixed charges, and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense net of interest income, amortization of deferred financing costs and discount or premium relating to indebtedness, and the portion (approximately one-third) of rental expense that management believes represents the interest component of rent expense. Preferred stock dividend requirements have been increased to an amount representing the before tax earnings which would have been required to cover such dividend requirements. For the years ended December 31, 1992 and 1995, the Company's earnings were insufficient to cover fixed charges by $917,000 and $1,738,000, respectively, and were insufficient to cover combined fixed charges and preferred stock dividends by $917,000 and $2,620,000, respectively. On a pro forma basis, for the year ended December 31, 1997, the Company's earnings were insufficient to cover fixed charges and
     combined fixed charges and preferred stock dividends by $    and $      ,
     respectively.

(13) Represents results of operations of Premier and the results of operations for the parks acquired in the 1996 Acquisitions on a combined basis. No pro forma adjustments for additional depreciation, interest expense or income taxes have been made in combining the Company and 1996 Acquisitions amounts. Income per share, ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are not presented on this basis as amounts are not meaningful.

(14) Actual balance sheet data as of September 30, 1997 include the Company's investment in Marine World as of that date.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(15) The pro forma balance sheet data give effect to the acquisitions of Kentucky Kingdom, Walibi (assuming an all cash Walibi Tender Offer) and Six Flags, the Offerings (assuming no exercise of the Underwriters' over-allotment options) and the related financings as if they had occurred on September 30, 1997.

                                  RISK FACTORS

    PRIOR TO MAKING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS:

RISKS ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS

    Following the Six Flags Transactions, the Company will be highly leveraged. On a pro forma basis, as of December 31, 1997, the Company had total outstanding
indebtedness of approximately $    million, including (i) $250.0 million in
accreted value at that date of the Company Senior Discount Notes ($    million
principal amount at maturity in 2008); (ii) $280.0 million in aggregate principal amount of Company Senior Notes; (iii) $125.0 million in aggregate principal amount of Premier Operations' 9 3/4% Senior Notes due 2007 (the "1997 Premier Notes"); (iv) $90.0 million in aggregate principal amount of Premier Operations' 12% Senior Notes due 2003 (the "1995 Premier Notes" and, together with the 1997 Premier Notes, the "Premier Notes"); (v) $269.9 million in accreted value at that date of SFTP Senior Subordinated Notes ($285.0 million principal amount at maturity in 2005); (vi) $170.0 million in aggregate principal amount of New SFEC Notes (together with the Company Notes, the Premier Notes and the SFTP Senior Subordinated Notes, the "Senior Notes"); (vii)
$         million in outstanding borrowings under the Premier Credit Facility;
and (viii) $    million in outstanding borrowings under the Six Flags Credit
Facility. Pro forma indebtedness at that date also included $160.1 million accreted value of SFEC Zero Coupon Senior Notes, which will be repaid from the proceeds of the New SFEC Notes together with other funds. On a pro forma basis, as of December 31, 1997, the Company would have had stockholders' equity of
approximately $         million. In addition, the annual dividends (which are
payable in cash, in the case of the Seller Preferred Stock, or in cash, or by issuance of shares of Common Stock, at the option of the Company, in the case of the Mandatorily Convertible Preferred Stock) on the Convertible Preferred Stock
aggregate $         , and the Seller Preferred Stock is mandatorily redeemable in 2010 (if not earlier redeemed or converted). On a pro forma basis, for the year ended December 31, 1997, the Company's earnings would have been insufficient to cover its combined fixed charges and preferred stock dividends
by approximately $         million. In addition, the indentures relating to the
Senior Notes (the "Indentures") permit the Company to incur additional indebtedness under certain circumstances. See "Capitalization," "Selected Historical and Pro Forma Financial and Operating Data" and "Description of Indebtedness."

    By reason of the Six Flags Acquisition, the Company will be required to offer to repurchase the SFTP Senior Subordinated Notes at a price equal to 101% of their accreted amount (approximately $287.9 million at June 15, 1998). On
February   , 1998, the last reported sales price of these Notes was equivalent
to    % of their accreted amount. The Company has not entered into any standby arrangement to finance the purchase of such notes and there can be no assurance that the Company would be able to obtain such financing in the event that it were to become necessary.

    In addition to its obligations under its outstanding indebtedness and preferred stock, the Company is also required to (i) make minimum annual distributions of approximately $46.2 million (subject to cost of living adjustments) to its partners in two Six Flags Parks, Six Flags Over Georgia and Six Flags Over Texas (the "Co-Venture Parks") and (ii) make minimum capital expenditures at each of the Co-Venture Parks during rolling five-year periods, based generally on 6% of such park's revenues. Cash flow from operations at the Co-Venture Parks will be used to satisfy these requirements first, before any funds are required from the Company. The Company has also agreed to purchase a maximum number of 5% per year (accumulating to the extent not purchased in any given year) of the total limited partnership units of these partnerships (to the extent tendered by the unit holders). The agreed price for these purchases is based on a valuation for each respective Co-Venture Park equal to the greater of
(i) a value derived by multiplying its weighted-average four year EBITDA by a specified multiple (8.0 in the case of the Georgia park and 8.5 in the case of the Texas park) or (ii) $250.0 million in the case of the Georgia park and $374.8 million in the case of the Texas park. The Company's obligations with respect to Six Flags Over Georgia and Six Flags Over Texas will continue until 2026 and 2027, respectively. As the Company purchases units, it will be entitled to the minimum distribution and other distributions attributable to such units, unless it is then in default under its indemnity obligations to Time Warner. See "Description of Six Flags Agreement." The Company estimates that its maximum unit purchase obligation for 1998, when purchases are required only for the Georgia Park, will aggregate approximately $13 million (approximately $32 million for 1999, when purchases for both partnerships are required) and its minimum capital expenditures for 1998 at these parks will total approximately $18 million. See "Business--Description of Parks--Six Flags Parks--Six Flags Over Georgia" and "--Six Flags Over Texas; Six Flags Hurricane Harbor." In addition, the Company has agreed to invest approximately $37.7 million to expand the six Walibi Parks over three years, commencing 1999.

    The Company's ability to make scheduled payments on, or to refinance, its indebtedness, or to fund planned capital expenditures and its obligations under the arrangements relating to the Co-Venture Parks will depend on its future performance, which, to a certain extent, is subject to general economic, financial, weather, competitive and other factors that are beyond its control. The Company believes that cash flow from operations and available cash, available borrowings under the Credit Facilities and the net proceeds of the Offerings (to the extent not used in connection with the Six Flags Acquisition) will be adequate to meet the Company's future liquidity needs, including anticipated requirements for working capital, capital expenditures, scheduled debt and preferred stock payments and its obligations under arrangements relating to the Co-Venture Parks, for at least the next several years. The Company may, however, need to refinance all or a portion of its existing debt on or prior to maturity or to obtain additional financing. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the Credit Facilities in an amount sufficient to enable the Company to service its indebtedness or enable it to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Capital Commitments and Resources."

    The degree to which the Company will be leveraged following the Six Flags Transactions could have important consequences to the Company, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indentures and the Credit Facilities will contain financial and other restrictive covenants that will limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. See "Description of Indebtedness."

    The Company's inability to service its obligations would have a material adverse effect on the market value and marketability of the Common Stock and the Mandatorily Convertible Preferred Stock. In the event of bankruptcy proceedings involving the Company, the Company's creditors will have a claim upon the Company's assets prior in right to the holders of Common Stock and Mandatorily Convertible Preferred Stock.

HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES

    The Company has no operations of its own and derives all of its revenue from its subsidiaries. Therefore, the Company's ability to pay its obligations (including debt service on the Company Senior Discount Notes, the Company Senior Notes and dividend and redemption obligations on the Convertible

Preferred Stock and obligations under the indemnity agreement with Time Warner) when due is dependent upon the receipt of sufficient funds from its direct and indirect subsidiaries. SFEC is also a holding company and its ability to pay its obligations (including debt service on the New SFEC Notes) when due is similarly dependent.

    Under the terms of the indentures governing the Premier Notes, the SFTP Senior Subordinated Notes and the New SFEC Notes, the Premier Credit Facility and the Six Flags Credit Facility, the payment of dividends by Premier Operations, SFEC and SFTP are subject to certain specified financial tests which will significantly restrict their ability to pay dividends or make other distributions. The terms of the Company Notes and the Mandatorily Convertible Preferred Stock will permit the Company's subsidiaries to incur additional indebtedness, the terms of which could further limit the payment of dividends or the making of other distributions by such subsidiaries. On a pro forma basis, as of December 31, 1997, Premier Operations and SFEC would have had the ability to pay dividends or make other restricted payments to the Company in
an aggregate amount of approximately $         million. On that basis, as of
that date, SFTP would have had the ability to pay dividends, or make such
payments to SFEC, in an aggregate amount of approximately $    million. There
can be no assurance that dividends, distributions or loans to the Company from its subsidiaries will be sufficient to fund its obligations.

    If any indebtedness of any of the Company's subsidiaries were to be accelerated, there would be no assurance that the assets of any such subsidiary would be sufficient to repay such indebtedness. The Company's rights to participate in the distribution of the assets of its operating subsidiaries upon a liquidation or reorganization of such companies will be subject to the prior claims of their respective creditors.

ABILITY TO MANAGE RAPID GROWTH

    The Six Flags Acquisition is significantly larger than any of Premier's previous acquisitions, and the combination and integration of the respective operations of Six Flags and Premier will be of a substantially greater scale than previously undertaken by Premier and will be ongoing concurrently with the integration of Walibi, its first foreign acquisition. The increased size of Premier's operations and the process of combining and integrating Six Flags with Premier, particularly during the same period as the integration of Walibi, will place substantial additional demands upon existing management resources and require Premier to effectively redeploy such resources, including hiring new personnel. There can be no assurance that Premier's management will be able to successfully integrate the operations of Six Flags or Walibi or that the anticipated benefits of the Six Flags Acquisition or the Walibi acquisition to Premier will be realized or, if realized, as to the timing thereof. The inability to successfully manage the integration of Six Flags or Walibi with Premier would have a material adverse effect on Premier's results of operations and financial condition.

UNCERTAINTY OF FUTURE ACQUISITIONS; POTENTIAL EFFECTS OF ACQUISITIONS

    In addition to the Acquisitions, the Company intends to continue to make selective acquisitions that would expand its business. There can be no assurance that the Company will be able to locate and acquire additional businesses. To the extent any such acquisition would result in the incurrence or assumption of indebtedness by the Company (or its operating subsidiaries), such incurrence or assumption must comply with the limitations on the Company's (or such subsidiary's) ability to incur or assume indebtedness under the Credit Facilities and the Indentures. There can be no assurance that any future acquisition will be permissible under these loan agreements or that waivers of any such covenants could be obtained. See "-- Restrictive Debt Covenants."

    In certain instances, a consummated acquisition may adversely affect the Company's financial condition and reported results, at least in the short-term, depending on many factors, including capital requirements and the accounting treatment of such acquisition. There can be no assurance that the 1997 Acquisitions, the Six Flags Acquisition or any future acquisition will perform as expected, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to the Company.

Shares of Common Stock (or securities convertible into Common Stock) were used as a portion of the aggregate consideration in the acquisitions of Kentucky Kingdom, Walibi and Six Flags. The Company may issue a substantial number of shares of Common Stock (or convertible securities) to fund future acquisitions. By virtue of the foregoing, the Company's acquisitions could have an adverse effect on the market price of the Common Stock.

RESTRICTIVE DEBT COVENANTS

    The Credit Facilities contain a number of significant covenants that, among other things, restrict the ability of the Company's operating subsidiaries to dispose of assets, incur additional indebtedness, pay cash dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates or redeem or repurchase the indebtedness of such subsidiaries. In addition, under the Credit Facilities, Premier Operations and SFTP are each required to comply with specified financial ratios and tests, including interest expense, fixed charges, debt service and total debt coverage ratios. The Indentures also contain a series of restrictive covenants.

    The Company is currently in compliance with the covenants and restrictions contained in the Credit Facilities and the Indentures. However, its ability to continue to comply with financial tests and ratios in the Credit Facilities may be affected by events beyond its control, including prevailing economic, financial, weather and industry conditions. The breach of any such financial covenant could result in the termination of the Credit Facilities (and the acceleration of the maturity of all amounts outstanding thereunder) and, by virtue of cross default provisions, the acceleration of the maturity of other indebtedness of the Company, including the Senior Notes.

    In addition, under the terms of the Indemnity Agreement to be entered into in connection with the Six Flags Transactions (the "Indemnity Agreement") (which lasts until 2028), without the consent of Time Warner Inc. (collectively with its affiliates, "Time Warner"), the Company cannot incur indebtedness at SFEC or any of its subsidiaries that is secured by any assets of the Company, Premier Operations or any of its subsidiaries, or secure any indebtedness of the Company, Premier Operations or any of its subsidiaries, with any of the assets of SFEC or any of its subsidiaries. These covenants could inhibit the ability of the Company to borrow in the future.

RISKS OF ACCIDENTS AND DISTURBANCES AT PARKS; EFFECTS OF LOCAL CONDITIONS AND
  EVENTS

    Because substantially all of the Company's parks feature "thrill rides," attendance at the parks and, consequently, revenues may be adversely affected by any serious accident or similar occurrence with respect to a ride. In that connection, in June 1997, a slide collapsed at the Company's Waterworld park in Concord, California, resulting in one fatality and the park's closure for twelve days. The collapse had a material adverse effect on that park's 1997 operating performance, as well as a lesser impact on the Company's Sacramento water park (which is also named "Waterworld"), located approximately seventy miles from the Concord park, but did not have a material effect on the balance of the Company's 1997 operations. The Company has recovered all of the Concord park's operating shortfall under its business interruption insurance. Premier Operations' liability insurance policies provide coverage of up to $25.0 million per loss occurrence and require Premier Operations to pay the first $50,000 of loss per occurrence. Six Flags' liability insurance policies provide coverage of up to $175.0 million per loss occurrence and require Six Flags to pay the first $2.0 million per loss occurrence.

    Other local conditions and events can also adversely affect attendance. For example, in 1994, the Company's Six Flags Magic Mountain park experienced significant attendance declines and interruptions of business as a result of the Los Angeles County earthquake centered in Northridge, California. Six Flags Over Georgia experienced attendance declines in 1996 as a result of the 1996 Summer Olympics. Management believes that the geographic diversity of the Company's theme parks reduces the effects of such occurrences on the Company's consolidated results.

    In addition, in view of the proximity of certain of the Company's parks to major urban areas and the appeal of the parks to teenagers and young adults, the Company's parks could experience disturbances that could adversely affect the image of and attendance levels at its parks. Working together with local police authorities, the Company has taken certain security-related precautions designed to prevent disturbances in its parks, but there can be no assurance that it will be able to prevent any such disturbances.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    As a result of the Walibi acquisition, a portion of the Company's operations will be conducted in Europe, and the Company will become subject to risks that are inherent in operating abroad. These risks can include difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political risks, unexpected changes in regulatory requirements, fluctuations in currency exchange rates, import restrictions or prohibitions, delays from customs brokers or government agencies and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws. There can be no assurance that these and other comparable risks, individually or in the aggregate, will not adversely impact its financial and operating results in Europe.

EFFECTS OF INCLEMENT WEATHER; SEASONAL FLUCTUATIONS OF OPERATING RESULTS

    Because the great majority of theme parks' attractions are outdoor activities, attendance at parks and, accordingly, the Company's revenues are significantly affected by the weather. Additionally, seven of the Company's parks are primarily water parks which, by their nature, are more sensitive to adverse weather than are theme parks. Unfavorable weekend weather and unusual weather of any kind can adversely affect park attendance.

    The operations of the Company are highly seasonal, with more than 80% of park attendance occurring in the second and third calendar quarters of each year. The great majority of the Company's revenue is collected in those quarters while most expenditures for capital improvements and significant maintenance are incurred when the parks are closed in the first and fourth quarters. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as an indication of future performance. Nevertheless, the market price of the Common Stock may fluctuate significantly in response to variations in the Company's quarterly and annual results of operations.

HIGHLY COMPETITIVE BUSINESS

    The Company's parks compete directly with other theme, water and amusement parks and indirectly with all other types of recreational facilities and forms of entertainment within their market areas, including movies, sports attractions and vacation travel. Accordingly, the Company's business is and will continue to be subject to factors affecting the recreation and leisure time industries generally, such as general economic conditions and changes in discretionary consumer spending habits. Within each park's regional market area, the principal factors affecting competition include location, price, the uniqueness and perceived quality of the rides and attractions in a particular park, the atmosphere and cleanliness of a park and the quality of its food and entertainment.

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends upon the continued contributions of its executive officers and key operating personnel, particularly Kieran E. Burke, Chairman and Chief Executive Officer, and Gary Story, President and Chief Operating Officer. The loss of services of, or a material reduction in the amount of time devoted to the Company by, either of such individuals or certain other key personnel could adversely affect the business of the Company. Although the Company recently entered into three-year employment agreements with each of Mr. Burke and Mr. Story, there is no assurance that the Company will be able to retain their services during that period. Under certain circumstances, the loss of the services of both

Messrs. Burke and Story and the failure to replace them within a specified time period would constitute a default under the Premier Credit Facility.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS; CHANGE OF CONTROL

    Certain provisions of the Company's Certificate of Incorporation and By-laws may have the effect of discouraging or delaying attempts to gain control of the Company, including provisions which could result in the Company's stockholders receiving less for their shares of Common Stock than otherwise might be available in the event of a take-over attempt. These provisions include: (i) authorizing the Board of Directors to fix the size of the Board of Directors between three and 15 directors; (ii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings; and (iii) restricting the persons who may call a special meeting of stockholders. Additionally, the Company's authorized but unissued preferred stock can be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. In that connection, the Company has a plan that grants to common stockholders rights to purchase shares of preferred stock (with characteristics of Common Stock) upon the occurrence of certain events, including events that could lead to a change in control. The existence of this rights plan could discourage or hinder attempts by third parties to obtain control of the Company. Furthermore, certain provisions of Delaware law may also discourage or hinder attempts by third parties to obtain control of the Company. See "Description of Securities--Rights Plan" and "-- Delaware Law and Certain Charter and By-law Provisions." In addition, certain events that could lead to a change of control of the Company will constitute a Change of Control under the Indentures relating to the Senior Notes (other than the Indenture relating to the SFTP Senior Subordinated Notes), and require the Company to make an offer to purchase these Senior Notes. A Change of Control is also a default under the Premier Credit Facility. The Six Flags Transactions do not constitute a Change of Control under the Indentures (other than the Indenture relating to the SFTP Senior Subordinated Notes). By virtue of the Six Flags Transactions, the Company will be required to make an offer to purchase the SFTP Senior Subordinated Notes. See "--Risks Associated with Substantial Indebtedness." Warner Bros. can terminate the license agreement if persons engaged in the movie or television industries or party to a material judicial proceeding pending against Time Warner obtain control of the Company.

CASH DIVIDENDS UNLIKELY

    The Company has not paid dividends on its Common Stock during the three years ended December 31, 1997 and does not anticipate paying any cash dividends thereon in the foreseeable future. Cash dividends on the Convertible Preferred Stock (as well as the Common Stock) will be restricted under the Indentures relating to the Company Notes.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

    Upon consummation of the Offering, the Company will have       million
shares of Common Stock outstanding. Future sales of Common Stock (or Convertible Preferred Stock) by existing stockholders pursuant to Rule 144 under the Securities Act, or through the exercise of outstanding registration rights or otherwise, could have an adverse effect on the prevailing market price of the Common Stock and the Company's ability to raise additional capital. Except for the Common Stock to be sold in the Offering, the Convertible Preferred Stock or shares of Common Stock issued upon conversion of the Convertible Preferred Stock, the Company has agreed not to offer, sell, contract to sell or otherwise issue any shares of Common Stock (except pursuant to outstanding options and warrants) or other capital stock or securities convertible into or exchangeable for, or any rights to acquire, Common Stock or other capital stock, with certain exceptions (including certain exceptions for Common Stock or other capital stock issued or sold in connection with future acquisitions by the Company, including any Common Stock to be issued in connection with the Walibi Tender Offer), prior to the expiration of 90 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. ("Lehman Brothers"). The Company's officers, directors and principal stockholders, who hold in the aggregate approximately 5.9 million shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants and outstanding shares of restricted stock), have agreed not to sell any such shares for 90 days following the date of this Prospectus without the consent of Lehman Brothers. In addition, the Sellers in the Six Flags Acquisition have agreed not to sell any Seller Preferred Stock during such 90-day period. Thereafter, all such shares held by the Company's officers, directors and principal stockholders will be eligible for sale in the public market (subject, in most cases, to applicable volume limitations and other resale conditions imposed by Rule 144). In addition, subject to the "lock-up" arrangements described above, holders of approximately 4.7 million shares of Common Stock and the holders of Seller Preferred Stock have the right to require the Company to register such shares (and, in the case of the Seller Preferred Stock, the shares of Common Stock issuable upon conversion thereof) for sale under the Securities Act. Depending upon the level of future revenues at Kentucky Kingdom and Walibi, the Company may also be required in the future to issue additional shares of Common Stock (assuming the maximum number of shares of Common Stock are issued in the Walibi Tender Offer) with an aggregate market value of up to $15.0 million to the sellers thereof. See "Prospectus Summary--Other Recent Developments." The sale, or the availability for sale, of substantial amounts of Common Stock or Convertible Preferred Stock in the public market at any time subsequent to the date of this Prospectus could adversely affect the prevailing market price of the Common Stock. See "Description of Securities-- Registration Rights."

LESS EQUITY APPRECIATION FOR MANDATORILY CONVERTIBLE PREFERRED STOCK THAN COMMON
  STOCK

    The opportunity for equity appreciation afforded by an investment in the Mandatorily Convertible Preferred Stock is less than the opportunity for equity appreciation afforded by an investment in Common Stock. Holders of Public Depositary Shares will realize no equity appreciation if at the Mandatory Conversion Date (as defined herein) the Conversion Price (as defined herein) of the Common Stock is below the Threshold Appreciation Price (as defined herein), and less than all of the equity appreciation if at such time the Conversion Price of the Common Stock is above the Threshold Appreciation Price. Holders of Public Depositary Shares will realize the entire decline in equity value if at such time the Conversion Price of the Common Stock is below the Initial Price (as defined herein). See "Description of Mandatorily Convertible Preferred Stock--Mandatory Conversion of Mandatorily Convertible Preferred Stock."

DILUTION OF COMMON STOCK

    The Conversion Rate and the Optional Conversion Rate (as defined herein) on the Mandatorily Convertible Preferred Stock are subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain other actions of the Company that modify its capital structure and certain other transactions involving the Company. See "Description of the Mandatorily Convertible Preferred Stock--Dilution Adjustments; Other Adjustment Events." Such Conversion Rate and Optional Conversion Rate will not be adjusted for other events, such as offerings of Common Stock for cash or in connection with acquisitions that may adversely affect the market price of Common Stock. Due to the relationship of the Conversion Rate and the Optional Conversion Rate to the market price of Common Stock, such other events may also adversely affect the trading price of the Mandatorily Convertible Preferred Stock. There can be no assurance that the Company will not make such offerings of Common Stock or as to the size of such offerings, if any.

LIMITED VOTING RIGHTS FOR MANDATORILY CONVERTIBLE PREFERRED STOCK

    The Mandatorily Convertible Preferred Stock does not carry any right to vote at the stockholders' meetings of the Company, except with respect to adverse charter and by-law amendments or the authorization or creation of classes of capital stock ranking senior as to liquidation preference to the Mandatorily Convertible Preferred Stock, as well as in certain circumstances involving protracted dividend arrearages. See "Description of Mandatorily Convertible Preferred Stock--Voting Rights." As a result, unless holders of Mandatorily Convertible Preferred Stock voluntarily convert their shares into Common Stock prior to the Mandatory Conversion Date, such holders will not be entitled to any rights with respect to the Common Stock (including, without limitation, voting rights and the right to receive any dividends or other distributions on the Common Stock) until such time, and will generally have no influence on virtually all matters submitted for general stockholder approval.

UNCERTAINTY OF FEDERAL INCOME TAX CONSEQUENCES FOR MANDATORILY CONVERTIBLE
  PREFERRED STOCK

    No statutory, judicial or administrative authority directly addresses the characterization of the Mandatorily Convertible Preferred Stock or instruments similar to the Mandatorily Convertible Preferred Stock for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Mandatorily Convertible Preferred Stock are not certain. No ruling is being requested from the Internal Revenue Service (the "Service") with respect to the Mandatorily Convertible Preferred Stock and no assurance can be given that the Service will agree with the conclusion expressed under "Description of Public Depositary Shares--Federal Income Tax Consequences."

ABSENCE OF A PREVIOUS MARKET FOR THE DEPOSITARY SHARES

    The Public Depositary Shares are a new issue of securities with no established trading market. Application has been made to list the Public Depositary Shares on the NYSE, but no assurance can be given as to the development or liquidity of any trading market in the Public Depositary Shares. If an active market does not develop, the market price and liquidity of the Public Depositary Shares will be adversely affected.

IMPACT OF YEAR 2000 ISSUE

    An issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of the past practice in the computer industry of using two digits rather than four to identify the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company anticipates that it will be able to test its entire system using its internal programming staff and outside computer consultants and intends to make any necessary modifications to prevent disruption to its operations. Costs in connection with any such modifications are not expected to be material. However, if such modifications are not completed in a timely manner, the Year 2000 problem may have a material adverse impact on the operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the Offering, after deducting estimated underwriting discounts and commissions and estimated
expenses payable by the Company, will be approximately $         million (or
approximately $         million if the Underwriters' over-allotment options are
exercised in full). The net proceeds from the Concurrent Offerings (after deducting estimated underwriting discounts and commissions and offering
expenses) will be approximately $         million. The Company intends to use
the net proceeds from the Offering and the Concurrent Offerings to fund the $765 million cash portion of the purchase price payable to the Sellers in the Six Flags Acquisition; to provide funds for the repayment in full of the SFEC Zero Coupon Senior Notes; to acquire and make improvements at additional theme parks; to fund improvements and expansion of the Company's parks, including the Walibi Parks and the Six Flags Parks; and for general corporate purposes, including working capital requirements. Although the Company has had discussions with respect to several additional acquisition opportunities, no agreement or understanding with respect to any future acquisition (other than the Six Flags Acquisition) has been reached. There can be no assurance that any such additional acquisitions will be made. See "Risk Factors--Uncertainty of Future Acquisitions; Potential Effects of Acquisitions" and "Business--Acquisition Strategy."

    Pending their ultimate use, the portion of net proceeds from the Offerings not used in connection with the Six Flags Acquisition may be invested in short-term, investment grade, interest bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                 CAPITALIZATION

    The following table sets forth as of September 30, 1997, (i) the actual capitalization of the Company; and (ii) the pro forma capitalization of the Company after giving effect to the acquisitions of Kentucky Kingdom, Walibi (assuming an all cash Walibi Tender Offer) and Six Flags, and after giving effect to the Offering (assuming that the Underwriters' over-allotment options are not exercised) and the Concurrent Offerings and other related financings. This table should be read in conjunction with the consolidated financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                         SEPTEMBER 30, 1997
                                                                                       -----------------------
                                                                                         ACTUAL     PRO FORMA
                                                                                       ----------  -----------

                                                                                             (UNAUDITED)
                                                                                           (IN THOUSANDS)
Cash and cash equivalents............................................................  $  169,151   $        (1)(2)
                                                                                       ----------  -----------
                                                                                       ----------  -----------
Short-term debt(3)...................................................................  $      990   $
                                                                                       ----------  -----------
                                                                                       ----------  -----------
Long-term debt (excluding current maturities):
    Premier Credit Facility..........................................................  $       --
    Six Flags Credit Facility........................................................          --
    1995 Premier Notes...............................................................      90,000      90,000
    1997 Premier Notes...............................................................     125,000     125,000
    Company Senior Discount Notes....................................................          --     250,000
    Company Senior Notes.............................................................          --     280,000(2)
    New SFEC Notes...................................................................          --     170,000
    SFEC Zero Coupon Senior Notes....................................................          --            (1)
    SFTP Senior Subordinated Notes...................................................          --
    Other............................................................................       1,263
                                                                                       ----------  -----------
        Total long-term debt.........................................................     216,263
                                                                                       ----------  -----------
Seller Preferred Stock (none outstanding (actual) and       outstanding
  (pro forma)).......................................................................          --
                                                                                       ----------  -----------
Stockholders' equity: Common Stock (90,000,000 authorized;       outstanding (actual)
  and       outstanding (pro forma))(4) and Mandatorily Convertible Preferred Stock
  (none outstanding (actual)
  and       outstanding
  (pro forma)).......................................................................     326,802
                                                                                       ----------  -----------
        Total capitalization.........................................................  $  543,065   $
                                                                                       ----------  -----------
                                                                                       ----------  -----------

------------------------
(1) The pro forma amount for the Six Flags Zero Coupon Senior Notes does not give effect to the repayment thereof from the net proceeds of the New SFEC Notes Offering. Similarly, pro forma cash and cash equivalents includes the amount of such net proceeds.
(2) Includes escrow to fund the first six semi-annual interest payments in connection with the Company Senior Notes.
(3) Represents current portion of long-term debt. At September 30, 1997 and
          , 1998, the Company did not have any amounts outstanding under its short-term revolving credit facility.
(4) Excludes (i) approximately 220,000 shares issuable in the Private Acquisition (based on an assumed purchase price of BEF 1.55 billion in the Private Acquisition) and any shares issued in the Walibi Tender Offer; (ii) an aggregate of 45,038 shares of Common Stock issuable upon exercise of warrants; (iii) an aggregate of 1,270,000 shares of Common Stock reserved for issuance under the Company's Stock Incentive Plans, of which options for 764,700 shares have been granted and options for 455,800 shares are presently exercisable; (iv) an aggregate of 375,000 restricted shares issued to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, which vest proportionately on January 1 of each of the five years commencing 1999; (v) any shares issuable to the sellers in the Kentucky Kingdom and Walibi acquisitions depending upon the future revenues of these parks; (vi) shares issuable upon conversion of the Convertible Preferred Stock or as dividends on the Mandatorily Convertible Preferred
    Stock; and (vii)       shares of Common Stock issuable upon exercise of the
    Underwriters' over-allotment options.

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

    The following selected historical financial and operating data, except for attendance and revenue per visitor data, of the Company as of and for each of the years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 are derived from the financial statements (audited in the case of all annual periods) of the Company appearing elsewhere in this Prospectus. The selected historical financial data of the Company for fiscal years 1992 and 1993 have been derived from audited financial statements which are not included herein. The historical financial data for the year ended December 31, 1995 for the Company include the results of the Funtime parks from August 15, 1995, the date of the Funtime acquisition. The historical financial data for the year ended December 31, 1996 include the operations of Elitch Gardens from October 31, 1996, the Waterworld Parks from November 19, 1996 and The Great Escape from December 4, 1996 (the dates of their respective acquisition). The historical financial data for all interim periods have been derived from unaudited financial statements of the Company included elsewhere herein which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation.

    The following selected pro forma financial and operating data of the Company for the year ended December 31, 1996 and as of and for the nine months ended September 30, 1997 are derived from the Unaudited Pro Forma Combined Financial Statements incorporated by reference in this Prospectus. The pro forma financial and operating data are presented for informational purposes only, have been prepared based on estimates and assumptions deemed by the Company to be appropriate and do not purport to be indicative of the financial position or results of operations which would actually have been attained if the relevant acquisitions had occurred on the assumed dates or which may be achieved in the future.

    The Company's business is highly seasonal. Results for the nine-month periods ended September 30, 1997 are not necessarily indicative of results to be expected for the year ended December 31, 1997. Specifically, the parks do not generate meaningful revenue during the fourth quarter of the year, but do incur expenses during that quarter. Accordingly, the Company historically incurs a loss for the fourth calendar quarter and expects to incur such a loss in the fourth quarter of 1997.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

                                                          YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------------------
                                                                                               1996
                                    1992(1)     1993       1994      1995(2)    1996(3)    PRO FORMA(4)
                                   ---------  ---------  ---------  ---------  ----------  -------------

                                                                                            (UNAUDITED)
                                      (IN THOUSANDS, EXCEPT PER SHARE, RATIO AND PER VISITOR AMOUNTS)
THE COMPANY
STATEMENT OF OPERATIONS DATA:
Revenue:
  Theme park admissions..........  $  10,186  $  12,874  $  13,936  $  21,863  $   41,162
  Theme park food, merchandise,
    and other....................      7,206      8,986     10,963     19,633      52,285
                                   ---------  ---------  ---------  ---------  ----------  -------------
    Total........................     17,392     21,860     24,899     41,496      93,447
                                   ---------  ---------  ---------  ---------  ----------  -------------
Operating costs and expenses:
  Operating expenses.............      9,293     10,401     12,358     19,775      42,425
  Selling, general and
    administrative...............      4,434      4,768      5,448      9,272      16,927
  Cost of products sold..........      1,736      2,135      2,553      4,635      11,101
  Depreciation and
    amortization.................      1,442      1,537      1,997      3,866       8,533
                                   ---------  ---------  ---------  ---------  ----------  -------------
    Total........................     16,905     18,841     22,356     37,548      78,986
                                   ---------  ---------  ---------  ---------  ----------  -------------
Income from operations...........        487      3,019      2,543      3,948      14,461
Other income (expense):
  Interest expense, net..........     (1,413)    (1,438)    (2,299)    (5,578)    (11,121)
  Minority interest in
    earnings.....................       (270)    --         --         --          --
  Other income (expense).........       (113)      (136)       (74)      (177)        (78)
                                   ---------  ---------  ---------  ---------  ----------  -------------
    Total........................     (1,796)    (1,574)    (2,373)    (5,755)    (11,199)
                                   ---------  ---------  ---------  ---------  ----------  -------------
Income (loss) from continuing
  operations before income
  taxes..........................     (1,309)     1,445        170     (1,807)      3,262
Income tax expense (benefit).....        426         91         68       (762)      1,497
                                   ---------  ---------  ---------  ---------  ----------  -------------
                                   ---------  ---------  ---------  ---------  ----------  -------------
Income (loss) from continuing
  operations.....................  $  (1,735) $   1,354  $     102  $  (1,045 (5) $    1,765
Income (loss) from continuing
  operations per common share
  (primary and fully diluted)....  $   (2.10) $     .51  $     .04  $    (.40 (5) $      .13
                                   ---------  ---------  ---------  ---------  ----------  -------------
                                   ---------  ---------  ---------  ---------  ----------  -------------
OTHER DATA:
EBITDA(6)........................  $   1,938  $   4,562  $   4,549  $   7,706  $   22,994
Net cash provided by operating
  activities(7)..................  $   1,980  $   2,699  $   1,060  $  10,646  $   11,331
Capital expenditures.............  $   3,956  $   7,674  $  10,108  $  10,732  $   39,423
Total attendance.................      1,116      1,322      1,408      2,302(8)      4,518(8)             (9)
Revenue per visitor(10)..........  $   15.58  $   16.54  $   17.68  $   18.03  $    20.66
Ratio of earnings to fixed
  charges(11)....................    (11)          2.1x       1.1x    (11)           1.3x
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends(11)............    (11)          2.1x       1.1x    (11)           1.2x
EBITDA/total interest expense....       1.3x       3.1x       1.9x       1.2x        1.8x
EBITDA/cash interest expense.....       1.4x       3.2x       2.0x       1.4x        2.1x
Total debt/EBITDA................
Net debt/EBITDA..................

                                                               NINE MONTHS ENDED SEPTEMBER 30,
                                                       ------------------------------------------------
                                                                    HISTORICAL
                                                       HISTORICAL    COMBINED   HISTORICAL   PRO FORMA
                                                          1996       1996(12)      1997       1997(4)
                                                       -----------  ----------  ----------  -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE, RATIO AND PER
                                                                       VISITOR AMOUNTS)

                                                                         (UNAUDITED)
THE COMPANY
STATEMENT OF OPERATIONS DATA:
Revenue:
    Theme park admissions............................   $  38,970   $   73,032  $   91,080
    Theme park food, merchandise, and other..........      50,822       81,275      95,666
                                                       -----------  ----------  ----------  -----------
        Total........................................      89,792      154,307     186,746
Operating costs and expenses:
    Operating expenses...............................      32,897       56,101      69,444
    Selling, general and administrative..............      15,363       32,398      29,688
    Cost of products sold............................      10,685       20,133      22,072
    Depreciation and amortization....................       5,599       18,627      13,974
                                                       -----------  ----------  ----------  -----------
        Total........................................      64,544      127,259     135,178
                                                       -----------  ----------  ----------  -----------
Income from operations...............................      25,248       27,048      51,568
Other income (expense):
Interest expense, net................................      (7,657)     (12,281)    (12,869)
Other income (expense)...............................         (59)        (343)        (44)
                                                       -----------  ----------  ----------  -----------
        Total........................................      (7,716)     (12,624)    (12,913)
                                                       -----------  ----------  ----------  -----------
Income before income taxes(4)........................      17,532       14,624      38,655
Income tax expense...................................       7,020        8,151      15,462
                                                       -----------  ----------  ----------  -----------
Net income(5)........................................   $  10,512   $    6,273  $   23,193
                                                       -----------  ----------  ----------  -----------
                                                       -----------  ----------  ----------  -----------
Net income per common share(5).......................
    Primary..........................................   $    1.24      (12)     $     1.32
    Fully-diluted....................................  $     1.11      (12)     $     1.29

OTHER DATA:
EBITDA(6)............................................  $   30,848   $   45,392  $   65,542
Net cash provided by operating activities(7).........  $   10,222   $   21,814  $   43,921
Capital expenditures.................................  $   29,290   $   33,273  $  108,166
Total attendance.....................................       4,302 (8)      7,049      8,276(8)     (9)
Revenue per visitor(10)..............................  $    20.87   $    21.66  $    22.33
Ratio of earnings to fixed charges...................        3.2x      (12)           3.9x
Ratio of earnings to combined fixed charges and
    preferred stock dividends(11)....................        2.9x      (12)           3.9x
EBITDA/total interest expense........................        3.4x      (12)           3.4x
EBITDA/cash interest expense.........................        4.0x      (12)           5.1x
Total debt/EBITDA....................................
Net debt/EBITDA......................................

                                                         AS OF DECEMBER 31,                        AS OF SEPTEMBER 30, 1997
                                       -------------------------------------------------------  ------------------------------
                                         1992       1993       1994        1995        1996     ACTUAL(13)     PRO FORMA(14)
                                       ---------  ---------  ---------  ----------  ----------  -----------  -----------------

                                                                                                (UNAUDITED)     (UNAUDITED)
                                                                           (IN THOUSANDS)
THE COMPANY
BALANCE SHEET DATA:
Cash and cash equivalents............  $   5,919  $   3,026  $   1,366  $   28,787  $    4,043   $ 169,151
Total assets.........................  $  30,615  $  36,708  $  45,539  $  173,318  $  304,803   $ 612,267
Total long-term debt and capitalized
    lease obligations (excluding
    current maturities)..............  $   7,619  $  18,649  $  22,216  $   93,213  $  149,342   $ 216,263
Total debt...........................  $  15,627  $  20,821  $  24,108  $   94,278  $  150,834   $ 217,253
Seller Preferred Stock...............     --         --         --          --          --          --
Stockholders' equity.................  $  11,838  $  13,192  $  18,134  $   45,911  $  113,182   $ 326,802

------------------------

(1) During 1992, the Company purchased Adventure World, as well as the remaining minority interest in Frontier City. During 1992, the Company also discontinued substantially all of its non-theme park operations through a disposition transaction which significantly reduced the Company's assets and indebtedness, as well as resulted in an extraordinary gain of $18.4 million, which gain is not reflected in income (loss) from continuing operations. During 1992, the Company also adopted Statement 109, resulting in a decrease in net income of $2.3 million which decrease is not reflected in income
    (loss) from continuing operations.

(2) The historical Statement of Operations Data for 1995 reflect the results of the parks acquired in the Funtime acquisition from the date of acquisition, August 15, 1995.

(3) The historical Statement of Operations Data for 1996 reflect the results of Elitch Gardens from October 31, 1996, the Waterworld Parks from November 19, 1996 and The Great Escape from December 4, 1996 (the dates of their respective acquisition).

(4) The pro forma financial and operating data for the year ended December 31, 1996 give effect to the Acquisitions and the related financings as if they had occurred on January 1, 1996 (in the case of Elitch Gardens, the Waterworld Parks, Walibi (assuming an all cash Walibi Tender Offer) and Six Flags), on November 1, 1995 (in the case of The Great Escape), on October 1, 1995 (in the case of Riverside Park) and October 30, 1995 (in the case of Kentucky Kingdom). The pro forma financial and operating data for the nine months ended September 30, 1997 give effect to the acquisitions of Riverside Park, Kentucky Kingdom, Walibi (assuming an all cash Walibi Tender Offer) and Six Flags as if they had occurred on January 1, 1997. The pro forma income per share for 1996 also gives effect to the June 1996 public offering, the conversion of the Company's outstanding preferred stock at that time, the January 1997 public offering, the Offering and the Preferred Stock Offering as if they had occurred on January 1 of such year. The pro forma income per share for the 1997 period also gives effect to the January 1997 public offering, the Offering and the Preferred Stock Offering as if they had occurred on January 1, 1997.

(5) During 1995, the Company incurred an extraordinary loss of $140,000, net of income tax benefit, on extinguishment of debt in connection with the Funtime acquisition. This extraordinary loss is not included in income (loss) from continuing operations and income (loss) from continuing operations per common share for 1995.

(6) EBITDA is defined as earnings from continuing operations before interest expense, net, income tax expense (benefit), depreciation and amortization, minority interest and equity in loss of real estate partnership. The Company has included information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service and/or incur debt. EBITDA is not required by GAAP and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. This information should be read in conjunction with the Statements of Cash Flows contained in the financial statements included elsewhere herein. Equity in loss of real estate partnership was $122,000, $142,000, $83,000, $69,000, $78,000, $60,000 and $44,000 during each of the five years ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

(7) During each of the five years ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, the Company's net cash used in investing activities was $5,649,000, $7,698,000, $10,177,000, $74,139,000,
    $155,149,000, $29,328,000 and $129,542,000, respectively. During those periods, net cash provided by financing
    activities was $8,736,000, $2,106,000, $7,457,000, $90,914,000,
    $119,074,000, $64,085,000 and $250,729,000, respectively.

(8) Represents in the case of 1995 attendance at the three parks owned by the Company prior to the Funtime acquisition for the entire 1995 season and attendance at the Funtime parks from and after August 15, 1995. In the case of 1996, historical attendance does not include attendance at any of the parks acquired in the 1996 Acquisitions since those acquisitions were completed following the 1996 season. Historical attendance for the nine months ended September 30, 1997 does not include attendance at Marine World.

(9) Pro forma attendance information includes attendance at Marine World for the applicable period.

(10) Pro forma and historical revenue per visitor for all applicable periods does not include revenue of Paradise Island (a fee-per-attraction entertainment center that does not track attendance, acquired in November
    1996) or Marine World.

(11) For the purpose of determining the ratio of earnings to fixed charges, and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense net of interest income, amortization of deferred financing costs and discount or premium relating to indebtedness and the portion (approximately one-third) of rental expense that management believes represents the interest component of rent expense. Preferred stock dividend requirements have been increased to an amount representing the before tax earnings which would have been required to cover such dividend requirements. For the years ended December 31, 1992 and 1995, the Company's earnings were insufficient to cover fixed charges by $917,000 and $1,738,000, respectively and were insufficient to cover combined fixed charges and preferred stock dividends by $917,000 and $2,620,000, respectively. On a pro forma basis, for the year ended December 31, 1997, the Company's earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by
    $      and $      , respectively.

(12) Represents results of operations of Premier and the results of operations for the parks acquired in the 1996 Acquisitions on a combined basis. No pro forma adjustments for additional depreciation, interest expense or income taxes have been made in combining the Company and 1996 Acquisitions amounts. Income per share, ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are not presented on this basis as amounts are not meaningful.

(13) Actual balance sheet data as of September 30, 1997 include the Company's investment in Marine World as of that date.

(14) The pro forma balance sheet data give effect to the acquisitions of Kentucky Kingdom, Walibi (assuming an all cash Walibi Tender Offer) and Six Flags, the Offerings (assuming no exercise of the Underwriters' over-allotment options) and the related financings as if they had occurred on September 30, 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company's revenue is derived principally from the sale of tickets for entrance to its parks (approximately 48.8%, 44.0%, 52.7% and 56.0% in the nine months ended September 30, 1997 and in the years ended December 31, 1996, 1995 and 1994, respectively) and the sale of food, merchandise, games and attractions inside its parks and other income (approximately 51.2%, 56.0%, 47.3% and 44.0% in the nine months ended September 30, 1997 and in the years ended December 31, 1996, 1995 and 1994, respectively). The Company's principal costs of operations include salaries and wages, fringe benefits, advertising, outside services, maintenance, utilities and insurance. The Company's expenses are relatively fixed. Costs for full-time employees, maintenance, utilities, advertising and insurance do not vary significantly with attendance, thereby providing the Company with a significant degree of operating leverage as attendance increases and fixed costs per visitor decrease.

    The Company believes that significant opportunities exist to acquire additional theme parks. Although the Company has had discussions with respect to several additional business acquisitions, no agreement or understanding has been reached with respect to any specific future acquisition (other than the Six Flags Acquisition). See "Business -- Acquisition Strategy." In addition, the Company intends to continue its on-going expansion of its rides and attractions and overall improvement of its existing parks (particularly the Premier Parks) to maintain and enhance their appeal. Management believes this strategy has contributed to increased attendance, lengths of stay, in-park spending and, therefore, profitability. See "Business -- Operating Strategy."

    The Company's business is highly seasonal. Results for the nine-month period ended September 30, 1997 are not necessarily indicative of results to be expected for the year ended December 31, 1997. Specifically, the parks do not generate meaningful revenue during the fourth quarter of the year, but do incur expenses during that quarter. Accordingly, the Company historically incurs a net loss for the fourth calendar quarter and expects to incur such a loss in the fourth quarter of 1997.

    The following discussion does not include the results of Six Flags or the parks acquired in the 1997 Acquisitions.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    The following table sets forth certain financial information with respect to the Company and the 1996 Acquisitions for the nine months ended September 30, 1996 and with respect to the Company for the nine months ended September 30, 1997:

                                                 NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  ------------------------------------------------------------------
                                                                                                       NINE MONTHS
                                                 HISTORICAL                                               ENDED
                                  HISTORICAL        1996        COMBINED     PRO FORMA     COMPANY    SEPTEMBER 30,
                                  PREMIER(1)   ACQUISITIONS(2)   COMPANY    ADJUSTMENTS   PRO FORMA       1997
                                  -----------  --------------  -----------  -----------  -----------  -------------

                                                                   (IN THOUSANDS)
                                                                     (UNAUDITED)
Revenue:
  Theme park admissions.........   $  38,970     $   34,062     $  73,032    $      --    $  73,032     $  91,080
  Theme park food, merchandise
    and other...................      50,822         30,453        81,275          300       81,575        95,666
                                  -----------       -------    -----------  -----------  -----------  -------------
Total revenue...................      89,792         64,515       154,307          300      154,607       186,746

Operating costs and expenses:
  Operating expenses............      32,897         23,204        56,101         (350)      54,376        69,444
                                                                                (1,375)

  Selling, general and
    administrative..............      15,363         17,035        32,398       (4,513)      27,885        29,688
  Costs of products sold........      10,685          9,448        20,133           --       20,133        22,072
  Depreciation and
    amortization................       5,599         13,028        18,627       (7,832)      10,795        13,974
                                  -----------       -------    -----------  -----------  -----------  -------------
Total costs and expenses........      64,544         62,715       127,259      (14,070)     113,189       135,178
                                  -----------       -------    -----------  -----------  -----------  -------------
Income from operations..........      25,248          1,800        27,048       14,370       41,418        51,568

Other income (expense):
  Interest expense, net.........      (7,657)        (4,624)      (12,281)       1,160      (11,121)      (12,869)
  Other income (expense)........         (59)          (284)         (343)         125         (218)          (44)
                                  -----------       -------    -----------  -----------  -----------  -------------
Total other income (expense)....      (7,716)        (4,908)      (12,624)       1,285      (11,339)      (12,913)
                                  -----------       -------    -----------  -----------  -----------  -------------
Income (loss) before income
  taxes.........................      17,532         (3,108)       14,424       15,655       30,079        38,655

Income tax expense (benefit)....       7,020          1,131         8,151        4,149       12,300        15,462
                                  -----------       -------    -----------  -----------  -----------  -------------

Net income (loss)...............   $  10,512     $   (4,239)    $   6,273    $  11,506    $  17,779     $  23,193
                                  -----------       -------    -----------  -----------  -----------  -------------
                                  -----------       -------    -----------  -----------  -----------  -------------

------------------------

(1) Includes the results of Elitch Gardens from October 31, 1996, the Waterworld Parks from November 19, 1996 and The Great Escape from December 4, 1996 (the dates of their respective acquisition) but does not include the results of Riverside Park, as the Company acquired Riverside Park in February 1997.

(2) Represents the results of the parks acquired in the 1996 Acquisitions prior to the date of their respective acquisition.

    REVENUE. Revenue was $186.7 million in the nine months ended September 30, 1997 compared to $89.8 million actual revenue and $154.3 million actual combined revenue (including the revenue of the parks acquired in the 1996 Acquisitions), in the first nine months of 1996. The aggregate $32.4 million (21.0%) increase in the 1997 period in revenue over actual combined results for the 1996 period includes an $18.0 million (24.7%) increase in admissions revenue and a $14.4 million (17.7%) increase in food, merchandise and other revenue. This revenue increase is primarily attributable to a 17.4% increase (1.2 million) in combined attendance at the Company's eleven parks in the 1997 period, and a 3.1% increase in per capita spending over the prior year period, as well as an increase in sponsorship revenue.

    OPERATING EXPENSES. Operating expenses increased during the first nine months of 1997 to $69.4 million from $32.9 million actual operating expenses and $56.1 million actual combined operating expenses (including the expenses of the parks acquired in the 1996 Acquisitions) in the first nine months of 1996. This $13.3 million (23.8%) increase from actual combined operating expenses for the 1996 period consists of a $5.1 million increase (15.5%) at the six parks owned by the Company during its 1996 season and an $8.2 million increase (35.4%) at the parks acquired in the 1996 Acquisitions. These increases primarily reflect increased staffing levels to accommodate increased attendance levels, increased wage rates, increased repairs and maintenance, increased utility expenses for new attractions and other miscellaneous increases.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $29.7 million for the nine months ended September 30, 1997, an increase from $15.4 million actual for the nine months ended September 30, 1996, but a decrease from $32.4 million actual combined (including the parks acquired in the 1996 Acquisitions) for the nine months ended September 30, 1996. Selling, general and administrative expenses at the six parks owned by the Company for the 1996 period (including corporate) increased by $1.6 million in the 1997 period, primarily reflecting increased personnel and advertising costs, offset by a decrease in insurance expense. Selling, general and administrative expenses at the acquired parks decreased by $4.3 million, notwithstanding increases in marketing expenses, as a result of significant savings in personnel, insurance, professional services and other areas.

    COSTS OF PRODUCTS SOLD. Costs of products sold increased from $10.7 million actual and $20.1 million actual combined (including the parks acquired in the 1996 Acquisitions) for the first nine months of 1996 to $22.1 million for the first nine months of 1997. These increases primarily relate to increased sales of merchandise, food and related items.

    DEPRECIATION AND INTEREST EXPENSE. Depreciation and amortization expense increased from $5.6 million actual in 1996 to $14.0 million actual in 1997, primarily as a result of the recognition of depreciation and amortization expense from the 1996 Acquisitions and the on-going capital program at the Company's theme parks. Interest expense, net increased from $7.7 million to $12.9 million as a result of interest on the 1997 Premier Notes and amortization of costs incurred in connection with the 1997 Premier Notes and the Company's senior credit facility.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    The table below sets forth certain financial information with respect to the Company and the Funtime parks for the year ended December 31, 1995 and with respect to the Company and the 1996 Acquisitions (other than Riverside Park) for the year ended December 31, 1996:

                                      YEAR ENDED DECEMBER 31, 1995                       YEAR ENDED DECEMBER 31, 1996
                         ------------------------------------------------------  --------------------------------------------
                                         HISTORICAL FUNTIME(2)
                                      ----------------------------

                                      SIX MONTHS                                   HISTORICAL
                                         ENDED       FORTY-THREE                     PREMIER
                         HISTORICAL     JULY 2,      DAYS ENDED     HISTORICAL   (EXCLUDING 1996       1996       HISTORICAL
                         PREMIER(1)      1995      AUGUST 14, 1995   COMBINED    ACQUISITIONS)(3) ACQUISITIONS(4)   PREMIER
                         -----------  -----------  ---------------  -----------  ---------------  --------------  -----------
                                      (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
                                             (IN THOUSANDS)                                     (IN THOUSANDS)
Revenue:
  Theme park
    admissions.........   $  21,863    $   6,195      $   9,680      $  37,738      $  41,157       $        5     $  41,162
  Theme park food,
    merchandise and
    other..............      19,633        8,958         13,450         42,041         52,148              137        52,285
                         -----------  -----------       -------     -----------       -------          -------    -----------
Total revenue..........      41,496       15,153         23,130         79,779         93,305              142        93,447
                         -----------  -----------       -------     -----------       -------          -------    -----------
Expenses:
  Operating expenses...      19,775       10,537          6,039         36,351         40,568            1,857        42,425
  Selling, general and
    administrative.....       9,272        3,459          2,533         15,264         16,353              574        16,927
  Costs of products
    sold...............       4,635        2,083          2,953          9,671         11,071               30        11,101
  Depreciation and
    amortization.......       3,866        3,316            829          8,011          7,785              748         8,533
                         -----------  -----------       -------     -----------       -------          -------    -----------
Total costs and
  expenses.............      37,548       19,395         12,354         69,297         75,777            3,209        78,986
                         -----------  -----------       -------     -----------       -------          -------    -----------
Income (loss) from
  operations...........       3,948       (4,242)        10,776         10,482         17,528           (3,067)       14,461
Interest expense,
  net..................      (5,578)      (2,741)          (321)        (8,640)       (11,121)              --       (11,121)
Other income
  (expense)............        (177)           4             (4)          (177)           (78)              --           (78)
                         -----------  -----------       -------     -----------       -------          -------    -----------
Total other income
  (expense)............      (5,755)      (2,737)          (325)        (8,817)       (11,199)              --       (11,199)
                         -----------  -----------       -------     -----------       -------          -------    -----------
Income before income
  taxes and
  extraordinary loss...      (1,807)      (6,979)        10,451          1,665          6,329           (3,067)        3,262
Income tax expense
  (benefit)............        (762)      (2,722)         4,076            592          2,905           (1,408)        1,497
                         -----------  -----------       -------     -----------       -------          -------    -----------
Income (loss) before
  extraordinary loss...   $  (1,045)   $  (4,257)     $   6,375      $   1,073      $   3,424       $   (1,659)    $   1,765
                         -----------  -----------       -------     -----------       -------          -------    -----------
                         -----------  -----------       -------     -----------       -------          -------    -----------

------------------------

(1) Includes results of the Funtime acquisition from and after August 15, 1995, the acquisition date.

(2) Represents results of the parks acquired in the Funtime acquisition from January 1, 1995 to August 14, 1995.

(3) Excludes operating results of parks acquired in the 1996 Acquisitions, but includes interest expense incurred by virtue of associated financings as of the date incurred.

(4) Represents results of the parks acquired in the 1996 Acquisitions (other than Riverside Park) from their respective acquisition dates through December 31, 1996.

    REVENUE. Revenue aggregated $93.4 million in 1996 ($93.3 million without the 1996 Acquisitions), compared to $41.5 million actual in 1995, and to combined revenue of $79.8 million in 1995. This 16.9% increase in revenue (excluding the 1996 Acquisitions) over combined 1995 revenue at the same six parks is attributable to increased attendance (10.5%) and per capita revenue (5.9%) at the six parks and increased sponsorship revenue, as well as increased season pass sales at several parks, and increased campground revenue at Darien Lake and income from the new contractual arrangements for 1996 at the Darien Lake Performance Arts Center.

    OPERATING EXPENSES. Operating expenses increased during 1996 to $42.4 million ($40.6 million excluding the 1996 Acquisitions) from $19.8 million reported in 1995 and from $36.4 million combined operating expenses for 1995. This 11.5% increase in operating expenses (excluding the 1996 Acquisitions) over combined 1995 operating expenses is mainly due to additional staffing related to increased attendance levels and increased pay rates, offset to some extent by a decrease in equipment rental expense in 1996 due to the purchase of equipment that had been leased during 1995. As a percentage of revenue, operating expenses (excluding the 1996 Acquisitions) constituted 43.5% for 1996 and 45.6% on a combined basis for 1995.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $16.4 million in 1996 (excluding the 1996 Acquisitions), compared to $9.3 million reported, and $15.3 million combined, selling, general and administrative expenses for 1995. As a percentage of revenue, these expenses constituted 17.6% for 1996 and 19.1% for 1995 combined. This increase over 1995 combined expenses relates primarily to increased advertising and marketing expenses to promote the Funtime parks and the new rides and attractions at all of the parks, increased sales taxes arising from increased volume generally and increased property taxes and professional services.

    COSTS OF PRODUCTS SOLD. Costs of products sold were $11.1 million for 1996 compared to $4.6 million reported and $9.7 million combined for 1995. Cost of products sold (as a percentage of in-park revenue) constituted approximately 21.2% for 1996 and 23.0% for 1995 combined. This $1.4 million or 14.5% increase over combined 1995 results is directly related to the 24.0% increase in 1996 in food, merchandise and other revenue.

    DEPRECIATION AND INTEREST EXPENSE. Depreciation and amortization expense was $8.5 million for 1996 as compared to $3.9 million in 1995. The increase was a result of the full year's effect of the Funtime acquisition, the $116.2 million spent during the fourth quarter of 1996 for the 1996 Acquisitions and the on-going capital program at the Company's parks. Interest expense, net, increased $5.5 million in 1996, as compared to 1995, as a result of interest on the 1995 Premier Notes for twelve months in 1996 as compared to four and one-half months in 1995 and the Company's borrowings under its then-existing senior credit facility made in connection with the 1996 Acquisitions.

    INCOME TAXES. The Company incurred income tax expense of $1.5 million during 1996, compared to a tax benefit of $762,000 during 1995. The effective tax rate for 1996 was approximately 45.9% as compared to 42.2% in 1995. The increase is the result of twelve months of goodwill amortization in 1996 versus four and one-half months in 1995. The goodwill recognized for financial reporting of the Funtime acquisition and the 1996 Acquisitions is not deductible for Federal income tax purposes. See Note 6 to Notes to Consolidated Financial Statements.

    On its December 31, 1996 Federal income tax return, the Company reported carryovers of approximately $19.3 million of net operating losses ("NOLs"), $4.4 million of alternative minimum tax ("AMT") NOLs and $1.9 million of AMT credits for Federal income tax purposes. The regular tax and AMT NOLs and AMT credits are subject to review and potential disallowance by the Internal Revenue Service upon audit of the Federal income tax returns of the Company and its subsidiaries. In addition, the use of such NOLs and AMT credits is subject to limitations on the amount of taxable income, or in the case of the AMT credits, regular tax, that can be offset with such NOLs and AMT credits. Some of such NOLs also are subject to a limitation as to which of the subsidiaries' income such NOLs are permitted to offset. Accordingly, no assurance can be given as to the timing or amount of the availability of such NOLs and AMT credits to the Company and its subsidiaries.

YEARS ENDED DECEMBER 31, 1995 AND 1994

    REVENUE. Revenue aggregated $41.5 million in 1995, a 66.7% increase over 1994 revenue of $24.9 million. A large portion of the increase ($13.5 million) resulted from the Funtime acquisition on August 15, 1995. The Company's 1995 results include the results of the Funtime parks from and after that date. The 1995 results of the Company without consideration of the Funtime acquisition provided a revenue increase of 12.5% from $24.9 million in 1994 to $28.0 million in 1995. This increase is primarily attributable to the increased attendance of 14.3% from 1.4 million in 1994 to 1.6 million in 1995 at the three theme parks owned by the Company prior to the Funtime acquisition.

    OPERATING EXPENSES. Operating expenses increased approximately $7.4 million, or 60.0%, in 1995 over 1994 levels. A large portion of the increase ($6.9 million) is a result of the Funtime acquisition. The 1995 results of the Company without consideration of the Funtime acquisition provided an increase of 3.2% in operating expenses from $12.4 million in 1994 to $12.8 million in 1995. As a percentage of revenue, operating expenses constituted approximately 47.7% in 1995 and approximately 49.6% in 1994. Without consideration of the Funtime acquisition, operating expenses constituted approximately 45.7% of revenue in 1995.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased from approximately $5.5 million in 1994 to approximately $9.3 million in 1995. These expenses (as a percentage of revenue) constituted approximately 22.3% and 21.9% during 1995 and 1994, respectively. A large portion of the increase ($2.6 million) is a result of the Funtime acquisition. The Company's selling, general and administrative expenses without consideration of the Funtime acquisition increased 21.8% from $5.5 million in 1994 to $6.7 million in 1995 primarily due to a 20.3% increase in marketing and advertising expenses. Most of the increase was incurred at Adventure World as part of the advertising campaign designed to promote public awareness of the new suspended, looping roller coaster, and a lesser portion of this increase was incurred in connection with the promotion of the new combined season pass program at Frontier City and White Water Bay.

    COSTS OF PRODUCTS SOLD. Costs of products sold increased from $2.6 million in 1994 to $4.6 million in 1995. A large portion of the increase ($1.7 million) is a result of the Funtime acquisition. Cost of products sold (as a percentage of in-park revenue) constituted approximately 23.6% and 23.3%, during 1995 and 1994, respectively. The Company's costs of products sold without consideration of the Funtime acquisition increased 11.5% from $2.6 million in 1994 to $2.9 million in 1995. This increase is a direct result of increased in-park sales at the parks.

    DEPRECIATION AND INTEREST EXPENSE. Depreciation and amortization expense aggregated approximately $3.9 million in 1995 and approximately $2.0 million in 1994. This 93.6% increase resulted primarily from the Funtime acquisition. The Company's depreciation and amortization without consideration of the Funtime acquisition increased 25.0% from $2.0 million in 1994 to $2.5 million in 1995, reflecting the effects of the Company's additional capital improvements. Interest expense increased from $2.3 million in 1994 to $5.6 million in 1995, primarily as a result of the issuance of the 1995 Notes in August 1995.

    INCOME TAXES. The Company had an income tax benefit in 1995 of $852,000, compared to an income tax expense of $68,000 in 1994. The Company's income tax benefit in 1995 was allocated to loss before income taxes ($762,000) and an extraordinary loss ($90,000) on extinguishment of debt. The effective income tax rate for 1995 was 42.2% as compared to approximately 40% in 1994. The increase was a result of the non-deductibility of the amortization of the goodwill that resulted from the Funtime acquisition. See Note 6 to Notes to Consolidated Financial Statements.

LIQUIDITY, CAPITAL COMMITMENTS AND RESOURCES

    The operations of the Company are highly seasonal, with the majority of the operating season occurring between Memorial Day and Labor Day. Most of the Company's revenue is collected in the second and third quarters of each year while most expenditures for capital improvements and major maintenance are incurred when the parks are closed. See "Risk Factors -- Effects of Inclement Weather; Seasonal Fluctuations of Operating Results." The Company employs a substantial number of seasonal employees who are compensated on an hourly basis. The Company is not subject to Federal or certain applicable state minimum wage rates in respect of its seasonal employees. However, the 1996 increase of $.90 an hour over two years in the Federal minimum wage rate, and any increase in these state minimum wage rates, may result over time in increased compensation expense for the Company as it relates to these employees as a result of competitive factors.

    HISTORICAL

    During 1995, the Company generated approximately $10.6 million in net cash from operating activities. Additionally, financing activities provided approximately $90.9 million in net cash during that year, consisting of the net proceeds of the $90.0 million 1995 Premier Notes offering and the $20.0 million convertible preferred stock offering, both of which were consummated in connection with the Funtime acquisition, offset in part by the Company's repayment during 1995 of approximately $17.5 million of indebtedness. During 1995, the Company used $74.1 million in net cash in connection with investing activities, $63.3 million of which was employed in connection with the Funtime acquisition and $10.7 million represented additions to buildings, rides and attractions at the Company's parks made in connection with its capital improvement program. The Company acquired the Funtime parks for approximately $60 million, excluding the post-closing adjustment of approximately $5.4 million paid in December 1995, which represented a substantial portion of the operating cash flow of the Funtime parks for the portion of the 1995 season after the date of acquisition.

    During 1996, the Company generated net cash of $11.3 million from operating activities. Net cash used in investing activities in 1996 totaled $155.2 million, $116.2 million of which was employed in connection with the 1996 Acquisitions (other than Riverside Park) and $39.4 million represented amounts spent for capital expenditures, offset slightly by proceeds received from equipment sales. Net cash provided by financing activities for 1996 totaled $119.1 million, reflecting the net proceeds from the June 1996 public offering described below and borrowings under the Company's senior credit facility, offset, in part, by scheduled repayments of capitalized lease obligations.

    In June 1996, the Company completed a public offering of approximately 3.9 million shares of Common Stock at a price to the public of $18.00 per share, resulting in aggregate net proceeds to the Company of approximately $65.3 million. In connection with the June 1996 public offering, all of the Company's then outstanding shares of preferred stock, together with all accrued dividends thereon, were converted into approximately 2.6 million shares of Common Stock. In January 1997, the Company completed two concurrent public offerings, issuing an additional 6.9 million shares of Common Stock at a price to the public of $29.00 per share, resulting in aggregate net proceeds to the Company of approximately $189.8 million, and issuing $125 million principal amount of the 1997 Premier Notes, resulting in net proceeds of approximately $120.7 million.

    During the first nine months of 1997, the Company generated $43.9 million in net cash provided by operating activities. Net cash used in investing activities aggregated approximately $129.6 million, $21.4 million of which was employed in connection with the acquisition of Riverside Park and $108.2 million represented amounts spent for capital expenditures. Net cash provided by financing activities for the nine-month period aggregated $250.7 million reflecting the net proceeds from the January 1997 public offerings of Common Stock and the 1997 Premier Notes described above, offset, in part, by the repayment at that time of all amounts outstanding under the Company's senior credit facility.

    At September 30, 1997, substantially all of the Company's indebtedness was represented by the Premier Notes, which require aggregate annual interest payments of approximately $23.0 million. Except in the event of a change of control of the Company and certain other circumstances, no principal payment on the Premier Notes is due until the maturity dates thereof, August 15, 2003 in the case of the 1995 Premier Notes and January 15, 2007, in the case of the 1997 Premier Notes.

    PRO FORMA

    In March 1998, the Company intends to enter into the Premier Credit
Facility, pursuant to which it will borrow $      million at that time, of which
up to $         million will be expended in connection with the Walibi
acquisition. See "Description of Indebtedness."

    Upon consummation of the Six Flags Transactions, the Company will issue (i)
up to       shares of Common Stock, (ii) up to       Public Depositary Shares
for up to $200.0 million of Mandatorily Convertible Preferred Stock, (iii) up to
   Seller Depositary Shares for up to $200.0 million of Seller Preferred Stock,
(iv) $         million principal amount at maturity of Company Senior Discount
Notes (with estimated gross proceeds of $250.0 million), (v) $280.0 million aggregate principal amount of Company Senior Notes, and (vi) $170.0 million of aggregate principal amount of New SFEC Notes. The Mandatorily Convertible Preferred Stock will accrue cumulative dividends (payable, at the Company's
option, in cash or shares of Common Stock) at    % per annum, and will be
mandatorily exchangeable into Common Stock in 2001. The Seller Preferred Stock
will accrue cumulative cash dividends at    % per annum and will be mandatorily
redeemable in 2010. The Company Senior Discount Notes will not require any
interest payments prior to       , or, except in the event of a change of
control of the Company and certain other circumstances, any principal payments prior to their maturity in 2008. The Senior Company Notes will require annual
interest payments of $         and, except in the event of a change of control
of the Company or certain other circumstances, will not require any principal payments prior to their maturity in 2008. The New SFEC Notes will require annual
interest payments of $         and, except in the event of a change of control
of the Company or certain other circumstances, will not require any principal payments prior to their maturity. The net proceeds of the New SFEC Notes Offering, together with other funds, will be deposited in escrow to repay in full at or prior to maturity the SFEC Zero Coupon Senior Notes. In addition, in connection with the Six Flags Transactions, the Company will (i) assume $285.0 million principal amount at maturity of the SFTP Senior Subordinated Notes, which had an accreted value of $269.9 million at December 31, 1997, (ii) refinance all outstanding SFTP bank indebtedness with the proceeds of $ million of borrowings under the Six Flags Credit Facility, and (iii) refinance all outstanding bank debt of SFEC with a portion of the proceeds of the Offerings. The SFTP Senior Subordinated Notes require interest payments of approximately $34.9 million per annum, payable semi-annually commencing December 15, 1998, and, except in certain circumstances, no principal payments are due thereon until their maturity date, June 15, 2005. Term loan borrowings under the Six Flags Credit Facility will mature on November 30, 2004 (with principal payments of $1.0 million in each of 1998--2001, $25.0 million in 2002, $40.0 million in 2003 and $303.0 million at maturity), Revolving credit borrowings under this facility ($100.0 million) mature on the fifth anniversary of the Six Flags Acquisition. Borrowings under the Six Flags Credit Facility will be guaranteed by SFTP's subsidiaries and will be secured by substantially all of the assets of SFTP and its subsidiaries. The Premier Credit Facility includes a five-year $75.0 million revolving credit facility, a five-year $100.0 million term loan facility (with principal payments of $10.0 million, $25.0 million, $30.0 million and $35.0 million in the second, third, fourth and fifth years) and an eight-year $125.0 million term loan facility (with principal payments of $1.0 million in each of the first six years, $25.0 million and $94.0 million in the seventh and eight years). Borrowings under the Premier Credit Facility will be guaranteed by Premier Operations' domestic subsidiaries and will be secured by substantially all of the assets of Premier Operations and such subsidiaries. See "Description of Indebtedness."

    On a pro forma basis as of December 31, 1997, the Company would have had
outstanding $         million of indebtedness. Based on interest rates in effect on that date, annual interest payments for 1998 on this indebtedness would have
aggregated $         . In addition, annual dividend payments on the Convertible
Preferred Stock will aggregate $         .

    By reason of the Six Flags Acquisition, the Company will be required to offer to purchase the SFTP Senior Subordinated Notes at a price equal to 101% of their accreted amount (approximately $287.9 million at June 15, 1998). On
February       , 1998, the last reported sales price of these notes was
equivalent to    % of their accreted amount. The Company does not expect to be required to purchase any material amount of these Notes by reason of this offer. Although the Company has entered into discussions with lenders to provide a standby arrangement to finance the purchase of such Notes, there can be no assurance that such discussions will be successful or that the Company will be able to obtain any other financing in the event that it should become necessary.

    The Company will be required to (i) make minimum annual distributions of approximately $46.2 million (subject to cost of living adjustments) to its partners in the Co-Venture Parks and (ii) make minimum capital expenditures at each of the Co-Venture Parks during rolling five-year periods, generally based on 6% of such park's revenue. Cash flow from operations at the Co-Venture Parks will be used to satisfy these requirements, before any funds are required from the Company. The Company has also agreed to purchase a maximum number of 5% per year (accumulating to the extent not purchased in any given year) of limited partnership units of these partners (to the extent tendered by the unit holders). The agreed price for these purchases is based on a valuation for each respective Co-Venture Park equal to the greater of (i) a value derived by multiplying its weighted-average four year EBITDA by a specified multiple (8.0 in the case of Georgia park and 8.5 in the case of the Texas park) or (ii) $250.0 million in the case of the Georgia park and $374.8 million in the case of the Texas park. The Company's obligations with respect to Six Flags Over Georgia and Six Flags Over Texas will continue until 2026 and 2027, respectively. As the Company purchases units, it will be entitled to the minimum distribution and other distributions attributable to such units unless it is then in default under its indemnity obligations to Time Warner. The Company estimates that its maximum unit purchase obligation for 1998, when purchases are required only for the Georgia park, will aggregate approximately $13 million (approximately $32 million for 1999 when purchases for both partnerships are required) and its minimum capital expenditures at these parks for 1998 will total $18 million.

    The Company's liquidity could be adversely affected by unfavorable weather, accidents or the occurrence of an event or condition, including negative publicity or significant local competitive events (such as the 1996 Summer Olympics in the case of Six Flags Over Georgia) that significantly reduces paid attendance and, therefore, revenue at any of its theme parks. On June 2, 1997, a slide collapsed at the Company's Waterworld park in Concord, California, resulting in one fatality and the park's closure for twelve days. The park re-opened with the approval of the City of Concord on June 14, 1997. Although the collapse and the resulting closure had a material adverse impact on that park's operating performance for 1997, as well as a lesser impact on the Company's Sacramento water park (which is also named "Waterworld"), located approximately seventy miles from the Concord park, the Company's other parks were not adversely affected. The Company has recovered all of the Concord park's operating shortfall under its business interruption insurance. In addition, the Company believes that its liability insurance coverage should be more than adequate to provide for any personal injury liability which may ultimately be found to exist in connection with the collapse.

    The Company expects that cash from operations and available cash, funds available under the Credit Facilities and the net proceeds of the Offerings (to the extent not used in connection with the Six Flags Acquisition) will be adequate to meet the Company's future liquidity needs, including anticipated requirements for working capital, capital expenditures, scheduled debt and preferred stock payments and its obligations under arrangements relating to the Co-Venture Parks, for at least the next several years.

NEWLY ISSUED ACCOUNTING STANDARDS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, and restatement of prior-period earnings per share data is required. The new standard will not apply to Premier's financial statements until the fourth quarter of 1997. SFAS No. 128 revises the current calculation methods and presentation of primary and fully diluted earnings per share. Premier has reviewed the requirements of SFAS No. 128 and has concluded that the application of the new standard will not have a material effect on the calculation of Premier's historical earnings (loss) per share data.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of "comprehensive income" and its components in a set of financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company currently does not have any components of comprehensive income that are not included in net income. After the acquisition of Walibi, the only item not currently included in the Company's consolidated statement of operations would be the currency translation adjustment that will be reported as part of stockholders' equity after the acquisition. The Company will adopt SFAS No. 130 in the year 1998.

    Also in June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 is effective for periods beginning after December 15, 1997. SFAS No. 131 requires that a public entity report financial and descriptive information about its reportable segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company will adopt SFAS No. 131 in 1998. However, such adoption is not expected to impact the Company's financial disclosures because the Company's current operations are limited to one reportable operating segment under SFAS No. 131's definitions. After the acquisition of Walibi, the Company will be required to disclose certain financial information related to its foreign operations.

    In January 1997, the Commission issued Release No. 33-7386, which requires enhanced descriptions of accounting policies for derivative financial instruments and derivative commodity instruments in the footnotes to financial statements. The release also requires certain quantitative and qualitative disclosure outside financial statements about market risks inherent in market risk sensitive instruments and other financial instruments. The requirements regarding accounting policy descriptions were effective for any fiscal period ending after June 15, 1997. However, because derivative financial and commodity instruments have not materially affected the Company's consolidated financial position, cash flows or results of operations, this part of the release does not affect the Company's 1997 financial statement disclosures. The quantitative and qualitative disclosures required by the release will be initially provided in the Company's annual report on Form 10-K for the year ending December 31, 1998.

IMPACT OF YEAR 2000 ISSUE

    An issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of past practices in the computer industry of using two digits rather than four to identify the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company anticipates that it will be able to test it entire system using its internal programming staff and outside computer consultants and intends to make any necessary modifications to prevent disruption to its operations. Costs in connection with any such modifications are not expected to be material. See "Risk Factors -- Impact of Year 2000 Issue."

                                    BUSINESS

GENERAL

    The Company is the largest regional theme park operator, and the second largest theme park company, in the world, based on 1997 attendance of approximately 37 million. It operates 31 regional parks, including 15 of the 50 largest theme parks in the U.S., based on 1997 attendance. The Company's theme parks are located in 9 of the 10 largest metropolitan areas in the country. The
Company estimates that    % of the U.S. population lives within a 100-mile
radius of the Company's theme parks. On a pro forma basis, the Company's total revenue and EBITDA for the year ended December 31, 1997 was approximately $ million and $ million, respectively.

    The following table sets forth certain information for the Company's parks:

NAME                                 TYPE OF PARK             PRIMARY MARKET             1997 ATTENDANCE     ACRES(1)
----------------------------------  ---------------  ---------------------------------  -----------------  -------------
                                                                                         (IN THOUSANDS)
PREMIER PARKS:
Adventure World...................  Theme/Water      Baltimore/Washington, D.C.                   970              115
Bellewaerde.......................  Theme            Belgium                                      670              133
Darien Lake.......................  Theme/Water      Buffalo/Rochester                          1,400              142
Elitch Gardens....................  Theme/Water      Denver                                     1,500               60
Frontier City.....................  Theme            Oklahoma City                                520               60
Geauga Lake.......................  Theme/Water      Cleveland                                  1,300              116
The Great Escape..................  Theme/Water      Lake George/Albany, New York                 680              100
Kentucky Kingdom..................  Theme/Water      Louisville                                 1,100               58
Marine World......................  Theme/Wildlife   San Francisco                              1,100              105
Riverside Park....................  Theme            New England/Boston                         1,200              160
Walibi Aquitaine..................  Theme            France                                       240               74
Walibi Flevo......................  Theme            The Netherlands                              450              250
Walibi Rhone-Alpes................  Theme/Water      France                                       350               35
Walibi Schtroumpf.................  Theme            France                                       350              375
Walibi Wavre and Aqualibi.........  Theme/Water      Belgium                                      960              120
Waterworld USA/Concord............  Water            San Francisco                                180               24
Waterworld USA/Sacramento.........  Water            Sacramento                                   290               20
White Water Bay...................  Water            Oklahoma City                                320               22
Wyandot Lake......................  Water            Columbus, Ohio                               380               18
SIX FLAGS PARKS:
Six Flags Astro-World.............  Theme            Houston                                    1,990               90
Six Flags Water World.............  Water            Houston                                      280               14
Six Flags Fiesta Texas............  Theme            San Antonio                                1,640              200
Six Flags Great Adventure.........  Theme            New York City/Philadelphia                 3,690(2)           576
Six Flags Wild Safari Animal
Park..............................  Wildlife         New York City/Philadelphia                    (2)
Six Flags Great America...........  Theme            Chicago/Milwaukee                          3,040               86
Six Flags Magic Mountain..........  Theme            Los Angeles                                3,270              110
Six Flags Hurricane Harbor........  Water            Los Angeles                                  350               11
Six Flags St. Louis...............  Theme            St. Louis                                  1,690              499
Six Flags Over Georgia............  Theme            Atlanta                                    2,780              196
Six Flags Over Texas..............  Theme            Dallas/Fort Worth                          2,950              197
Six Flags Hurricane Harbor........  Water            Dallas/Fort Worth                            560               49

------------------------
(1) Includes acreage currently dedicated to park usage. Additional acreage suitable for development exists at many of the facilities.

(2) Attendance and acreage information for Six Flags Great Adventure also includes data for the adjacent Six Flags Wild Safari Animal Park.

    The Six Flags Parks consist of eight regional theme parks, as well as three separately gated water parks and a wildlife safari park (each of which is located near one of the theme parks). None of the Six Flags Parks are located within the primary market of any of the Premier Parks. During 1997, the Six
Flags theme parks drew, in the aggregate, approximately    % of their patrons
from within a 100-mile radius. During that year, Six Flags' attendance, revenue
and EBITDA totaled          , $         and $         , respectively.

    Six Flags has operated regional theme parks under the Six Flags name for over thirty years. As a result, Six Flags has established a nationally-recognized brand name. Premier will obtain exclusive worldwide ownership of the Six Flags brand name and expects to use the Six Flags brand name, generally beginning in the 1999 season, at most of the Premier Parks.

    In addition, as part of the Six Flags Acquisition, the Company will obtain from Warner Bros. the exclusive right for theme-park usage of certain Warner Bros. and DC Comics characters throughout the United States (except the Las Vegas metropolitan area) and Canada. These characters include BUGS BUNNY, DAFFY DUCK, TWEETY BIRD, YOSEMITE SAM, BATMAN, SUPERMAN and others. Since 1991, Six Flags has used these characters to market its parks and to provide an enhanced family entertainment experience. The license will have a term of 55 years, will include the right to sell merchandise featuring the characters at the parks and will apply to all of the Company's current theme parks, as well as future parks that meet certain criteria. Premier intends to make extensive use of these characters at the Six Flags Parks and, commencing in 1999, at most of the existing Premier Parks. See "--Licenses."

    The Premier Parks consist of nine regional theme parks (six of which include a water park component) and four water parks located across the United States, as well as six regional theme parks and two smaller attractions located in Europe and scheduled to be acquired in March 1998 in the acquisition of Walibi. During the 1997 operating season, the eleven parks then owned by Premier drew, on average, approximately 82% of their patrons from within a 100-mile radius, with approximately 36.1% of visitors utilizing group and other pre-sold tickets and approximately 20.6% utilizing season passes.

    Under current management, since 1989 Premier has assumed control of 30 parks, and has achieved significant internal growth. During the nine months ended September 30, 1997, the 11 parks owned by the Company during the 1997 operating season achieved same park growth in attendance, revenue and park-level operating cash flow (representing all park operating revenues and expenses without depreciation and amortization or allocation of corporate overhead or interest expense) of 17.4%, 21.0% and 44.4%, respectively, as compared to the comparable period of 1996.

    The Company's parks are individually themed and provide a complete family-oriented entertainment experience. The Company's theme parks generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets. In the aggregate, the Company's theme parks offer more than
      rides, including       roller coasters, making the Company the leading
provider of "thrill rides" in the industry.

    The Company believes that its parks benefit from limited direct competition. The combination of limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of the parks with a significant degree of protection from competitive new theme park openings. Based on its knowledge of the development of other theme parks in the United States, the Company's management estimates that it would cost at least $200 million and would take a minimum of two years to construct a new regional theme park comparable to the Company's largest parks.

    The Company's senior and operating management team has extensive experience in the theme park industry. Premier's six senior executive officers have over 150 years aggregate experience in the industry and its nine general managers (prior to the Six Flags Acquisition) have an aggregate of approximately 200 years experience in the industry, including approximately 80 years at the
Premier Parks and approximately       years at the Six Flags Parks.

    According to AMUSEMENT BUSINESS, total North American amusement/theme park
attendance in 1997 was approximately 270 million, compared to       million in
1994 (the first year in which such information is available from that
publication), representing a compound annual growth rate of    %. Total
attendance for the 40 largest parks in North America was 154.7 million in 1997,
compared to       million in 1992, representing a compound annual growth rate of
   %. The Company believes that this
growth reflects two trends: (i) demographic growth in the 5-24 year old age group, which is expected to continue through 2010; and (ii) an increasing emphasis on family-oriented leisure and recreation activities.

    The Company's strategy for achieving growth includes the following key elements: (i) pursuing growth opportunities at existing parks; (ii) expanding the Company's parks; and (iii) making selective acquisitions.

PURSUING GROWTH OPPORTUNITIES AT EXISTING PARKS

    The Company believes there are substantial opportunities for continued internal growth at its parks. The Company's operating strategy is to increase revenue by increasing attendance and per capita spending, while maintaining strict control of operating expenses. This approach is designed to exploit the operating leverage inherent in the theme park business. Once parks achieve certain critical attendance levels, operating cash flow margins increase because revenue growth through incremental attendance gains and increased in-park spending is not offset by a comparable increase in operating expenses, since a large portion of such expenses is relatively fixed during any given year. The primary elements of this strategy include:

    --ADDING RIDES AND ATTRACTIONS AND IMPROVING OVERALL PARK QUALITY. The Company regularly makes investments in the development and implementation of new rides and attractions at its parks. The Company believes that the introduction of marketable rides is an important factor in promoting each of the parks in order to increase market penetration and encourage longer visits, which lead to increased attendance and sales of food and merchandise. Once a park reaches an appropriate level of attractions for its market size, the Company will add new marketable attractions at that park only every three to four years.

    --ENHANCING MARKETING AND SPONSORSHIP PROGRAMS. Premier's parks have benefitted from professional, creative marketing programs which emphasize the marketable rides and attractions, breadth of available entertainment and value provided by each park. Following the Six Flags Acquisition, the Company intends to implement marketing programs that also emphasize the Six Flags brand name, as well as the animated characters licensed from Warner Bros. The Company has also successfully attracted well known sponsorship and promotional partners, such as Pepsi, McDonald's, Coca-Cola, Taco Bell, Blockbuster, 7-Eleven, Wendy's, First USA Bank, Best Western and various supermarket chains. The Company believes that its increased number of parks and annual attendance has enabled it to expand and enhance its sponsorship and promotional programs.

    --INCREASING GROUP SALES, SEASON PASSES AND OTHER PRE-SOLD TICKETS. Group sales and pre-sold tickets provide the Company with a consistent and stable base of attendance, representing over 36.0% of aggregate attendance at the 11 owned parks in the 1997 season, with approximately 20.6% of patrons utilizing season passes.

    --IMPLEMENTING TICKET PRICING STRATEGIES TO MAXIMIZE TICKET REVENUES AND PARK UTILIZATION. Management regularly reviews its ticket price levels and ticket category mix in order to capitalize on opportunities to implement selective price increases, both through main gate price increases and the reduction in the number and types of discounts. Management believes that opportunities exist to implement marginal ticket price increases without significant reductions in attendance levels. Such increases have successfully been implemented on a park-by-park basis in connection with the introduction of major new attractions or rides. In addition, the Company offers discounts on season, multi-visit and group tickets and also offers discounts on tickets for specific periods, in order to increase attendance at less popular times such as weekdays and evenings.

    --INCREASING AND ENHANCING RESTAURANTS AND MERCHANDISE AND OTHER REVENUE OUTLETS TO INCREASE LENGTH OF STAY AND IN-PARK SPENDING. The Company also seeks to increase in-park spending by adding well-themed restaurants, remodeling and updating existing restaurants and adding new merchandise outlets. The Company has successfully increased spending on food and beverages by introducing well-recognized local and national brands, such as Domino's, Friendly's, KFC and TCBY. Typically, the Company operates these revenue outlets and often is the franchisee. Finally, the Company has taken steps to decrease the waiting time for its most popular restaurants and merchandise outlets.

    --ADDING SPECIAL EVENTS. The Company has also developed a variety of off-season special events designed to increase attendance and revenue prior to Memorial Day and after Labor Day. Examples include Hallowscream and Fright Fest-Registered Trademark-, Halloween events in which parks are transformed with supernatural theming, scary rides and haunting shows, Oktoberfest, in which traditional German food, theming, music and entertainment are presented at the parks and Holiday in the Park-Registered Trademark-, a winter holiday event, in which several parks are transformed with winter and holiday theming.

    THE PREMIER PARKS

    Management believes it has demonstrated the effectiveness of its strategy at the Premier Parks owned prior to the 1997 Acquisitions. The Company first implemented its strategy at the parks it owned prior to the Funtime acquisition.

    FRONTIER CITY--In 1990 and 1991, an aggregate of approximately $7.0 million was invested in Frontier City to add several major rides, expand and improve the children's area, significantly increase the size of and theme the group picnic facilities and construct a 12,000 square foot air-conditioned mall and main events center. These additions, combined with an aggressive marketing strategy, resulted in Frontier City's attendance and revenue increasing approximately 54% and 83%, respectively, from 1989 to 1991.

    ADVENTURE WORLD--Since acquiring Adventure World in January 1992, the Company has invested approximately $42.1 million in the park to add numerous rides and attractions and to improve theming. As a result of these improvements, as well as aggressive and creative marketing and sales strategies, Adventure World's attendance increased during the five seasons ended 1997 at a compound annual rate of 19.7%. Additionally, revenue and park-level operating cash flow at Adventure World increased from $6.0 million and $0.3 million, respectively, for the first nine months of 1992 to $19.1 million and $5.6 million, respectively, during the comparable period of 1997.

    The Company is continuing to apply its growth strategy to the three Funtime parks, acquired in August 1995. Since that time, the Company has invested approximately $44.0 million at these parks to add marketable rides and attractions and make other improvements and implemented creative marketing and sales programs. As a result of this strategy, during the nine months ended September 30, 1997, the Funtime parks achieved compound annual growth in attendance, revenue and park-level operating cash flow of 9.0%, 13.8% and 20.5%, respectively, as compared to the comparable period of 1995.

    DARIEN LAKE--For the 1996 and 1997 seasons, Premier invested approximately $21.6 million, adding numerous rides and attractions and 50 recreational vehicles. Further, the Company entered into a long-term contract with a national concert promoter under which the promoter invested $2.5 million to make improvements at Darien Lake's 20,000 seat amphitheater and agreed to book at least twenty nationally-recognized performers per season. As a result of these investments and creative marketing and sales initiatives, during the nine-month period ended September 30, 1997, Darien Lake achieved compound annual growth of 14.3% in attendance, 18.9% in revenue and 31.4% in park-level operating cash flow over the results of the comparable period of 1995.

    During the 1997 season, the Company began to apply its operating strategy to the five parks acquired in the 1996 Acquisitions. The Company invested approximately $65 million in the parks for that season to add marketable rides and attractions and make other improvements and implemented creative marketing and sales programs. As a result of this strategy, during the first nine months of 1997, these five parks achieved growth in attendance, revenue and park-level operating cash flow of 32.6%, 34.4% and 161.3%, respectively, as compared to the comparable period of 1996.

    ELITCH GARDENS--Subsequent to its October 1996 acquisition of Elitch Gardens, the Company invested approximately $30 million at that park for the 1997 season, adding three major marketable rides including a "state-of-the-art" steel suspended looping roller coaster, an entire water park, a new main entrance and main street (including a theatre) and numerous revenue outlets, as well as substantial theming and landscaping. As a result, during the nine months ended September 30, 1997, attendance and revenue at Elitch Gardens grew 64.7% and 52.2%, respectively, and park-level operating cash flow increased from $1.1 million to $10.2 million, as compared to the comparable period of 1996.

    RIVERSIDE PARK--The Company invested approximately $25 million for the 1997 season at Riverside Park, which it acquired in February 1997, to add three major marketable rides, including a "state-of-the-art" steel suspended looping roller coaster, a group picnic area, a new main entrance and improved theming and landscaping. As a result, during the nine months ended September 30, 1997, attendance and revenue at Riverside Park increased 51.2% and 49.6%, respectively, and park-level operating cash flow increased from $1.0 million to $10.1 million, as compared to the comparable period of 1996.

    Management believes that each of the parks acquired by Premier in the 1997 Acquisitions offer similar opportunities to implement the Company's growth strategy. Specifically, the Company believes it can increase attendance and per capita revenue at Kentucky Kingdom. The Company intends to invest approximately $10 million at Kentucky Kingdom for the 1998 season to add dueling wooden roller coasters, a five-story interactive family water attraction and restaurants and other revenue outlets. Marine World represents an opportunity to operate and eventually own an established, well-known park in the San Francisco market, with excellent access to major area highways. Premier has exercised its option to lease approximately 40 acres at Marine World for a term of up to 99 years at a nominal rent. Upon exercise of the lease option, Premier became entitled to receive, in addition to its management fee, 80% of the cash flow generated by the park after operating expenses and debt service. Management intends to expand the park's entertainment component with theme park rides and attractions. The Company is currently implementing the first phase of this expansion of Marine World by investing approximately $35-$40 million for the 1998 season to add fourteen new rides, including a boomerang steel roller coaster, a river rapids ride and a shoot-the-chute giant splash ride. In September 1997, the Company was granted an option to purchase the entire site commencing in February 2002, which it currently expects to exercise at that time.

    The Walibi acquisition provides the Company with a significant presence in the expanding theme park industry in Europe. Although the Walibi Parks have historically produced solid operating results, management believes that the Company's strategy of targeted capital investment and sophisticated marketing can improve performance at these parks. The Company has agreed to invest approximately $37.7 million in the Walibi Parks over the three years commencing with the 1999 season. The Company believes that the Walibi Parks have suffered from limited available funds for investment and a lack of creative marketing. Additionally, the Company believes that the presence of Disney Land Paris outside of Paris has resulted in greater awareness of local parks in Europe. For example, in 1997, European park attendance grew 6%, as compared to 4% in North America.

    Further, the Company believes that, by virtue of the Six Flags Acquisition, a number of the existing Premier Parks have the potential over the next several seasons to accelerate their rate of growth. Recent attendance levels at the Six Flags theme parks (between 1.7 million and 3.6 million in 1997) have been substantially higher than the annual attendance at the largest Premier Parks (between 1.0 million and 1.5 million during that year). Management believes that a number of existing Premier Parks, particularly Adventure World, Elitch Gardens, Geauga Lake, Kentucky Kingdom, Marine World and Riverside Park, all of which are located in or near major metropolitan areas, can accelerate their market penetration and the expansion of their geographic market by their use of the Six Flags brand name, aggressive marketing campaigns featuring the animated characters licensed from Warner Bros., as well as continuing capital investment in new rides and attractions. The Company expects to commence general use of the Six Flags brand name and the licensed characters at the Premier Parks for the 1999 season.

    THE SIX FLAGS PARKS

    The Six Flags Parks generally enjoy significant market penetration. Thus, although the Company plans to make targeted capital expenditures at these parks to increase their attendance and per capita spending levels, it expects to increase significantly the EBITDA of these parks primarily through reduction in operating expenses. First and most importantly, the Company believes that it can substantially reduce Six Flags' corporate overhead and other corporate-level expenses. Second, the Company expects to achieve significant reduction in park-level operating expenses. Third, by virtue of economies of scale, the Company believes that operating efficiencies in areas such as marketing, insurance, promotion, purchasing and other expenses can be realized. Finally, the Company believes that its increased size following the Six Flags Acquisition will enable it to achieve savings in capital expenditures, including by the Company's ability to rotate rides among its parks.

EXPANDING THE COMPANY'S PARKS

    The Company is expanding several of the Premier Parks in order to increase attendance and per capita spending. For example, the Company is constructing an economy motel at Darien Lake for the 1998 season to supplement the campgrounds and continues to expand the park by purchasing additional recreational vehicles (RV's). In addition, the Company recently purchased campgrounds adjacent to Geauga Lake, and may add campgrounds or an amphitheater at Frontier City. The Company expects to add prior to the 1999 season a more complete complement of "dry" rides to Wyandot Lake, which is currently primarily a water park. In addition, the Company owns 400 acres adjacent to Adventure World which are zoned for entertainment, recreational and residential uses and are available for complementary uses. Additional acreage owned by the Company and suitable for development exists at several of the Company's other parks. The Company may use a portion of the proceeds of the Offering and the Concurrent Offerings to fund expansions at its parks. See "Use of Proceeds."

    The Company may expand in the future certain of the Six Flags Parks by adding complementary attractions, such as lodging facilities and concert venues. For example, Six Flags owns over 1,500 undeveloped acres adjacent to Six Flags Great Adventure (located between New York City and Philadelphia) suitable for such purposes. Additional acreage suitable for development exists at several other Six Flags Parks.

ACQUISITION STRATEGY

    The Company expects to achieve further growth beyond that generated from internal growth at its existing parks through continued selective acquisitions of additional regional theme parks. Given its decentralized management approach, the Company has experience in managing assets in diverse locations, and therefore does not seek acquisitions with any specific geographic focus. In that connection, in the first quarter of 1998 the Company expects to acquire a controlling interest in Walibi (and expects to acquire the remaining interest in the second quarter of 1998), which owns six theme parks and two smaller attractions in Europe, and may continue to pursue acquisitions of parks located outside of the United States.

    The U.S. regional theme park industry is highly fragmented with over 150 parks owned by over 100 operators. Management believes that, in addition to the Acquisitions, there are numerous acquisition opportunities, both in the U.S. and abroad, that can expand its business. The Company's primary target for acquisitions continues to be regional parks with attendance between 300,000 and
1.5 million annually. The Company will consider acquisitions of larger parks or chains (such as Six Flags).

    As the only owner of multiple parks that has been actively making acquisitions of parks in its primary range over the last several years, the Company believes it has a number of competitive advantages in acquiring parks of this size. Historically, operators of destination or large regional park chains have not generally sought to acquire parks in the Company's primary target range and do not have the experience or management structure to readily operate parks of that size profitably. Additionally, as a multi-park operator with a track record of successfully acquiring, improving and repositioning parks, the Company has numerous competitive advantages over single-park operators in pursuing acquisitions and improving the operating results at acquired parks. These advantages include the ability to (i) exercise group purchasing power (for both operating and capital assets); (ii) achieve administrative economies of scale; (iii) attract greater sponsorship revenue, support from sponsors with nationally-recognized brands and marketing partners;
(iv) use the Six Flags brand name and the characters licensed from Warner Bros. and D.C. Comics; (v) recruit and retain superior management; (vi) optimize the use of capital assets by rotating rides among its parks to provide fresh attractions; and (vii) access capital markets. See "Risk Factors-- Uncertainty of Future Acquisitions; Potential Effects of Acquisitions."

    Furthermore, the Company is able to make acquisitions where its capital stock forms all or part of the purchase price. This is particularly important where the seller has a low tax basis in its assets, which the Company believes is often the case with its acquisition targets. While the Company expects that many acquisitions will be made for cash, its ability to use Common Stock for all or part of the purchase price will provide it with an additional advantage over single-park operators in making such acquisitions. For example, shares of Common Stock (or securities convertible into Common Stock) were used as a portion of the aggregate consideration in the acquisitions of Kentucky Kingdom, Walibi and Six Flags. In most cases, the Company will seek to acquire outright ownership of parks, as it did with the 1996 Acquisitions. However, transactions may be undertaken in other forms, including acquisition of less than full ownership, such as participation in park management, leases or joint venture arrangements. For example, the Company manages Marine World and leases a portion of that facility, with an option to acquire the entire park, commencing in 2002.

    The Company expects to continue to acquire parks which have been undermanaged and have not benefitted from sustained capital expenditures, and to reposition such parks through the implementation of its operating strategies. The Company may also acquire better performing parks which require less additional investment but where cash flow can be improved through economies of scale in operating and capital expenditures and other enhancements.

    The Company intends to locate acquisition targets primarily through its own direct efforts. Management has extensive contacts throughout the industry and is an active participant in industry associations. Particular attention is given to cultivating relationships over time with park owners who appear likely to be or become potential sellers due to factors such as age or family or economic circumstances. In addition, the Company has developed a reputation as an active acquiror of regional parks. Through this reputation and general industry contacts, the Company believes that it becomes aware of most acquisition opportunities that develop in its area of focus.

THE THEME PARK INDUSTRY

    HISTORY

    Although there is a long history of traditional amusement parks, primarily family-owned and consisting of thrill rides and midways, the opening of Disneyland in 1955 introduced the first modern theme park. Several features of modern theme parks distinguish them from the traditional amusement park whose carnival atmosphere and thrill rides offer less to families and adults. Theme parks are designed around one central or several different themes which are consistently applied to all areas, including the rides, attractions, entertainment, food, restaurants and landscape. Modern parks also typically present a variety of free entertainment not found at old-style amusement parks. Theme parks also offer the visitor numerous and diverse dining establishments in order to expand length of stay and position the parks as an all-day entertainment center. Generally, theme parks also plan nighttime entertainment (such as fireworks) and special events, and keep certain rides open into the night to further extend the hours of operation. As a result of these differences, theme parks draw attendance from a wider geographic area and attract a larger number of people from within a given market. Theme parks also attract more families and group outings, and the average length of stay and per capita outlay is greater.

    The following table identifies the nine largest operators of theme park chains worldwide ranked by total attendance, showing the number and type of such parks operated by each and the aggregate attendance in 1997.

                                                                          TYPE               NUMBER          1997
NAME OF OPERATOR                                                         OF PARK            OF PARKS      ATTENDANCE
---------------------------------------------------------------  -----------------------  -------------  -------------
                                                                                                              (IN
                                                                                                          THOUSANDS)
Disney.........................................................        Destination                  8         86,000
Premier Parks(1)...............................................         Regional                   31         36,700
Anheuser-Busch.................................................   Regional/Destination              9         20,700
Universal Studios..............................................        Destination                  2         14,300
Cedar Fair.....................................................         Regional                    7         13,400
Paramount Parks................................................         Regional                    6         12,800
Blackpool Pleasure Beach Co.(2)................................        Destination                  3          8,800
The Tussauds Group(2)..........................................         Regional                    3          7,400
Silver Dollar City.............................................   Regional/Destination              5          4,900

------------------------

(1) Attendance figures for Premier Parks reflect the 1997 Acquisitions and the Six Flags Acquisition as if such acquisitions had all occurred at the commencement of the 1997 season.

(2) Does not operate parks in North America.

    DESTINATION PARKS VERSUS REGIONAL PARKS

    Destination parks are those designed primarily to attract visitors willing generally to travel long distances and incur significant expense to visit the parks' attractions as part of an extended stay. To accommodate vacationers, many destination parks also include on-site lodging. Walt Disney World and Universal Studios are well-known examples of this type of park. Management believes that destination parks are typically more affected by the national economy than are regional parks. With the exception of Six Flags Magic Mountain, located in the same market as Disneyland and Universal Studios Hollywood, the Company does not believe that its parks compete directly with destination parks.

    Regional theme parks, such as those historically operated by the Company, are designed to attract visitors for a full day or a significant number of hours. Management views regional theme parks as those that draw the majority of their patrons from within a 50-mile radius of the park and the great majority of their visitors from within a 100-mile radius of the park. Visiting a regional theme park may be significantly less expensive than visiting a destination park because of lower transportation expenses, lower ticket prices and the lack of extended lodging expenses. The U.S. regional theme park industry is highly fragmented with over 150 parks owned by over 100 operators.

    ATTRACTIONS

    Regional theme parks attract patrons of all ages. Families and young people are attracted by the variety of major rides and attractions, children's rides and various entertainment areas including thematic shows and concerts. Most park admission policies are "pay-one-price," which entitles a guest to virtually unlimited free access to all rides, shows and attractions.

    Depending on the size of the property, regional theme parks typically have between 30 and 40 attractions. These rides include roller coasters and water rides, as well as other attractions such as bumper cars, aerial rides and children's rides. A park may also have distinct entertainment and show areas with specific themes such as a wild west or pirate stunt show. Games, food and merchandise stands often reflect the theme of the particular area in which they are located. This enhances the promotional effect of the thematic area. By offering a variety of rides and themed areas, a park is able to target a wider age spectrum from the surrounding population.

    In addition to thrill rides, many parks offer indoor attractions and outdoor concerts, ranging from musical skits and bands to full-scale evening concerts by prominent entertainers. Selected concerts may require an add-on to the admissions price, but often are part of the regular ticket price, providing added value to visitors.

    Food service offered ranges from full-service restaurants to fast food. Young people may only be interested in a quick meal between rides while the family may choose to relax for a picnic. Refreshment stands serve snack foods, such as hot dogs, cotton candy and soda. In addition, game booths and merchandise souvenir stands are dispersed throughout a park.

HISTORY

    The Company was incorporated in 1981 as The Tierco Group, Inc., and through 1989 was primarily engaged in the ownership and management of real estate and mortgage loans. In October 1989, the Company's current senior management assumed control, and during 1989, management determined to focus Premier's business on its theme park operations, which at that point consisted of a 50% interest in Frontier City. In 1991, the Company acquired White Water Bay and increased its ownership in Frontier City to in excess of 50%. In 1992, the Company acquired Adventure World and the remaining minority interest in Frontier City and disposed of substantially all of its non-theme park operations. In 1994, the Company changed its name to Premier Parks Inc. On August 15, 1995, the Company completed the Funtime acquisition. On June 4, 1996, the Company completed a public offering of approximately 3.9 million shares of Common Stock, at a price to the public of $18.00 per share, which raised $65.2 million of net proceeds. In the fourth quarter of 1996, the Company acquired Elitch Gardens, the Waterworld Parks and The Great Escape, and, in February 1997, acquired Riverside Park. In January 1997, the Company completed the issuance, through a public offering, of an additional 6.9 million shares of its Common Stock at a price to the public of $29.00 per share, which raised approximately $189.8 million of aggregate net proceeds. In the fourth quarter of 1997, the Company acquired Kentucky Kingdom and its leasehold interest at Marine World. In the first quarter of 1998, the Company expects to acquire a majority interest in Walibi, and expects to acquire the remaining interest in the second quarter of 1998.

DESCRIPTION OF PARKS

PREMIER PARKS

    ADVENTURE WORLD

    Adventure World is a combination theme and water park located in Largo, Maryland, approximately 15 miles east of Washington, D.C. and 30 miles southwest of Baltimore, Maryland. The park's primary market includes Maryland, northern Virginia, Washington, D.C. and parts of Pennsylvania and Delaware. This market provides the park with a permanent resident population base of approximately 6.6 million people within 50 miles and 10.9 million people within 100 miles. The Washington, D.C. and Baltimore markets are the number 7 and number 23 DMAs in the United States, respectively. Based upon in-park surveys, approximately 87% of the visitors to Adventure World in 1997 resided within a 50-mile radius of the park, and 92% resided within a 100-mile radius.

    The Company owns a site of 515 acres, with 115 acres currently used for park operations. The remaining 400 acres, which are fully zoned for entertainment and recreational uses, provide the Company with ample expansion opportunity, as well as the potential to develop complementary operations, such as an amphitheater.

    Adventure World's principal competitors are King's Dominion Park, located in Doswell, Virginia (near Richmond); Hershey Park, located in Hershey, Pennsylvania; and Busch Gardens, located in Williamsburg, Virginia. These parks are located approximately 120, 125 and 175 miles, respectively, from Adventure World.

    DARIEN LAKE & CAMPING RESORT

    Darien Lake, a combination theme and water park, is the largest theme park in the State of New York and the 38th largest theme park in the United States based on 1997 attendance of 1.4 million. Darien Lake is located off Interstate 90 in Darien Center, New York, approximately 30, 40 and 120 miles from Buffalo, Rochester and Syracuse, New York, respectively. The park's primary market includes upstate New York, western and northern Pennsylvania and southern Ontario, Canada. This market provides the park with a permanent resident population base of approximately 2.1 million people within 50 miles of the park and 3.1 million with 100 miles. The Buffalo, Rochester and Syracuse markets are the number 40, number 75 and number 72 DMAs in the United States, respectively. Based upon in-park surveys, approximately 62% of the visitors to Darien Lake in 1997 resided within a 50-mile radius of the park, and 79% resided within a 100-mile radius.

    The Darien Lake property consists of approximately 1,000 acres, including 144 acres for the theme park, 242 acres of campgrounds, and 593 acres of agricultural, undeveloped and water areas. Darien Lake also has a 20,000 seat amphitheater. Following the 1995 season, the Company entered into a long-term arrangement with a national concert promoter to realize the cash flow potential of the amphitheater. As a result, since it acquired the park, the Company has realized substantial increases in revenues earned from concerts held at the facility.

    Adjacent to the Darien Lake theme park is a camping resort owned and operated by the Company with 1,180 developed campsites, including 330 recreational vehicles (RV's) available for daily and weekly rental. In addition, there are 500 other campsites available for tenting. Darien Lake is one of the few theme parks in the United States which offers a first class campground adjacent to the park. The campground is the fifth largest in the United States. In 1997, approximately 310,000 people used the Darien Lake campgrounds. The Company believes that substantially all of the camping visitors use the theme park. The Company is constructing an economy motel at the site for the 1998 season to supplement the campgrounds.

    Darien Lake's principal competitor is Wonderland Park located in Toronto, Canada, approximately 125 miles from Darien Lake. In addition, Darien Lake competes to a lesser degree with three smaller amusement parks located within 50 miles of the park. Darien Lake is significantly larger with a more diverse complement of entertainment than any of these three smaller facilities.

    ELITCH GARDENS

    Elitch Gardens is a combination theme and water park located on approximately 60 acres in the downtown area of Denver, Colorado, next to Mile High Stadium and McNichols Arena, and close to Coors Field. Based on 1997 attendance of 1.5 million, Elitch Gardens is the 37th largest theme park in the United States. The park's primary market includes the greater Denver area, as well as most of central Colorado. This market provides the park with a permanent resident population base of approximately 2.4 million people within 50 miles of the park and approximately 3.3 million people within 100 miles. The Denver area is the number 18 DMA in the United States. Based upon in-park surveys, approximately 54% of the visitors to Elitch Gardens in 1997 resided within a 50-mile radius of the park, and 78% resided within a 100-mile radius. Elitch Gardens has no significant direct competitors.

    A park in Denver under the name of "Elitch Gardens" has been in continuous operation for over 100 years. During 1994 and 1995, the park was relocated from its smaller location on the north side of Denver to its current location in downtown Denver. The park was constructed at a cost of $100.0 million (including land and equipment, as well as extensive infrastructure). The park was reopened in 1995. Management believes that the park, as constructed, did not have sufficient marketable rides and attractions to achieve its attendance potential. In addition, prior to its acquisition in 1996, the park lacked theming and landscaping, as well as creative marketing.

    FRONTIER CITY

    Frontier City is a western theme park located along Interstate 35 in northeast Oklahoma City, Oklahoma, approximately 100 miles from Tulsa. The park's market includes nearly all of Oklahoma and certain parts of Texas and Kansas, with its primary market in Oklahoma City and Tulsa. This market provides the park with a permanent resident population base of approximately 1.2 million people within 50 miles of the park and 2.1 million people within 100 miles. The Oklahoma City and Tulsa markets are the number 43 and number 58 DMAs in the United States, respectively. Based upon in-park surveys, approximately 63% of the visitors to Frontier City in 1997 resided within a 50-mile radius of the park, and 69% resided within a 100-mile radius.

    The Company owns a site of approximately 90 acres, with 60 acres currently used for park operations. The remaining 30 acres provide the Company with the potential to develop complementary operations, such as campgrounds or an amphitheater. Frontier City's only significant competitor is Six Flags Over Texas, the Company's park located in Arlington, Texas, approximately 225 miles from Frontier City.

    GEAUGA LAKE

    Geauga Lake is a combination theme and water park, and is the 40th largest theme park in the United States based on 1997 attendance of 1.3 million. Geauga Lake is located in Aurora, Ohio, 20 miles southeast of Cleveland and approximately 30, 60 and 120 miles, respectively, from Akron and Youngstown, Ohio and Pittsburgh, Pennsylvania. This market provides the park with a permanent resident population base of approximately 4.0 million people within 50 miles of the park and 7.4 million within 100 miles. The Cleveland/Akron, Youngstown and Pittsburgh markets are the number 13, number 97 and number 19 DMAs in the United States, respectively. Based upon in-park surveys, approximately 44% of the visitors to Geauga Lake in 1997 resided within a 50-mile radius of the park, and 76% resided within a 100-mile radius.

    The 257-acre property on which Geauga Lake is situated includes a 55-acre spring-fed lake. The theme park itself presently occupies approximately 116 acres. There are approximately 87 acres of undeveloped land (of which approximately 30 acres have the potential for further development).

    Geauga Lake's principal competitors are Cedar Point in Sandusky, Ohio and Kennywood in Pittsburgh, Pennsylvania. These parks are located approximately 90 miles and 120 miles, respectively, from Geauga Lake. There are also three small water parks within a 50-mile radius of Geauga Lake, and Sea World, a marine park, is located on the other side of Geauga Lake. While Sea World does, to some extent, compete with Geauga Lake, it is a complementary attraction, and many patrons visit both facilities. In that regard, the Company and Sea World conduct joint marketing programs in outer market areas, involving joint television advertising of combination passes. In addition, combination tickets are sold at each park.

    THE GREAT ESCAPE

    The Great Escape, which opened in 1954, is a combination theme and water park located off Interstate 87 in the Lake George resort area, 180 miles north of New York City and 40 miles north of Albany. The park's primary market includes the Lake George tourist population and the upstate New York and western New England resident population. Official statistics indicate that the area had a visitor population of over 7.5 million people in 1995, of which over 3.5 million were overnight visitors, with an average length of stay of 4.3 days. This market provides the park with a permanent resident population base of approximately 800,000 people within 50 miles of the park and 3.3 million people within 100 miles. The Albany market is the number 52 DMA in the United States. Based upon in-park surveys, approximately 41% of the visitors to the Great Escape in 1997 resided within a 50-mile radius of the park, and 69% resided within a 100-mile radius.

    The Great Escape is located on a site of approximately 335 acres, with 100 acres currently used for park operations. Approximately 30 of the undeveloped acres are suitable for park expansion. The Great Escape's only significant direct competitor is Riverside Park, the Company's park located in Springfield, Massachusetts, approximately 150 miles from The Great Escape. In addition, there is a smaller water park located in Lake George.

    KENTUCKY KINGDOM

    Kentucky Kingdom is a combination theme and water park, located on approximately 58 acres on and adjacent to the grounds of the Kentucky State Fair in Louisville, Kentucky, of which approximately 38 acres are leased under ground leases with terms (including renewal options) expiring in 2049, with the balance owned by the Company. Based on 1997 attendance of 1.1 million, Kentucky Kingdom was the 47th largest theme park in the United States. The park's primary market includes Louisville and Lexington, Kentucky, Evansville and Indianapolis, Indiana and Nashville, Tennessee. This market provides the park with a permanent resident population of approximately 1.4 million people within 50 miles and 4.6 million people within 100 miles. The Louisville and Lexington markets are the number 50 and number 67 DMAs in the United States. Kentucky Kingdom's only significant direct competitor is Paramount's Kings Island and The Beach, located in Cincinnati, Ohio, approximately 100 miles from the park.

    The Company believes that, although Kentucky Kingdom is outfitted with a large number of rides and has a solid attendance base, the park has suffered from limited available funds for investment and a lack of revenue outlets. Premier intends to spend approximately $10 million prior to the 1998 season to add two major new attractions and to upgrade the quality and quantity of the merchandise outlets and restaurants. The Company also intends to implement more professional and creative marketing, sales and promotional programs.

    MARINE WORLD

    Marine World, a theme park which has historically featured primarily marine mammals and exotic land animals, is the 47th largest theme park in the United States, based on 1997 attendance of 1.1 million. Marine World is located in Vallejo, California, approximately 32 miles from San Francisco, 22 miles from Oakland and 57 miles from Sacramento. This market provides the park with a permanent resident population base of approximately 5.4 million people within 50 miles and 10.0 million people within 100 miles. The San Francisco/Oakland and Sacramento areas are the number 5 and number 20 DMAs in the United States, respectively. Based upon in-park surveys, approximately 50% of the visitors to Marine World in 1997 resided within a 50-mile radius of the park, and 78% resided within a 100-mile radius.

    The Company manages the operations of Marine World pursuant to a management agreement entered into in February 1997, pursuant to which the Company is entitled to receive an annual base management fee of $250,000 and up to $250,000 annually in additional fees based on park performance. In addition, in November 1997 the Company exercised at no additional cost an option to lease approximately 40 acres of land at the site on a long-term basis and at nominal rent, entitling the Company to receive, in addition to the management fee, 80% of the cash flow generated by the park after operating expenses and debt service. Finally, the Company has the option to purchase the entire park beginning in February 2002, which it currently expects to exercise at that time.

    Marine World currently consists of 105 acres comprised of various presentation stadiums, animal habitats, visitor walkways, parking, concession and picnic areas, bordering a 55-acre man-made lake. The park provides for the shelter and care of over 50 marine mammals, 600 land animals, over 70 sharks and rays, birds and reptiles, over 2,600 tropical and cold water fish and marine invertebrates, and 500 butterflies, all featured in a variety of exhibits and participatory attractions.

    Marine World's principal competitors are Underwater World at Pier 39 in San Francisco, Great America in Santa Clara and Outer Bay at Monterey Bay Aquarium. These parks are located approximately, 30, 60 and 130 miles from Marine World, respectively. In addition, plans for Hecker Pass, a new theme park in Gilroy, California (approximately 100 miles from Marine World) are under development. If developed, the Company believes that the park would not be operational for at least two years.

    Since taking over the management of Marine World in April 1997, the Company has stabilized the park's performance by reducing operating expenses, shortening the operating season, and beginning to expand the park's entertainment component by adding a themed children's area with children's rides called "Popeye's Seaport" and the DinoSphere TurboRide, a ride simulation theatre. The Company expects to invest between $35-$40 million at Marine World for the 1998 season to add fourteen new rides, including a boomerang steel roller coaster, a river rapids ride and a shoot-the-chute giant splash ride.

    RIVERSIDE PARK

    Riverside Park is a combination theme park and motor speedway, located off Interstate 91 near Springfield, Massachusetts, approximately 95 miles west of Boston. Riverside Park's primary market includes Springfield and western Massachusetts, and Hartford and western Connecticut, as well as portions of eastern Massachusetts (including Boston) and eastern New York. Based on 1997 attendance of over 1.2 million, Riverside Park is the 43rd largest theme park in the United States. This market provides the park with a permanent resident population base of approximately 3.1 million people within 50 miles and 14.7 million people within 100 miles. Based upon in-park surveys, approximately 63% of the visitors to Riverside Park in 1997 resided within a 50-mile radius of the park, and 95% resided within a 100-mile radius. Springfield, Hartford/New Haven and Boston are the number 103, number 27 and number 6 DMAs in the United States.

    Riverside Park is comprised of approximately 160 acres, with 118 acres currently used for park operations, 12 acres for a picnic grove and approximately 30 undeveloped acres. Riverside Park's

Speedway is a multi-use stadium which includes a one-quarter mile
NASCAR-sanctioned short track for automobile racing which can seat 6,200 for speedway events and 15,000 festival style for concerts.

    Riverside Park's most significant competitor is Lake Compounce located in Bristol, Connecticut, approximately 50 miles from Riverside Park. Lake Compounce had not been in regular full-service operation for several years. However, the prior owner of the park entered into a joint venture relationship in 1996 with an established park operator, and the park has received a substantial investment of private and public funds and did operate in the 1997 season. To a lesser extent, Riverside Park competes with The Great Escape, the Company's park located in Lake George, New York, approximately 150 miles from Riverside Park.

    WATERWORLD PARKS

    The Waterworld Parks consist of two water parks (Waterworld USA/Concord and Waterworld USA/ Sacramento) and one family entertainment center (Paradise Island).

    Waterworld USA/Concord is located in Concord, California, in the East Bay area of San Francisco. The park's primary market includes nearly all of the San Francisco Bay area. This market provides the park with a permanent resident population base of approximately 6.8 million people within 50 miles of the park and 10.0 million people within 100 miles. The San Francisco Bay market is the number 5 DMA in the United States. Based upon in-park surveys, approximately 94% of the visitors in 1997 resided within a 50-mile radius of the park, and 97% resided within a 100-mile radius.

    Waterworld USA/Sacramento is located on the grounds of the California State Fair in Sacramento, California. Also located on the fair grounds is Paradise Island, the Company's family entertainment center. The facilities' primary market includes Sacramento and the immediate surrounding area. This market provides the park with a permanent resident population base of approximately 2.7 million people within 50 miles of the park and 9.7 million people within 100 miles. The Sacramento market is the number 20 DMA in the United States. Based upon in-park surveys, approximately 80% of the visitors in 1997 resided within a 50-mile radius of the park, and 96% resided within a 100-mile radius.

    Both facilities are leased under long-term ground leases. The Concord site includes approximately 29 acres, with 24 acres currently used for park operations. The Sacramento facility is located on approximately 20 acres, all of which is used for the park and the family entertainment center. Concord's only significant direct competitor is Raging Waters located in San Jose, approximately 100 miles from that facility. Sacramento's only significant competitor is Sunsplash located in northeast Sacramento, approximately 40 miles from that facility.

    WHITE WATER BAY

    White Water Bay is a tropical themed water park situated on 22 acres located along Interstate 40 in southwest Oklahoma City, Oklahoma. The park is the 15th largest water park in the United States based on 1997 attendance of approximately 316,000. The park's primary market includes the greater Oklahoma City metropolitan area. Oklahoma City is the number 43 DMA in the United States. This market provides the park with a permanent resident population base of approximately 1.2 million people within 50 miles of the park and 2.1 million people within 100 miles. Based upon in-park surveys, approximately 80% of the visitors to White Water Bay in 1997 resided within a 50-mile radius of the park, and 87% resided within a 100-mile radius. White Water Bay has no direct competitors.

    WYANDOT LAKE

    Wyandot Lake, a water park that also offers "dry" rides, is located just outside of Columbus, Ohio, adjacent to the Columbus Zoo on property sub-leased from the Columbus Zoo. The park's primary market includes the Columbus metropolitan area and other central Ohio towns. This market provides the park

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with a permanent resident population base of approximately 2.0 million people within 50 miles of the park and approximately 6.4 million people within 100 miles. The Columbus market is the number 34 DMA in the United States. Based on in-park surveys, approximately 85% of the visitors to Wyandot Lake in 1997 resided within a 50-mile radius of the park, and 93% resided within a 100-mile radius.

    The Company leases from the Columbus Zoo the land, the buildings and several rides which existed on the property at the time the lease was entered into in 1983. The current lease expires in 1998, but the Company expects to exercise the first of its two five-year renewal options. The land leased by Wyandot Lake consists of approximately 18 acres. The park shares parking facilities with the Columbus Zoo.

    Wyandot Lake's direct competitors are Paramount's Kings Island and The Beach, each located in Cincinnati, Ohio, and Cedar Point, located in Sandusky, Ohio. Each of these parks is located approximately 100 miles from Wyandot Lake. Although the Columbus Zoo is located adjacent to the park, it is a complementary attraction, with many patrons visiting both facilities.

WALIBI PARKS

    In March 1998, Premier is scheduled to acquire approximately 50.1% of the shares of capital stock of Walibi (on a fully diluted basis) in the Private Acquisition. Thereafter, the Company will commence the Walibi Tender Offer for the balance of the Walibi shares, pursuant to which the Company expects to acquire all or substantially all of such shares. Walibi, a Belgian corporation whose capital stock is traded on the Official Market of the Brussels Stock Exchange, owns six theme parks, two located in Belgium, one in the Netherlands and three in France, as well as two smaller attractions in Brussels. Walibi's operations had combined 1997 attendance of approximately 3.5 million.

    The Walibi Parks consist of six theme parks and two small attractions throughout Europe, including: Bellewaerde, Mini-Europe and Oceade, Walibi Aquitaine, Walibi Flevo, Walibi Rhone-Alpes, Walibi Schtroumpf and Walibi Wavre and Aqualibi. The Walibi Parks' primary markets include Belgium, The Netherlands, southwestern France, eastern France and northern France. These markets provide the Walibi Parks with a permanent resident population of
million people within 50 miles and       million people within 100 miles.

    The Walibi Parks' most significant competitors are             , located in
            .

SIX FLAGS PARKS

    In February 1998, Premier entered into the Six Flags Agreement to acquire all of the capital stock of SFEC from the Sellers. See "Description of Six Flags Agreement." Six Flags operates 12 "Six Flags" branded theme parks in eight locations in the United States, consisting of eight major regional theme parks, as well as three separately gated water parks and one wildlife safari park (each located near one of the theme parks). The closing of the Six Flags Acquisition will occur concurrently with the closing of the Offering.

    SIX FLAGS ASTRO-WORLD AND SIX FLAGS WATERWORLD

    Six Flags Astro-World, the 28th largest theme park in the United States with 1997 attendance of 2.0 million, and the separately gated adjacent Six Flags WaterWorld, with 1997 attendance of 283,000, are located in Houston, Texas on the grounds of an entertainment and sports complex that includes the Houston Astrodome. The Houston, Texas market provides the parks with a permanent
resident population of    million people within 50 miles and       million
people within 100 miles. The Houston market is the number 11 DMA in the United
States. Based upon in-park surveys, approximately   % of the visitors to the
parks in 1997 resided within a 50-mile radius of the park, and   % resided
within a 100-mile radius.

    The Company owns a site of approximately 90 acres used for the theme park, and approximately 14 acres used for the water park. Six Flags Astro-World indirectly competes with Sea World of Texas and the

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Company's Six Flags Fiesta Texas, both located in San Antonio, Texas, approximately 200 miles from the park. Six Flags WaterWorld competes with Splashtown and Water Works, two nearby water parks.

    SIX FLAGS FIESTA TEXAS

    Six Flags Fiesta Texas, the 33rd largest theme park in the United States with 1997 attendance of 1.6 million, is located in San Antonio, Texas. The San Antonio, Texas market provides the park with a permanent resident population of
   million people within 50 miles and    million people within 100 miles. The
San Antonio market is the number 38 DMA in the United States. Based upon in-park
surveys, approximately   % of the visitors to the parks in 1997 resided within a
50-mile radius of the park, and    % resided within a 100-mile radius.

    Six Flags Fiesta Texas' principal competitor is Sea World of Texas located in San Antonio. In addition, the park competes to a lesser degree with Six Flags Astro-World, the Company's park located in Houston, Texas, approximately 200 miles from the park.

    PARTNERSHIP STRUCTURE. In March 1996, Six Flags completed arrangements under which it took over management of the then named Fiesta Texas park ("Fiesta Park"). Fiesta Park is located on 200 acres and is owned by La Cantera Development Company ("La Cantera"), an affiliate of United Service Automobile Associates and is leased to a then formed new limited partnership (the "Fiesta Partnership"). Pursuant to the terms of the lease (the "Fiesta Lease"), the Fiesta Partnership pays La Cantera a nominal annual rental and is required to make certain capital improvements to and cover all operating expenses of the park.

    The Fiesta Partnership is a limited partnership formed by Six Flags San Antonio, L.P., a Delaware limited partnership between two wholly-owned subsidiaries of the Company (the "Six Flags GP"), as general partner, San Antonio Park GP, LLC, a Delaware limited liability company which is managed by managers elected by TWE, on the one hand, and an investor group, on the other hand and in which SFEC holds a non-voting 99% equity interest (the "LLC GP"), as general partner, and Fiesta Texas Theme Park, Ltd., a Texas limited partnership wholly-owned by La Cantera (the "La Cantera LP"), as limited partner. The Fiesta Partnership is controlled by the general partners and is owned 59% by the Six Flags GP, 1% by the LLC GP and 40% by the La Cantera LP, which interests reflect the partners' respective original contributions to the Fiesta Partnership.

    The Fiesta Lease has an initial term which extends through the end of fiscal year 2005, but under certain circumstances may be extended until the end of fiscal year 2015. The extended Fiesta Lease can be terminated at the end of fiscal year 2010 at the option of either the Fiesta Partnership or the lessor, La Cantera LP. The Fiesta Partnership will also have the right to terminate the Fiesta Lease effective at the end of fiscal year 2001 based on a specified cumulative operating loss for the 1998 through 2001 fiscal years. As long as the Fiesta Lease continues in effect, the Fiesta Partnership has the option to purchase the tangible and intangible assets of Fiesta Park, as well as the La Cantera LP's interest in the Fiesta Partnership, during the initial term of the Fiesta Lease, at the end of fiscal year 2010 should the lessor terminate the Fiesta Lease and at the end of fiscal year 2015.

    In connection with Six Flags' management of Fiesta Park, the Six Flags GP entered into a management agreement with the Fiesta Partnership (the "Management Agreement") under which it will manage and operate Fiesta Park on the Fiesta Partnership's behalf. Under the terms of the Management Agreement, the Fiesta Partnership will pay the Six Flags GP an annual management fee and intellectual property fee. For the 1996 and 1997 fiscal years, the annual management fee payable to the Six Flags GP was 6% of the Fiesta Partnership's Gross Revenues (as defined in the Management Agreement) for such year. Commencing with the 1998 fiscal year, the management fee is 25% of EBITDA (as defined in the Management Agreement). The intellectual property fee payable to the Six Flags GP throughout the term of the Management Agreement will be based on the Fiesta Partnership's Gross Revenues.

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    SIX FLAGS GREAT ADVENTURE AND SIX FLAGS WILD SAFARI ANIMAL PARK

    Six Flags Great Adventure, the 10th largest theme park in the United States, and the separately gated adjacent Six Flags Wild Safari Animal Park, the 23rd largest theme park in the United States with 1997 combined attendance of 3.7 million, are located in Jackson, New Jersey, approximately 70 miles south of New York City and 50 miles east of Philadelphia. The New York and Philadelphia
markets provide the parks with a permanent resident population of     million
people within 50 miles and million people within 100 miles. The New York and Philadelphia markets are the number 1 and number 4 DMAs in the United States, respectively. Based upon in-park surveys, approximately % of the visitors to the parks in 1997 resided within a 50-mile radius of the park, and % resided within a 100-mile radius.

    The Company owns a site of approximately 1,862 acres, of which approximately 221 acres are currently used for the thrill-ride based theme park operations, and 1,641 acres remain undeveloped. Additionally, the Company owns approximately 355 adjacent acres that are used for the wildlife safari park, home to 55 species of 1,200 exotic animals which can be seen over a four and a half mile drive. Six Flags Great Adventure's principal competitors are Hershey Park, located in Hershey, Pennsylvania, approximately 150 miles from the park; and Dorney Park, located in Allentown, Pennsylvania, approximately 75 miles from the park.

    SIX FLAGS GREAT AMERICA

    Six Flags Great America, the 16th largest theme park in the United States with 1997 attendance of 3.0 million, is located in Gurnee, Illinois, between Chicago, Illinois and Milwaukee, Wisconsin. The Chicago and Milwaukee markets
provide the park with a permanent resident population of     million people
within 50 miles and     million people within 100 miles. The Chicago and
Milwaukee markets are the number 3 and number 31 DMAs in the United States,
respectively. Based upon in-park surveys, approximately     % of the visitors to
the park in 1997 resided within a 50-mile radius of the park, and     % resided
within a 100-mile radius.

    The Company owns a site of approximately 86 acres used for the theme park operations. Six Flags Great America currently has no direct theme park competitors in the region, but does compete with Paramount's Kings Island, located near Cincinnati, Ohio, approximately 350 miles from the park; Cedar Point, located in Sandusky, Ohio, approximately 340 miles from the park; and Six Flags St. Louis, the Company's park located near St. Louis, Missouri, approximately 320 miles from the park.

    SIX FLAGS MAGIC MOUNTAIN AND SIX FLAGS HURRICANE HARBOR

    Six Flags Magic Mountain, the 12th largest theme park in the United States with 1997 attendance of 3.3 million, and the separately gated adjacent Six Flags Hurricane Harbor, the 11th largest water park in the United States with 1997 attendance of 351,000, are located in Valencia, California, in the northwest section of Los Angeles County. The Los Angeles, California market provides the
parks with a permanent resident population of       million people within 50
miles and       million people within 100 miles. The Los Angeles market is the number 2 DMA in the United States. Based upon in-park surveys, approximately
   % of the visitors to the parks in 1997 resided within a 50-mile radius of the
parks, and    % resided within a 100-mile radius.

    The Company owns a site of approximately 110 acres used for the theme park, and approximately 11 acres used for the pirate-themed water park. Six Flags Magic Mountain's principal competitors include Disneyland in Anaheim, California, located approximately 60 miles from the park, Universal Studios Hollywood in Universal City, California, located approximately 20 miles from the park, Knott's Berry Farm in Buena Park, California, located approximately 50 miles from the park, and Sea World of California in San Diego, California, located approximately 150 miles from the park. Six Flags Hurricane Harbor has no direct competitors in the area.

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
    SIX FLAGS OVER GEORGIA

    Six Flags Over Georgia, the 20th largest theme park in the United States with 1997 attendance of 2.8 million, is located in Mableton, Georgia, approximately 10 miles outside of Atlanta, Georgia. The Atlanta, Georgia market
provides the park with a permanent resident population of     million people
within 50 miles and     million people within 100 miles. The Atlanta market is
the number 10 DMA in the United States. Based upon in-park surveys,
approximately     % of the visitors to the park in 1997 resided within a 50-mile
radius of the park, and     % resided within a 100-mile radius.

    Six Flags Over Georgia's primary competitors include Paramount's Carowinds in Charlotte, North Carolina, located approximately 250 miles from the park, and Dollywood in Pigeon Forge, Tennessee, located approximately 200 miles from the park. The Georgia Partnership (as defined below) owns the site of approximately 283 acres, including approximately 87 acres of undeveloped land, all of which is leased to Six Flags Over Georgia II.

    PARTNERSHIP STRUCTURE. On March 18, 1997, Six Flags completed arrangements pursuant to which Six Flags will manage the Georgia park through 2026. Under the agreements governing the new arrangements (the "Georgia Agreements"), the Georgia park is to be owned by Six Flags Over Georgia II of which a Six Flags subsidiary is the managing general partner. In the second quarter of 1997, two subsidiaries of Six Flags made a tender offer for partnership interests ("LP Units") in the 99% limited partner of Six Flags Over Georgia II (the "Georgia Partnership"), that values the Georgia park at the greater of $250 million or eight times 1997 EBITDA of the Georgia park (the "Tender Offer Price"). Six Flags purchased approximately 25% of the LP Units in the 1997 tender offer at an aggregate price of $60.1 million.

    The key elements of the new arrangements are as follows: (i) the limited partner (which is not affiliated with Six Flags) received minimum annual distributions of $18.5 million in 1997, which will increase each year thereafter in proportion to increases in the cost of living; (ii) thereafter, Six Flags will be entitled to receive from available cash (after provision for reasonable reserves and after capital expenditures per annum of approximately 6% of prior year's revenues) a management fee equal to 3% of the prior year's gross revenues, and, thereafter, any additional available cash will be distributed 95% to Six Flags and 5% to the limited partner; (iii) commencing in 1998, and on an annual basis thereafter, Six Flags will offer to purchase additional LP Units at a price based on a valuation for the park equal to the greater of $250.0 million or a value derived by multiplying the weighted average four year EBITDA by 8.0;
(iv) in 2026, Six Flags will have the option to acquire all remaining interests in the Georgia park at a price based on the Tender Offer Price, increased in proportion to the increase in the cost of living between December 1996 and December 2026, and (v) the Company is required to make minimum capital expenditures at the Georgia park during rolling five-year periods, based generally on 6% of such park's revenues. Cash flow from operations at the Georgia park will be used to satisfy these requirements first, before any funds are required from the Company. In connection with the Indemnity Agreement, the Company is transferring to Time Warner (who has guaranteed the Six Flags obligations under these arrangements) record title to certain entities that have purchased and will purchase LP Units, and the Company will receive an assignment from Time Warner of all cash flow received on such LP Units and will otherwise control such entities, except in the event of a default by the Company of its obligations under these arrangements. After all such obligations have been satisfied, Time Warner is required to transfer to the Company such stock for a nominal consideration. In addition, the Company will issue preferred stock of the managing partner of the Georgia Partnership to Time Warner which, in the event of such a default, would permit Time Warner to obtain control of such entity. See "Description of Six Flags Agreement."

    Six Flags has accounted for the Georgia park as a co-venture and included the revenues and expenses of the Georgia partnership (excluding partnership depreciation and interest expense associated with limited partnership debt) in Six Flags' consolidated financial statements and deducted as expenses the net amounts distributed to the limited partners. Under the previous partnership agreement for the Georgia partnership, net cash flow (as defined in the partnership agreement) was distributed in the following order:

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$2.1 million to the limited partner; then $2.1 million to the general partner;
then a management fee to the general partner equal to 3% of the preceding year's gross revenues; and finally, of the remainder, 30% to the limited partner and
70% to the general partner. In 1997, the Georgia park contributed $    million
of Six Flags' EBITDA, representing     % thereof.

    SIX FLAGS OVER TEXAS AND SIX FLAGS HURRICANE HARBOR

    Six Flags Over Texas, the 16th largest theme park in the United States with 1997 attendance of 2.9 million, and the separately gated Six Flags Hurricane Harbor, the 7th largest water park in the United States with 1997 attendance of 558,000, are located across Interstate 30 from each other in Arlington, Texas, between Dallas and Fort Worth, Texas. The Dallas/Fort Worth market provides the
parks with a permanent resident population of     million people within 50 miles
and     million people within 100 miles. The Dallas/Fort Worth market is the number 8 DMA in the United States. Based upon in-park surveys, approximately
    % of the visitors to the parks in 1997 resided within a 50-mile radius of
the park, and     % resided within a 100-mile radius.

    Six Flags Hurricane Harbor includes a year-round family entertainment center named "Funsphere," which includes a laser tag facility, a games arcade, two go-cart tracks, a miniature golf course, batting cages and other attractions. Funsphere does not charge front gate admission; attractions are offered on a pay-as-you-play basis.

    The Texas Partnership (defined below) owns the site of approximately 197 acres used for the theme park, and the Company owns approximately an additional 49 acres, of which approximately 18 acres are currently used for Hurricane Harbor, seven acres are used for Funsphere (an adjacent family entertainment center), and 22 acres remain undeveloped. Six Flags Over Texas' principal competitors include Sea World of Texas and the Company's Six Flags Fiesta Texas,
both located in San Antonio, Texas, approximately   miles from the park. Six
Flags Hurricane Harbor has no direct competitors in the area.

    Six Flags Over Texas is owned by Texas Flags, Ltd. (the "Texas Partnership"), a Texas limited partnership of which the 1% general partner is a wholly-owned subsidiary of Six Flags, and the 99% limited partner is Six Flags Over Texas Fund, Ltd., a Texas limited partnership (the "Texas Limited Partner") which is unaffiliated with Six Flags. Under the terms of the prior partnership agreement, the Texas Partnership was scheduled to dissolve on December 31, 1997, unless 66 2/3% of the Texas Investors voted in favor of continuing the partnership.

    In December 1997, Six Flags completed arrangements pursuant to which it will manage Six Flags Over Texas through 2027. The key elements of the new arrangements are as follows: (i) the Texas Limited Partner will receive minimum annual distributions of $27.7 million in 1998, increasing each year thereafter in proportion to increases in the cost of living; (ii) thereafter, Six Flags will be entitled to receive from available cash (after provision for reasonable reserves and after capital expenditures per annum of approximately 6.0% of prior year's revenues) a management fee equal to 3% of the prior year's gross revenues, and, thereafter, any additional available cash will be distributed 92.5% to Six Flags and 7.5% to the Texas Limited Partner; (iii) in the first quarter of 1998, Six Flags made a tender offer for partnership units ("LP Units") in the Texas Limited Partner that values the park at the greater of approximately $374.8 million or 8.5 times 1997 EBITDA of the park (the "Tender Offer Price"); (iv) commencing in 1999, and on an annual basis thereafter, Six Flags will offer to purchase LP Units at a price based on a valuation for the park equal to the greater of $374.8 million or a value derived by multiplying the weighted-average four year EBITDA of the park by 8.5; (v) in 2027 Six Flags and its affiliates will have the option to acquire all remaining interests in the park at a price based on the Tender Offer Price, increased in proportion to the increase in the cost of living between December 1997 and December 2027; and
(vi) the Company is required to make minimum capital expenditures at the Texas park during rolling five-year periods, based generally on 6% of such park's revenues. Cash flow from operations at the Texas park will be used to satisfy

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these requirements first, before any funds are required from the Company. Six
Flags purchased approximately    % of the LP units in the 1998 tender offer at
an aggregate price of $         million. In connection with the Indemnity
Agreement, the Company is transferring to Time Warner (who has guaranteed the Six Flags obligations under these arrangements) record title to certain entities that have purchased and will purchase LP Units and the Company will receive an assignment from Time Warner of all cash flow received on such LP Units and will otherwise control such entities, except in the event of a default by the Company of its obligations under these arrangements. After all such obligations have been satisfied, Time Warner is required to transfer to the Company such stock for a nominal consideration. In addition, the Company will issue preferred stock of the managing partner of the Texas Partnership to Time Warner which, in the event of such a default, would permit Time Warner to obtain control of such entity. See "Description of Six Flags Agreement."

    Six Flags has accounted for the park as a co-venture and included the revenues and expenses of the Texas Partnership (excluding partnership depreciation and interest expense associated with limited partnership debt) in its consolidated financial statements and deducted as expenses the net amounts distributed to the Texas Limited Partner. Under the previous partnership agreement for the Texas Partnership, net cash flow (as defined in the partnership agreement) is distributed 30% to the limited partner and 70% to the general partner. The 70%--30% split became effective after the limited partner received cumulative net cash flow distributions from the Texas Partnership subsequent to its formation equal to an aggregate amount of $110 million. In
1997, the park contributed $    million of Six Flags' EBITDA, representing     %
thereof.

    SIX FLAGS ST. LOUIS

    Six Flags St. Louis, the 33rd largest theme park in the United States with 1997 attendance of 1.7 million, is located in Eureka, Missouri, about 35 miles west of St. Louis, Missouri. The St. Louis market provides the park with a
permanent resident population of     million people within 50 miles and
million people within 100 miles. The St. Louis market is the number 21 DMA in
the United States. Based upon in-park surveys, approximately     % of the
visitors to the park in 1997 resided within a 50-mile radius of the park, and % resided within a 100-mile radius.

    The Company owns a site of approximately 499 acres used for the theme park operations. Six Flags St. Louis competes with Paramount's Kings Island, located near Cincinnati, Ohio, approximately 350 miles from the park; Cedar Point, located in Sandusky, Ohio, approximately 515 miles from the park; Silver Dollar City, located in Branson, Missouri, approximately 250 miles from the park, and Six Flags Great America, the Company's park located near Chicago, Illinois, approximately 320 miles from the park.

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MARKETING AND PROMOTION

    The Company attracts visitors through national and local multi-media marketing and promotional programs for each of its parks. The national programs are designed to market and enhance the Six Flags brand name. Local programs are tailored to address the different characteristics of their respective markets and to maximize the impact of specific park attractions and product introductions. All marketing and promotional programs are updated or completely revamped each year to address new developments. Marketing programs are supervised by the Company's Vice President for Marketing, with the assistance of the Company's senior management and its national advertising agency.

    The Company also develops partnership relationships with well-known national and regional consumer goods companies and retailers to supplement its advertising efforts and to provide attendance incentives in the form of discounts and/or premiums. The Company has also arranged for popular local radio and television programs to be filmed or broadcast live from its parks.

    Group sales and pre-sold tickets provide the Company with a consistent and stable base of attendance, representing approximately 36% of aggregate attendance in 1997 at the eleven parks owned by Premier during that season. Each park has a group sales and pre-sold ticket manager and a well-trained sales staff dedicated to selling multiple group sales and pre-sold ticket programs through a variety of methods, including direct mail, telemarketing and personal sales calls. Historically, Premier has been successful in increasing group sales and pre-sold tickets at its existing and acquired parks.

    The Company has also developed effective programs for marketing season pass tickets. Season pass sales establish a solid attendance base in advance of the season, thus reducing exposure to inclement weather. Additionally, season pass holders often bring paying guests and generate "word-of-mouth" advertising for the parks. The increased in-park spending which results from season passes is not offset by incremental operating expenses, since such expenses are relatively fixed during the operating season. During 1997, 20.6% of visitors to the eleven parks then owned by the Company utilized season passes.

    A significant portion of the Company's attendance is attributable to the sale of discount admission tickets. The Company offers discounts on season and multi-visit tickets, tickets for specific dates and tickets to affiliated groups such as businesses, schools and religious, fraternal and similar organizations. The increased in-park spending which results from such attendance is not offset by incremental operating expenses, since such expenses are relatively fixed during the operating season. In 1997, approximately 77% of patrons at the eleven parks then owned by the Company were admitted at a discount rate and, for the
year ended December 31, 1997, approximately    % of the Company's revenue was
attributable to in-park spending.

    The Company also implements promotional programs as a means of targeting specific market segments and geographic locations not reached through its group or retail sales efforts. The promotional programs utilize coupons, sweepstakes, reward incentives and rebates to attract additional visitors. These programs are implemented through direct mail, telemarketing, direct response media, sponsorship marketing and targeted multi-media programs. The special promotional offers are usually for a limited time and offer a reduced admission price or provide some additional incentive to purchase a ticket, such as combination tickets with a complementary location.

LICENSES

    Pursuant to the License Agreement, the Company has the exclusive right for a term through 2053 to use Warner Bros. and DC Comics characters in theme parks throughout the United States and Canada (other than the Las Vegas metropolitan area). In particular, the License Agreement entitles the Company to use, subject to customary approval rights of Warner Bros., and in limited circumstances, approval rights of certain third parties, all animated cartoon and comic book characters that Warner Bros. and DC Comics have the right to license, including as of the date hereof, BATMAN, SUPERMAN, BUGS BUNNY, DAFFY DUCK,

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TWEETY BIRD and YOSEMITE SAM, and will include the right to sell merchandise using the characters. The license fee is fixed until 2005, and thereafter, the license fee will be subject to periodic scheduled increases and will be payable on a per-theme park basis. In addition, the Company will be required to pay a royalty fee on merchandise sold that uses the licensed characters. Six Flags is also a party to certain additional license agreements with Warner Bros. and Time Warner concerning, among others, HBO BACKLOT COMMISSARY and SPORTS ILLUSTRATED FESTIVAL. Warner Bros. has the right terminate the License Agreement if any persons involved in the movie or television industries or party to a material judicial proceeding pending against Time Warner obtain control of the Company.

PARK OPERATIONS

    The Company currently operates in geographically diverse markets in the United States and Europe. Each of the Company's parks is operated to the extent practicable as a separate operating division of the Company in order to maximize local marketing opportunities and to provide flexibility in meeting local needs. Each park is managed by a general manager who reports to one of the Company's [three] Executive Vice Presidents (each of whom report to its Chief Operating Officer) and is responsible for all operations and management of the individual park. Local advertising, ticket sales, community relations and hiring and training of personnel are the responsibility of individual park management in coordination with corporate support teams.

    Each of the Company's parks is managed by a full-time, on-site management team under the direction of the general manager. Each such management team includes senior personnel responsible for operations and maintenance, marketing and promotion, human resources and merchandising. Park management compensation structures are designed to provide incentives (including stock options and cash bonuses) for individual park managers to execute the Company's strategy and to maximize revenues and operating cash flow at each park. The Company's nine general managers (before the Six Flags Acquisition) have an aggregate of approximately 200 years experience in the industry, including approximately 80 years at parks owned or operated by Premier.

    The Company's parks are generally open daily from Memorial Day through Labor Day. In addition, most of the Company's parks are open during weekends prior to and following their daily seasons, primarily as a site for theme events (such as Hallowscream, Fright Fest-Registered Trademark-, Oktoberfest and Holiday in the Park-Registered Trademark-). Due to their location, certain Six Flags Parks have longer operation seasons. Typically, the parks charge a basic daily admission price, which allows unlimited use of all rides and attractions, although in certain cases special rides and attractions require the payment of an additional fee. The Company's family entertainment centers are open year-round and do not charge an admission price.

CAPITAL IMPROVEMENTS

    The Company regularly makes capital investments in the development and implementation of new rides and attractions at its parks. The Company purchases both new and used rides. In addition, the Company rotates rides among its parks to provide fresh attractions. The Company believes that the introduction of new rides is an important factor in promoting each of the parks in order to achieve market penetration and encourage longer visits, which lead to increased attendance and in-park spending. In addition, the Company generally adds theming to acquired parks and enhances the theming and landscaping of its existing parks in order to provide a complete family oriented entertainment experience. Capital expenditures are planned on a seasonal basis with most expenditures made during the off-season. Expenditures for materials and services associated with maintaining assets, such as painting and inspecting rides are expensed as incurred and therefore are not included in capital expenditures.

    The Company's level of capital expenditures are directly related to the optimum mix of rides and attractions given park attendance and market penetration. These targeted expenditures are intended to drive significant attendance growth at the parks and to provide an appropriate complement of entertainment value, depending on the size of a particular market. As an individual park begins to reach an appropriate attendance penetration for its market, management generally plans a new ride or attraction every three to four years in order to enhance the park's entertainment product.

MAINTENANCE AND INSPECTION

    The Company's rides are inspected daily by maintenance personnel during the operating season. These inspections include safety checks, as well as regular maintenance and are made through both visual inspection of the ride and test operation. Senior management of the Company and the individual parks evaluate the risk aspects of each park's operation. Potential risks to employees and staff as well as to the public are evaluated. Contingency plans for potential emergency situations have been developed for each facility. During the off-season, maintenance personnel examine the rides and repair, refurbish and rebuild them where necessary. This process includes x-raying and magnafluxing (a further examination for minute cracks and defects) steel portions of certain
rides at high-stress points. The Company has approximately       full-time
employees who devote substantially all of their time to maintaining the parks and their rides and attractions.

    In addition to the Company's maintenance and inspection procedures, the Company's liability insurance carrier performs an annual inspection of each park and all attractions and related maintenance procedures. The result of insurance inspections are written evaluation and inspection reports, as well as written suggestions on various aspects of park operations. State inspectors also conduct annual ride inspections before the beginning of each season. Other portions of each park are also subject to inspections by local fire marshals and health and building department officials. Furthermore, the Company uses [Ellis & Associates] as water safety consultants at its parks in order to train life guards and audit safety procedures.

EMPLOYEES

    The Company employs approximately       full-time employees and
approximately       seasonal employees during the operating season. In this
regard, the Company competes with other local employers for qualified student and other candidates on a season-by-season basis. As part of the seasonal employment program, the Company employs a significant number of teenagers, which subjects the Company to child labor laws. The Company is not subject to federal or certain applicable state minimum wage rates in respect of its seasonal employees. However, the recent increase in the federal or any applicable state minimum wage rate could result over time in increased compensation expense for the Company as it relates to these employees as a result of competitive factors.

    Approximately    % of the Company's full-time and approximately    % of its
seasonal employees are subject to labor agreements with local chapters of
national unions. These labor agreements expire in                (Six Flags Over
Georgia and Six Flags Over Texas), December 1999 (Six Flags Great Adventure),
January 2000 (Six Flags St. Louis) and           (Marine World). The Company has
never experienced any work stoppages, and believes that it has a strong relationship with its employees and unions.

INSURANCE

    The Company maintains insurance of the type and in amounts that it believes are commercially reasonable and that are available to businesses in its industry. Premier Operations maintains multi-layered general liability policies that provide for excess liability coverage of up to $25.0 million per occurrence. By virtue of self-insured retention limits, Premier Operations is required to pay the first $50,000 of loss per occurrence. Six Flags maintains multi-layered general liability policies that provide for excess liability coverage of up to $175.0 million per occurrence. By virtue of self-insured retention limits ($500,000 per occurrence) and first dollar coverage by a captive insurance company, Six Flags or its wholly-owned insurance company subsidiary is required to pay the first $2 million of loss per occurrence. The Company's combined cost for insurance and
for self-insured claims for 1997 was $         million compared to $
million in 1996 and $         million in 1995. The Company also maintains fire
and extended coverage, workers' compensation, business interruption and other forms of insurance typical to businesses in its industry. The fire and extended coverage policies insure the Company's real and personal properties (other than land) against physical damage resulting from a variety of hazards.

LEGAL PROCEEDINGS

    The nature of the industry in which the Company operates tends to expose it to claims by visitors for injuries. Historically, the great majority of these claims have been minor. While the Company believes that it is adequately insured against the claims currently pending against it and any potential liability, if the number of such events resulting in liability significantly increased, or if the Company becomes subject to damages that cannot by law be insured against, such as punitive damages, there may be a material adverse effect on its operations.

    On March 19, 1997, SFTP, and its wholly-owned subsidiary Six Flags Over Georgia, Inc. (collectively, the "Six Flags Parties") commenced a declaratory judgment action in the Superior Court of Gwinnett County, Georgia, entitled Six Flags Over Georgia, Inc. and Six Flags Theme Parks, Inc. v. Six Flags Fund, Ltd. and Avram Salkin, as Trustee of the Claims Trust. The Six Flags Parties sought, among other things, a declaration and determination of the rights and obligations of the partners of Six Flags Over Georgia, L.P., with respect to certain disputed partnership affairs and an accounting of all partnership affairs. On April 21, 1997, defendants Six Flags Fund, Ltd. and its affiliates (collectively, the "SFOG Fund Parties") filed a motion to dismiss the declaratory judgment action as well as an answer and counterclaim naming SFEC and Time Warner Entertainment Company, L.P. as additional counterclaim-defendants. The counterclaim seeks imposition of a constructive trust and an accounting, compensatory damages of in excess of $250 million and unspecified punitive damages for alleged breaches of fiduciary duty, conversion, fraud and conspiracy allegedly committed by the counterclaim-defendants in connection with the management of the Six Flags Over Georgia.

    On June 9, 1997, the parties entered into a Consent Order in which they agreed, among other things, to realign the parties. An Amended Complaint was then filed by the SFOG Fund Parties as the newly-aligned plaintiffs against the Six Flags Parties in which the same substantive claims were asserted. The Six Flags Parties filed their answer denying liability and asserting several affirmative defenses on July 24, 1997. The Six Flags Parties intend to vigorously contest the allegations of the complaint.

    The Sellers have agreed to indemnify the Company from any and all liabilities arising from these proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth certain information with respect to the directors, executive officers and key employees of the Company or its subsidiaries.

NAME                                  AGE     POSITION WITH COMPANY
---------------------------------  ---------  ------------------------------------------------------------------------
Kieran E. Burke..................         40  Chairman and Chief Executive Officer; Director
Gary Story.......................         42  President and Chief Operating Officer; Director
James F. Dannhauser..............         45  Chief Financial Officer; Director
Hue W. Eichelberger..............         39  Executive Vice President
James C. Bouy....................         56  Vice President, General Manager, Elitch Gardens
Jeffrey A. Lococo................         41  Vice President, General Manager, Geauga Lake
Richard A. McCurley..............         38  Vice President, General Manager, Waterworld
Bradley Y. Paul..................         50  Vice President, General Manager, Darien Lake
Traci E. Blanks..................         36  Vice President of Marketing
David Thomas.....................         40  Vice President of Entertainment
Richard A. Kipf..................         63  Vice President of Administration, Corporate Secretary
John Gannon......................         40  Vice President of Finance
Russell Kuteman..................         45  Vice President of Finance
Paul A. Biddelman................         52  Director
Michael E. Gellert...............         66  Director
Jack Tyrrell.....................         51  Director
Sandy Gurtler....................         48  Director
Charles R. Wood..................         83  Director

    KIERAN E. BURKE has served as Chief Executive Officer and a Director of the Company since October 1989 and Chairman of the Board since June 1994. From 1989 through June 1994, he was President of Premier. Mr. Burke also serves as a director of Blue Ridge Real Estate Company and Big Boulder Corporation. Mr. Burke was an investment banker prior to becoming President of Premier. Mr. Burke is a member of the board of directors of the International Association of Amusement Parks & Attractions ("IAAPA").

    GARY STORY has served as President and a Director of the Company since June 1994 and as Chief Operating Officer since January 1992. From January 1992 through June 1994, he also served as Premier's Executive Vice President. Prior to that time, he had been General Manager of Frontier City for more than five years. From 1983 through 1984, Mr. Story served as General Manager of Luna Park, an amusement park in Sydney, Australia, during its redevelopment as a theme park and from 1981 through 1983 he served as General Manager of Diversiones del Reino, an amusement park in Mexico City. From 1972 through 1981, Mr. Story served in various capacities with Six Flags. Mr. Story is a former member of the board of directors of IAAPA.

    JAMES F. DANNHAUSER became Chief Financial Officer of the Company in October 1995 and has served as a Director of Premier since December 1992. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm ("Lepercq"). Mr. Dannhauser is a member of the board of directors of Lepercq.

    HUE W. EICHELBERGER has served as Executive Vice President since 1996; prior thereto he served as Vice President and General Manager of Adventure World since 1992. From 1991 through 1992, he served as Park Manager of White Water Bay. From 1988 through 1991, he was Associate Director of Corporate Development at Silver Dollar City, Inc. Prior thereto, Mr. Eichelberger served as General Manager of White Water (a water park in Grand Prairie, Texas) and FantaSea (a water park in Wichita, Kansas).

    JAMES C. BOUY served as Vice President and General Manager of Geauga Lake since 1994 and became General Manager of Elitch Gardens following the Denver Acquisition. Prior thereto, from 1992 through 1994, he served as Vice President and General Manager of Kennywood Park in Pittsburgh, Pennsylvania. From 1985 through 1991, Mr. Bouy was employed by Funtime as Vice President and General Manager of Darien Lake. Prior thereto, from 1975 through 1981, he was employed by the Marriott Corporation, where his responsibilities included serving as Chief Operating Officer for The Great American Theme Park in Gurnee, Illinois and The Great American Theme Park in Santa Clara, California.

    JEFFREY A. LOCOCO has served as Vice President and General Manager of Wyandot Lake since 1989 and became the General Manager of Geauga Lake following the Denver Acquisition. From 1982 through 1989, he served as Director of Marketing and Sales of Geauga Lake. From 1980 through 1982, Mr. Lococo served as Regional Sales Manager with Marriott's Great America Theme Park.

    RICHARD A. MCCURLEY has served as Vice President and General Manager of Frontier City and White Water Bay since 1994 and became General Manager of Waterworld following the California Acquisition. He joined Premier in 1992 as Director of Revenue for Frontier City and White Water Bay and, during that year, transferred to become Director of Revenue for Adventure World. From 1985 through 1992, Mr. McCurley was Food Service Manager and later Food Service Director at Knotts Berry Farms. Prior to that period, he spent six years with Worlds of Fun, a major theme park in Kansas City, Missouri, ultimately serving as Director of Food Services.

    BRADLEY Y. PAUL has served as Vice President and General Manager of Darien Lake since 1991. From 1984 through 1991 he served as Marketing Director of Darien Lake.

    TRACI E. BLANKS has served as Vice President of Marketing since 1995. From 1992 through 1994, she served as Vice President Marketing for Frontier City and White Water Bay. From 1986 through 1992, she served as Director of Marketing for Frontier City, and as such was responsible for all marketing and group sales programs. From 1986 through 1987, she also served as Manager of Advertising and Promotions for Frontier City.

    DAVID THOMAS has served as Vice President of Entertainment since 1993. From 1987 through 1993, he was responsible for the Company's show productions (including booking national touring acts to appear at the parks) as well as the staging of numerous festivals including Oktoberfest and Hallowscream. Prior to 1987, he served as President of Silvertree Productions, producing over forty stage shows, musicals, stunt spectaculars and magic illusion presentations.

    RICHARD A. KIPF has served as Corporate Secretary of the Company (or its predecessors) since 1975 and has served as Vice President of Administration since 1994.

    PAUL A. BIDDELMAN has served as a Director of the Company since December 1992. Since April 1992, Mr. Biddelman has been treasurer of Hanseatic Corporation ("Hanseatic"), a private investment company. From January 1991 through March 1992, Mr. Biddelman was managing director of Clements Taee Biddelman Incorporated, a financial advisory firm. Mr. Biddelman also serves as a director of Electronic Retailing Systems International, Inc., Insituform Technologies, Inc., Celadon Group, Inc., Petroleum Heat and Power Co., Inc. and Star Gas Corporation (general partner of Star Gas Partners, L.P.).

    MICHAEL E. GELLERT has served as a Director of the Company since March 1989. He previously served as a Director of Premier and as a Trustee of Tierco from 1979 until 1986. From June 1989 through June 1994, he also served as the Chairman of the Board of Premier. Mr. Gellert is a general partner of Windcrest Partners ("Windcrest"), a New York limited partnership. Windcrest, the principal business of which is private investing, is an affiliate of Premier. Mr. Gellert also serves as a director of Devon Energy Corp., Humana Inc., Seacor Holdings, Inc., Regal Cinemas, Inc. and The Putnam Trust Company of Greenwich Advisory Board of The Bank of New York.

    JACK TYRRELL has served as a Director of Premier since December 1992. For more than five years, Mr. Tyrrell has been a general partner of Lawrence Venture Partners, a general partnership, the principal business of which is that of acting as general partner of Lawrence, Tyrrell, Ortale & Smith ("LTOS"), a private investment limited partnership. Mr. Tyrrell is also a general partner of LTOS II Partners, a general partnership, the principal business of which is that of acting as general partner of Lawrence, Tyrrell, Ortale & Smith II, L.P. ("LTOS II"), a private investment limited partnership. Mr. Tyrrell is also a general partner of Richland Partners, L.P., a limited partnership, the principal business of which is that of acting as general partner of Richland Ventures, L.P. ("Richland"), a private investment limited partnership. In addition, Mr. Tyrrell is a general partner of Richland Partners II, L.P., a limited partnership, the principal business of which is that of acting as general partner of Richland Ventures II, L.P. ("Richland II"), a private investment limited partnership. Mr. Tyrrell also serves as a director of National Health Investors, Inc. and Regal Cinemas, Inc.

    SANDY GURTLER has served as a Director of the Company since 1997. Mr. Gurtler is the chief executive officer, a director and a shareholder of Chilcott Entertainment Corp., which was the general partner of the owner of Elitch Gardens Amusement Park in Denver, Colorado prior to the acquisition of the park by the Company in October 1996. Mr. Gurtler also serves as a consultant to the Company.

    CHARLES R. WOOD has served as a Director of the Company since 1997. Mr. Wood is the President and sole shareholder of Storytown USA, Inc. and Fantasy Rides Corporation, which collectively owned The Great Escape and Splashwater Kingdom in Lake George, New York prior to the acquisition of the park by the Company in December 1996. Mr. Wood also serves as a consultant to the Company and owns, directly or through wholly-owned corporations, a variety of businesses in the Lake George area, including real estate, motels, restaurants and an action park.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of January 1, 1998 (except as noted below) as to Common Stock owned by (a) each of the Company's current directors and named executive officers; (b) all current directors and officers of the Company as a group; and (c) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock. The information presented does not reflect any prospective purchase of Common Stock in the Offering by the named persons.

                                                                                                 PERCENTAGE OF CLASS
                                                                            NUMBER OF SHARES   ------------------------
                                                                              BENEFICIALLY      PRIOR TO       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                              OWNED         OFFERING     OFFERING
--------------------------------------------------------------------------  -----------------  -----------  -----------
Kieran E. Burke(1)........................................................         314,877            1.6
Paul A. Biddelman(2)......................................................       2,657,071           14.0
James F. Dannhauser(3)....................................................          76,665              *            *
Michael E. Gellert(4).....................................................       1,368,861            7.2
Gary Story(5).............................................................         143,000              *            *
Jack Tyrrell(6)...........................................................         691,241            3.8
Sandy Gurtler.............................................................              --             --           --
Charles R. Wood...........................................................           9,091(7)           *            *
Robert J. Gellert(8)......................................................
  122 East 42nd Street
  New York, New York 10168                                                       1,254,553            6.6
Windcrest Partners(9).....................................................
  122 East 42nd Street
  New York, New York 10168                                                       1,136,025            5.9
Hanseatic Corporation(10).................................................
  Wolfgang Traber
  450 Park Avenue
  New York, New York 10152                                                       2,657,071           14.0
All directors and officers as a group(11) (14 persons)....................       6,302,405           32.5

------------------------

*   Less than one percent.

(1) Includes 75,637 shares of Common Stock and warrants and options to purchase 239,238 shares of Common Stock for his own account as to which Mr. Burke has sole voting and investment power. Does not include 258,675 shares under the unvested portion of options and restricted shares granted.

(2) Represents shares of Common Stock beneficially owned by Hanseatic Corporation ("Hanseatic"), of which Mr. Biddelman is treasurer. See footnote
    (10) below.

(3) Includes 32,665 shares of Common Stock and options to purchase 44,000 shares of Common Stock. Does not include 154,325 shares under the unvested portion of options and restricted shares granted.

(4) Includes 232,836 shares of Common Stock, as to which Mr. Gellert has sole voting and investment power. Also includes 1,136,025 shares of Common Stock beneficially owned by Windcrest Partners ("Windcrest") which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert. Also includes 28,717 shares of Common Stock beneficially owned by Michael E. Gellert's daughter who resides in his household. Mr. Gellert disclaims beneficial ownership of all shares beneficially owned by his daughter.

(5) Includes 25,000 shares of common stock and options to purchase 118,000 shares of Common Stock. Does not include 197,000 shares under the unvested portion of options and restricted shares granted.

(6) Includes 9,794 shares of Common Stock for his own account; 311,940 shares of Common Stock beneficially owned by Lawrence, Tyrrell, Ortale & Smith II, L.P. ("LTOS II"); and 200,729 shares of Common Stock beneficially owned by Richland Ventures, L.P. ("Richland") and 168,778 shares of Common Stock beneficially owned by Richland Ventures II, L.P. ("Richland II"). Mr. Tyrrell, who is a general partner of the respective general partners of LTOS II, Richland and Richland II, disclaims beneficial ownership of all shares held by such entities.

(7) Represents shares held by Double "H" Hole in the Woods Ranch, Inc., a charitable organization of which Mr. Wood is Chairman of the Board.

(8) Includes 2,514 shares of Common Stock for his own account, as to which he has sole voting and investment power; 40,351 shares of Common Stock as agent for 26 other persons and entities with whom he shares voting and investment power; 2,168 shares of Common Stock as trustee for Michael E. Gellert's sister with respect to which he shares voting and investment power with Peter J. Gellert (who holds these shares as agent); 5,558 shares of Common Stock as trustee of irrevocable trusts for the benefit of Michael E. Gellert's children as to which he has sole voting and investment power; 1,083 shares of Common Stock as trustee of an irrevocable trust for the benefit of his brother as to which he has sole voting and investment power; 1,854 shares of Common Stock as trustee of a trust for the benefit of a second cousin as to which he has sole voting and investment power; 1,136,025 shares of Common Stock owned by Windcrest Partners ("Windcrest"), which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert; and 65,000 shares of Common Stock beneficially owned by Lexfor Corporation of which he is President and a director, as to which he shares voting and investment power with the other officers and directors. Michael E. Gellert disclaims beneficial ownership of the shares of Common Stock owned by the trusts for the benefit of his children.

(9) Windcrest shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert.

(10) Represents shares of Common Stock beneficially owned by Hanseatic. Mr. Traber holds a majority of the shares of capital stock of Hanseatic and thus may be deemed to beneficially own such Common Stock. Of such shares, 2,588,695 shares of Common Stock are held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners LLC, a Delaware limited liability company in which the sole managing member is Hanseatic. The remaining shares of Common Stock are held by Hanseatic for discretionary customer accounts. Information has been derived from Amendment No. 7 to Schedule 13D, dated November 10, 1997.

(11) The share amounts listed include shares of Common Stock that the following persons have the right to acquire within 60 days from December 1, 1997 (Kieran E. Burke, 239,238 shares (see footnote (1)); James F. Dannhauser, 44,000 shares (see footnote (3)); Gary Story, 118,000 shares (see footnote
    (5)); and all directors and officers as a group, 442,839 shares.

                       DESCRIPTION OF SIX FLAGS AGREEMENT

    GENERAL

    On February 9, 1998, the company presently named Premier Parks Inc., certain wholly-owned subsidiaries of Premier, SFEC and each of the Sellers entered into the Six Flags Agreement. The Six Flags Agreement provides for the Six Flags Acquisition, pursuant to which Premier will acquire, by merger, all of the capital stock of SFEC from the Sellers for an amount (such amount, the "Capital Stock Consideration") equal to (i) $965 million, adjusted as described below (the "Preliminary Base Amount"), MINUS (ii) the excess of the SFEC Option Consideration (as defined below) over $5 million. The Capital Stock Consideration will be payable in Seller Depositary Shares representing interests in up to $200 million, but not less than $100 million, of the Seller Preferred Stock, with the balance payable in cash. The net proceeds of the Offerings will be used, in part, to fund the cash portion of the Capital Stock Consideration. Consummation of the Six Flags Acquisition is a condition to the Offerings.

    The Preliminary Base Amount will be adjusted as follows. If the actual tangible net worth of SFEC as of the end of its 1997 fiscal year exceeds
$          (the estimated tangible net worth of SFEC as of the end of its 1997 fiscal year), the Preliminary Base Amount will be increased by an amount equal to such excess. If, however, such actual tangible net worth is less than
$          , then the Preliminary Base Amount will be reduced accordingly.

    THE MERGERS

    Prior to the Six Flags Acquisition, and pursuant to the Premier Merger, the company presently named Premier Parks Inc. will merge with a wholly-owned subsidiary of Premier Parks Holdings Corporation in accordance with Section 251(g) of the Delaware General Corporation Law. As a result of the Premier Merger, holders of shares of Common Stock of Premier will become, on a share-for-share basis, holders of Common Stock of Premier Parks Holdings Corporation, and Premier will become a wholly-owned subsidiary of Premier Parks Holdings Corporation. On the effective date of the Premier Merger, Premier will change its name to Premier Parks Operations Inc., and Premier Parks Holdings Corporation will change its name to Premier Parks Inc.

    In addition to the share-for-share exchange, each option or similar right exercisable for capital stock of Premier Operations outstanding immediately prior to the Reorganization automatically will be converted into an option or similar right exercisable for a number of shares of the Common Stock equal to the number of shares of capital stock of Premier for which such option or similar right was exercisable immediately prior to the Premier Merger.

    Immediately following the closing of the Offerings, SFEC and a wholly-owned subsidiary of the Company will be merged pursuant to the Six Flags Acquisition, with SFEC continuing as the surviving corporation and as a wholly-owned subsidiary of the Company. Pursuant to the Six Flags Acquisition, (i) each share of capital stock of SFEC outstanding immediately prior to the Six Flags Acquisition, all of which are held by the Sellers, automatically will be converted into the right to receive a pro rata share of the Capital Stock Consideration based on the aggregate number of such shares (together with a cash payment in lieu of any fractional shares of Seller Preferred Stock to which the Sellers would have otherwise been entitled as part of the Capital Stock Consideration) and (ii) each option or similar right exercisable for capital stock of SFEC outstanding immediately prior to the Six Flags Acquisition automatically will be cancelled in exchange for a cash payment by SFEC (all such cash payments together, the "SFEC Option Consideration").

    CONDITIONS

    The Six Flags Agreement contains customary closing conditions of the parties. In addition, the Six Flags Acquisition is subject to the condition that the Company will raise equity capital in an amount at least equal to the difference between $900.0 million and the value of the Seller Preferred Stock issued to the Sellers pursuant to the Six Flags Acquisition.

    INDEMNIFICATION

    The Six Flags Agreement contains customary representations, warranties, covenants and other agreements of the parties. The Sellers have agreed to indemnify and hold harmless the Company against certain damages, claims and liabilities (and the cost and expenses related thereto) suffered by the Company in respect of (i) any breach of or inaccuracy in any representation or warranty contained in the Six Flags Agreement made by any Seller individually, or by the Sellers collectively, and (ii) any breach or violation of any covenant or agreement made by any Seller for itself or on behalf of SFEC or its subsidiaries contained in the Six Flags Agreement or any documents delivered at the closing thereunder.

    Generally, no party may make a claim for indemnification for breaches of representations and warranties and of covenants and other agreements as described in the immediately preceding paragraph after the date (the "Claims Termination Date") which is the earlier of (i) the 45th day following the date on which audited annual financial statements of the Registrant and its consolidated subsidiaries for the 1998 fiscal year are first made available to the Registrant and (ii) April 30, 1999.

    The Company may not make any claims for indemnification for breaches of any of the Sellers' representations and warranties until the aggregate amount of the damages suffered exceeds $5 million (the "Basket Amount"), whereupon the Sellers are obligated to pay in full all such amounts for indemnification, including the Basket Amount. The total maximum amount that the Sellers are required to pay for indemnification for breaches of the Sellers' representations and warranties under the Six Flags Agreement is $25 million. Upon consummation of the Six Flags Acquisition, the Company will deposit $25 million in cash into an escrow fund under a General Indemnity Escrow Agreement to be entered into by the Company with the Sellers and certain holders of options exercisable for capital stock of SFEC. A portion of such deposit will come from the Capital Stock Consideration payable to the Sellers, with the balance to come from the SFEC Option Consideration payable to the optionholders party to the General Indemnity Escrow Agreement. The escrow fund will be the sole source of payment for the Sellers' indemnification obligations to the Company for breaches of or inaccuracies in the Sellers' representations and warranties.

    In addition, the Sellers have agreed to indemnify and hold harmless the Company, pursuant to the Georgia Litigation Indemnity Agreement being entered into at the closing under the Six Flags Agreement, from any damages, claims and liabilities (and the costs and expenses related thereto) suffered in connection with the Georgia Litigation. See "Business--Legal Proceedings."

    AGREEMENTS RELATED TO THE SIX FLAGS AGREEMENT

    Certain ancillary agreements will be entered into pursuant to the Six Flags Agreement in connection with the Six Flags Acquisition. See "Business--Licenses" and "Description of Securities--Registration Rights."

    In addition to the ancillary agreements to be entered into in connection with the Six Flags Acquisition that are described elsewhere herein, SFEC, certain of SFEC's subsidiaries (together with SFEC, the "SFEC Parties"), Time Warner, and the Company and a wholly-owned subsidiary of the Company (together, the "Company Parties") will enter into the Indemnity Agreement. The purpose of the Indemnity Agreement is to have the SFEC Parties and the Company Parties provide support for certain payment and performance obligations of Time Warner and SFEC Parties under the arrangements relating to the Co-Venture Partnerships, the SFEC Zero Coupon Senior Notes and certain other obligations.

                          DESCRIPTION OF INDEBTEDNESS

PREMIER CREDIT FACILITY

    Borrowings under the Premier Credit Facility, which will be entered into in March 1998, will be secured by substantially all of the assets of Premier Operations and its domestic subsidiaries, and guaranteed by such subsidiaries. The Premier Credit Facility will have an aggregate availability of $300 million consisting of (i) a five-year $75.0 million revolving credit facility for working capital and general corporate purposes (the "Revolving Credit Facility"); (ii) a five-year $100.0 million term loan facility ("Facility B"); and (iii) an eight-year $125.0 million term loan facility ("Facility C" and, together with Facility B, the "Term Loan Facilities"), in each case, to fund
acquisitions and make capital improvements. As of March       , 1998, the
Company had borrowed $         million under Facility       . Interest rates per
annum under the Premier Credit Facility are equal to either (a) a base rate equal to the higher of the Federal Funds Rate plus 1/2% or the prime rate of Citibank, N.A., in each case, plus the Applicable Margin or (b) the London Interbank Offered Rate plus the Applicable Margin. The Revolving Credit Facility
will terminate on March   , 2003. Borrowings under Facility B will mature on
March   , 2003 and borrowings under Facility C will mature on March   , 2006;
however, aggregate principal payments and reductions of $10.0 million, $25.0 million, $30.0 million and $35.0 million will be required during the second, third, fourth and fifth years of Facility B and aggregate principal payments of $1.0 million each are required in each of the first six years of Facility C in addition to a $25.0 million payment in year seven and a $94.0 million payment in year eight.

    The Premier Credit Facility will contain restrictive covenants that, among other things, limit the ability of Premier Operations and its subsidiaries to dispose of assets; incur additional indebtedness or liens; pay dividends; repurchase stock; make investments; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates. In addition, the Premier Credit Facility will require that Premier Operations comply with certain specified financial ratios and tests, including ratios of total debt to EBITDA, interest expense to EBITDA, debt service to EBITDA and fixed charges to EBITDA.

    Defaults under the Premier Credit Facility will include (i) failure to repay principal when due; (ii) failure to pay interest within three days after due;
(iii) default in the performance of certain obligations of Premier Operations' principal subsidiaries under the Revolving Credit Security Agreement or any Equipment Security Agreement (as defined thereunder); (iv) failure to comply with certain covenants, conditions or agreements under the credit agreement which, in certain cases, continues for 30 days; (v) default by Premier Operations or any of its principal subsidiaries in respect of any indebtedness above specified levels; (vi) certain events of bankruptcy; (vii) certain judgments against Premier Operations or any of its principal subsidiaries;
(viii) the occurrence of a Change in Control (as defined thereunder); (ix) the assertion of certain Environmental Claims (as defined thereunder); and (x) under certain circumstances, the failure by Messrs. Burke and Story to serve Premier Operations in their present positions and the failure to replace them within a specified time period.

SIX FLAGS CREDIT FACILITY

    Borrowings under the Six Flags Credit Facility, which will be entered into on or prior to the closing of the Six Flags Acquisition, will be secured by substantially all of the assets of SFTP and its subsidiaries, and guaranteed by such subsidiaries. The Six Flags Credit Facility will have an aggregate availability of $472 million consisting of (i) up to $100.0 million under a Revolving Credit Facility to be used to refinance existing outstanding Six Flags bank indebtedness and for working capital and other general corporate purposes; and (ii) up to $372.0 million under Facility B to be used to refinance existing outstanding Six Flags bank indebtedness and fund acquisitions and make capital improvements. The Company anticipates that Facility B will be fully funded in connection with the Six Flags Acquisition. Interest rates per annum under the Six Flags Credit Facility are equal to either (a) a base rate equal to the higher of the Federal Funds Rate plus 1/2% or the prime rate of Citibank, N.A., in each case, plus the Applicable Margin (as defined therein) or (b) the London Interbank Offered Rate plus the Applicable Margin. The Revolving Credit Facility will terminate five years from the closing of the Six Flags Acquisition. Borrowings under Facility B will mature on November 30, 2004. However, for Facility B, aggregate principal payments and reductions of $1.0 million will be required during each of the first, second, third and fourth years and aggregate principal payments of $25.0 million and $40.0 million are required in years five and six.

    The Six Flags Credit Facility will contain restrictive covenants that, among other things, limit the ability of SFTP and its subsidiaries to dispose of assets; incur additional indebtedness or liens; pay dividends; repurchase stock; make investments; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates. In addition, the Six Flags Credit Facility will require SFTP to comply with certain specified financial ratios and tests, including ratios of total debt to EBITDA, interest expense to EBITDA, debt service to EBITDA and fixed charges to EBITDA.

    Defaults under the Six Flags Credit Facility will include (i) failure to repay principal when due; (ii) failure to pay interest within three days after due; (iii) default in the performance of certain obligations of SFTP's principal subsidiaries under the Revolving Credit Security Agreement or any Equipment Security Agreement (as defined thereunder); (iv) failure to comply with certain covenants, conditions or agreements under the credit agreement which, in certain cases, continues for 30 days; (v) default by SFTP or any of its principal subsidiaries in respect of any indebtedness above specified levels; (vi) certain events of bankruptcy (vii) certain judgments against SFTP or any of its principal subsidiaries; (viii) the occurrence of a Change in Control (as defined thereunder); (ix) the assertion of certain Environmental Claims (as defined thereunder); and (x) under certain circumstances, the failure by Messrs. Burke and Story to serve as Chief Executive Officer and Chief Operating Officer of SFTP and the failure to replace them within a specified time period.

COMPANY SENIOR DISCOUNT NOTES

    The Company Senior Discount Notes are senior, unsecured obligations of the Company, in an aggregate principal amount at maturity sufficient to generate gross proceeds of $250.0 million. The Company Senior Discount Notes will mature
on           , 2008. The Company Senior Discount Notes bear interest at the rate
of   % per annum and are not guaranteed by the Company's subsidiaries.

    The Company Senior Discount Notes are redeemable, at the Company's option,
in whole or in part, at any time on or after           , 2003, at specified
redemption prices, together with accrued and unpaid interest, if any, to the date of redemption.

    Upon the occurrence of a Change of Control (as defined in the applicable Indenture), the Company will be required to make an offer to repurchase the Company Senior Discount Notes at a price equal to 101% of the accreted value thereof, plus accrued and unpaid interest, if any, to the date of purchase prior
to            , 2003 or 101% of the principal amount thereof, plus accrued and
unpaid interest, if any, to the date of purchase on or after            , 2003.
Neither the Premier Merger nor the Six Flags Acquisition constitutes a Change of Control under the Indenture relating to the Company Senior Discount Notes.

    The Indenture relating to the Company Senior Discount Notes contains restrictive covenants that, among other things, limit the ability of the Company to dispose of assets; incur additional indebtedness or liens; pay dividends; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates. Defaults under the applicable Indenture include (i) failure to pay interest on the Company Senior Discount Notes within 30 days after such payments are due; (ii) failure to pay principal or premium, if any, on the Company Senior Discount Notes; (iii) failure to comply for 30 days after notice with the Company's repurchase obligations upon the occurrence of a Change of Control, an Asset Sale (as defined in the applicable Indenture) or certain covenants and failure to comply for 60 days after notice with the other agreements contained in the applicable Indenture; (iv) the default by the Company or any of its subsidiaries in respect of any indebtedness above specified levels; (v) certain events of bankruptcy or insolvency; and (vi) certain judgements against the Company or any of its subsidiaries above specified levels.

COMPANY SENIOR NOTES

    The Company Senior Notes are senior, unsecured obligations of the Company, in the aggregate principal amount of up to $280.0 million of which up to $80.0 million will be used to capitalize a three-year overfund account with respect to
the Company Senior Notes. The Company Senior Notes will mature on           ,
2008. The Company Senior Notes bear interest at the rate of    % per annum and
are not guaranteed by the Company's subsidiaries.

    The Company Senior Notes are redeemable, at the Company's option, in whole
or in part, at any time on or after           , 2003, at specified redemption
prices, together with accrued and unpaid interest, if any, to the date of redemption.

    Upon the occurrence of a Change of Control (as defined in the applicable Indenture) the Company will be required to make an offer to repurchase the Company Senior Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. Neither the Premier Merger nor the Six Flags Acquisition constitutes a Change of Control under the Indenture relating to the Company Senior Notes.

    The Indenture relating to the Company Senior Notes contains restrictive covenants that, among other things, limit the ability of the Company to dispose of assets; incur additional indebtedness or liens; pay dividends; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates. Defaults under the applicable Indenture include (i) failure to pay interest on the Company Senior Notes within 30 days after such payments are due; (ii) failure to pay principal or premium, if any on the Company Senior Notes; (iii) failure to comply for 30 days after notice with the Company's repurchase obligations upon the occurrence of a Change of Control, an Asset Sale (as defined in the applicable Indenture) or certain covenants and failure to comply for 60 days after notice with the other agreements contained in the applicable Indenture; (iv) the default by the Company or any of its subsidiaries in respect of any indebtedness above specified levels; (v) certain events of bankruptcy or insolvency; and (vi) certain judgments against the Company or any of its subsidiaries above specified levels.

PREMIER NOTES

    The Premier Notes are senior, unsecured obligations of Premier Operations, in the aggregate principal amount of $215 million, of which $90.0 million will mature on August 15, 2003 (the 1995 Premier Notes) and $125.0 million will mature on January 15, 2007 (the 1997 Premier Notes). The 1995 Premier Notes bear interest at the rate of 12% per annum and the 1997 Premier Notes bear interest at the rate of 9 3/4% per annum. The Premier Notes are guaranteed on a senior, unsecured basis by the principal operating subsidiaries of Premier Operations.

    The 1995 Premier Notes are redeemable, at Premier Operations' option, in whole or in part, at any time on or after August 15, 1999, at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. The 1997 Premier Notes are redeemable, at Premier Operations' option, in whole or in part, at any time on or after January 15, 2002, at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption.

    Upon the occurrence of a Change of Control (as defined in the relevant Indenture), Premier Operations will be required to make an offer to repurchase the Premier Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. Neither the Premier Merger nor the Six Flags Acquisition constitutes a Change of Control under the Indentures relating to the Premier Notes.

    The Indentures relating to the Premier Notes contain restrictive covenants that, among other things, limit the ability of Premier Operations to dispose of assets; incur additional indebtedness or liens; pay dividends; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates. Defaults under these Indentures include (i) failure to pay interest on the applicable Premier Notes within 30 days after such payments are due; (ii) failure to repay principal when due at its maturity date, upon optional redemption, upon required repurchase, upon acceleration or otherwise; (iii) failure to comply for 30 days after notice with Premier Operations' repurchase obligations upon the occurrence of a Change of Control and failure to comply for 60 days after notice with the other covenants contained in the applicable Indenture; (iv) the default by Premier Operations or any of its principal subsidiaries (the "Note Guarantors") in respect of any indebtedness above specified levels; (v) certain events of bankruptcy; (vi) certain judgments against Premier Operations or any Note Guarantor; (vii) any Note Guarantee (as defined in the Indentures) ceasing to be in full force and effect (except as contemplated by the terms thereof); and (viii) the denial or disaffirmation by any Note Guarantor of its obligations under the Indentures or any Note Guarantee, which continues for 10 days.

SFTP SENIOR SUBORDINATED NOTES

    The SFTP Senior Subordinated Notes are unsecured senior subordinated obligations of SFTP, in an aggregate principal amount of $285.0 million and will mature on June 15, 2005. The SFTP Senior Subordinated Notes accrete in value until June 15, 1998, at which time the accreted value will equal 100% of their principal amount. The SFTP Senior Subordinated Notes bear interest at the rate of 12 1/4% per annum, payable semiannually on June 15 and December 15 of each year, commencing December 15, 1998.

    The SFTP Senior Subordinated Notes are redeemable, at SFTP's option, in whole or in part, at any time on or after June 15, 2000 at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined in the applicable Indenture), SFTP is required to make an offer to repurchase the SFTP Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. The Six Flags Transactions constitute a Change of Control under the Indenture relating to the SFTP Senior Subordinated Notes, and the Company will be required to make an offer to purchase the SFTP Senior Subordinated Notes within 30 days of the closing of the Six Flags Transactions. The Company does not expect that it will be required to purchase any material amount of such Notes pursuant to such offer. See "Risk Factors--Risks Associated with Substantial Indebtedness."

    The Indenture pursuant to which the SFTP Senior Subordinated Notes were issued contains restrictive covenants that, among other things, limit the ability of SFTP and its subsidiaries to dispose of assets; incur additional indebtedness or liens; pay dividends; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates.

    Defaults under this Indenture include (i) failure to pay interest on the SFTP Senior Subordinated Notes within 30 days after such payments are due; (ii) failure to repay principal when due at its maturity date, upon optional redemption, upon required repurchase, upon acceleration or otherwise; (iii) failure to comply for 30 days after notice with SFTP's repurchase obligations upon the occurrence of a Change of Control and failure to comply for 60 days after notice with the other covenants contained in the Indenture; (iv) the default by SFTP or any Significant Subsidiary (as defined in the applicable Indenture) in respect of any indebtedness above specified levels; (v) certain events of bankruptcy; (vi) certain judgments against SFTP or any Significant Subsidiary; (vii) any Note Guarantee (as defined in the applicable Indenture) ceasing to be in full force and effect (except as contemplated by the terms thereof); and (viii) the denial or disaffirmation by any Note Guarantor of its obligations under the applicable Indenture or any Note Guarantee, which continues for 10 days.

SFEC ZERO COUPON SENIOR NOTES

    The SFEC Zero Coupon Senior Notes are senior unsecured obligations of SFEC, in an aggregate principal amount of $192.25 million and will mature on December 15, 1999. The SFEC Zero Coupon Senior Notes accrete in value until December 15, 1999, at which time the accreted value will equal 100% of their principal amount. There are no periodic payments on the SFEC Zero Coupon Senior Notes. One of the Sellers has effectively guaranteed the SFEC Zero Coupon Senior Notes, and the Company has indemnified that Seller in respect of its guarantee. The Company will use the proceeds of the New SFEC Notes Offering, together with other funds, to provide for the payment, at or prior to maturity of the SFEC Zero Coupon Senior Notes. Until so used, such proceeds (or U.S. government obligations purchased from such proceeds) will be deposited in escrow.

    The SFEC Zero Coupon Senior Notes may not be redeemed prior to maturity.

    From and after the consummation of the Six Flags Transaction, the restrictive covenants contained in the indenture pursuant to which the SFEC Zero Coupon Senior Notes were issued will generally not be applicable to SFEC or its subsidiaries.

    Defaults under this indenture include (i) the failure by SFEC or Time Warner to comply for 30 days after written notice with any covenant in the applicable Indenture; (ii) failure to pay, when due, upon final maturity or upon acceleration, the principal amount of any indebtedness of SFEC or any of its subsidiaries in excess of $5.0 million, or any indebtedness of Time Warner or any of its Material Subsidiaries (as defined in the applicable indenture) in excess of $50 million, if such indebtedness is not discharged within 60 days after written notice; (iii) certain events of bankruptcy of SFEC or Seller; and
(iv) failure to pay the principal amount of any SFEC Zero Coupon Senior Note at its maturity date. Accordingly, after the Six Flags Acquisition, such a default by Time Warner could result in the acceleration of the maturity of the SFEC Zero Coupon Senior Notes.

NEW SFEC NOTES

    The New SFEC Notes are senior, unsecured obligations of SFEC, in the aggregate principal amount of $170.0 million. The New SFEC Notes will mature on
                 . The New SFEC Notes bear interest at the rate of   % per annum
and are not guaranteed by SFEC's subsidiaries or the Company.

    The New SFEC Notes are redeemable, at SFEC's option, in whole or in part, at
any time on or after                  , at specified redemption prices, together
with accrued and unpaid interest, if any, to the date of redemption.

    Upon the occurrence of a Change of Control (as defined in the applicable Indenture), SFEC will be required to make an offer to repurchase the New SFEC Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. Neither the Premier Merger nor the Six Flags Acquisition constitutes a Change of Control under the Indenture relating to the New SFEC Notes.

    The Indenture relating to the New SFEC Notes contains restrictive covenants that, among other things, limit the ability of SFEC to dispose of assets; incur additional indebtedness or liens; pay dividends; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates. Defaults under the applicable Indenture include (i) failure to pay interest on the New SFEC Notes within 30 days after such payments are due; (ii) failure to pay principal or premium, if any on the New SFEC Notes; (iii) failure to comply for 30 days after notice with SFEC's repurchase obligations upon the occurrence of a Change of Control, an Asset Sale (as defined in the applicable Indenture) or certain covenants and failure to comply for 30 days after notice with the other agreements contained in the applicable Indenture; (iv) the default by SFEC or any of its subsidiaries, in respect of any indebtedness above specified levels; (v) certain events of bankruptcy or insolvency; and (vi) certain judgements against SFEC or any of its subsidiaries above specified levels.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company's authorized capital stock includes 90,000,000 shares of Common Stock, par value $0.05 per share. Each share of Common Stock entitles the holder thereof to one vote. Holders of the Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. However, each outstanding share of Common Stock currently has attached to it one right (a "Right") issued pursuant to a Rights Agreement (the "Rights Agreement"). Each Right entitles its registered holder to purchase one one-thousandth of a share of a junior participating series of Preferred Stock designated to have economic and voting terms similar to those of one share of Common Stock, as described under "--Rights Plan" below. After the Offerings,
    shares of Common Stock will be outstanding and       shares will be reserved
for future issuance (      for options and warrants and       upon conversion of
the Convertible Preferred Stock).

    Bank One Trust Company, N.A., Oklahoma City, Oklahoma, is the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

    The Company's authorized capital stock includes 500,000 shares of Preferred Stock, par value $1.00 per share. The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of such series of Preferred Stock. Holders of any series of Preferred Stock, when and if issued, may have priority claims to dividends and to any distributions upon liquidation of the Company, and other preferences over the holders of the Common Stock.
After giving effect to the Six Flags Transactions,       shares of Preferred
Stock will be outstanding. In addition, approximately 206,000 shares (which will be amended to 20,600 prior to the date of this Prospectus) of Preferred Stock have been reserved for issuance under the Rights Plan.

    MANDATORILY CONVERTIBLE PREFERRED STOCK

    Pursuant to the Preferred Stock Offering, the Company will issue Public Depositary Shares in respect of its Mandatorily Convertible Preferred Stock. The terms of the Mandatorily Convertible Preferred Stock are described under "Description of Mandatorily Convertible Preferred Stock."

    SELLER PREFERRED STOCK

    In connection with the Six Flags Acquisition, the Company will issue to the
Sellers up to       Seller Depositary Shares for up to $200 million of Seller
Preferred Stock. The Company has the right to pay cash in lieu of all or a portion of such shares, provided that if any Seller Depositary Shares are issued
to the Sellers not less than   shares (representing not less than $100 million
of the Capital Stock Consideration must be issued). The following is a summary of the terms of the Seller Preferred Stock.

    DIVIDENDS. Subject to the terms of the Company Notes, holders of shares of the Seller Preferred Stock will be entitled to receive annually, cash dividends out of funds of the Company legally available for payment, at an annual rate of
   % of the $         liquidation value (the "Liquidation Value") per
share. Dividends will be cumulative from the date of original issuance of the Seller Preferred Stock. The Seller Preferred Stock will rank PARI PASSU as to dividends with the Mandatorily Convertible Preferred Stock and have priority as to dividends over the Common Stock and any other series or class of the Company's stock hereafter issued.

    LIQUIDATION RIGHTS. In case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Seller Preferred Stock are entitled to receive the amount equal to the Liquidation Value thereof, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidations rights to the Seller Preferred Stock. The Seller Preferred Stock will rank PARI PASSU as to liquidation with the Mandatorily Convertible Preferred Stock.

    VOTING RIGHTS. The holders of each share of the Seller Preferred Stock shall not be entitled to any voting rights, except as required by Delaware law and except in certain circumstances involving the default by the Company in the payment of dividends, the authorization of securities having a preference over the Seller Preferred Stock, charter amendments materially affecting the rights of the holders or the merger or consolidation of the Company.

    CONVERSION RIGHTS. Shares of the Seller Preferred Stock (and thereby the Seller Depositary Shares) will be convertible, in whole or in part, at any time, at the option of the holder into shares of Common Stock at a conversion price of
$         per share of Common Stock, subject to adjustment as described below.
The holders of Seller Preferred Stock will be entitled at any time after the 90th day following the date of issuance to convert their shares of Convertible Preferred Stock into Common Stock at an initial conversion price equal to
[      % of the weighted average of the trading prices for all of the sales of the Common Stock on the NYSE for the 20 consecutive trading days ending on the third trading day prior to the issuance of the Seller Preferred Stock,] subject to adjustment in certain circumstances, including the payment of a stock dividend on shares of the Common Stock, combinations and subdivisions of the Common Stock, certain reclassifications of the Common Stock, the issuance to the Company's stockholders of rights or warrants to subscribe for or purchase shares of Common Stock at a price per share less than the then-current market price (determined as provided in the Certificate of Designation of the Seller Preferred Stock) of the Common Stock and certain cash dividends and distributions of evidences of indebtedness or assets to holders of certain of the Company's capital stock.

    The Seller Depositary Shares may be voluntarily converted by the holders thereof upon the same terms and conditions as the Seller Preferred Stock represented by such Seller Depositary Shares, adjusted to reflect the fact that Seller Depositary Shares represent a one-five hundredth interest of a share of Seller Preferred Stock.

    OPTIONAL REDEMPTION BY COMPANY. Shares of Seller Preferred Stock will not be redeemable prior to 2001. On or after such date, the shares of Seller Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days notice by mail, at the redemption prices set forth below, in each case, plus an amount equal to the sum of all accrued and unpaid dividends to the redemption date:

       IF REDEEMED DURING THE TWELVE-MONTH          REDEMPTION PRICE PER  REDEMPTION PRICE PER
               PERIOD BEGINNING ON                    PREFERRED SHARE       DEPOSITARY SHARE
--------------------------------------------------  --------------------  --------------------
2001..............................................
2002..............................................
2003..............................................
2004..............................................
2005..............................................
2006..............................................
200[ ] and thereafter.............................

    MANDATORY REDEMPTION BY COMPANY. On the twelfth anniversary of the date of issuance of the Seller Preferred Stock, the Company must redeem all outstanding shares at the Liquidation Value, plus accrued and unpaid dividends thereon to the date of redemption.

    The holders of the shares of the Seller Preferred Stock have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares.

REGISTRATION RIGHTS

    Holders of approximately 4.7 million shares of Common Stock have rights to require the Company to register such shares for sale under the Securities Act. In addition, such holders have the right to have such shares included in a future registration statement relating to Common Stock and, in certain cases, other equity securities, subject to customary provisions relating to the right of the underwriters of any such offering to exclude such shares if their inclusion would impair the success of such offering. In the event such holders exercise their registration rights, the Company will be required to bear all registration expenses other than underwriting discounts or other selling expenses and fees and expenses of counsel to such holders.

    Upon consummation of the Six Flags Acquisition, Sellers shall have the right to require the Company to file a shelf registration statement within 90 days of the closing with respect to the shares of Seller Preferred Stock received by them. In addition, Sellers shall have the right to require the Company on no more than four occasions to register such Seller Preferred Shares, as well as the shares of Common Stock issuable upon conversion of such Seller Preferred Shares (the "Conversion Shares") for sale under the Securities Act. Sellers may not demand the registration of any of such shares within six months after the effective date of a registration statement filed in response to a previous demand. Further, Sellers shall have the right to have such Preferred Shares as well as such Conversion Shares included in a future registration statement relating to the Seller Preferred Stock or Common Stock, as the case may be, subject to customary provisions relating to the right of the underwriters of any such offering to exclude such shares if their inclusion would impair the success of such offering. In the event Sellers exercise their registration rights, the Company will be required to bear all registration expenses other than underwriting discounts and commissions.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

    Upon consummation of the Offering, the Company will have       million
shares of Common Stock outstanding. Future sales of Common Stock (or Preferred Stock) by existing stockholders pursuant to Rule 144 under the Securities Act, or through the exercise of outstanding registration rights or otherwise, could have an adverse effect on the prevailing market price of the Common Stock and the Company's ability to raise additional capital. Except for the Common Stock to be sold in the Offering, the Convertible

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Preferred Stock or shares of Common Stock issued upon conversion of the
Convertible Preferred Stock, the Company has agreed not to offer, sell, contract to sell or otherwise issue any shares of Common Stock (except pursuant to outstanding options and warrants) or other capital stock or securities convertible into or exchangeable for, or any rights to acquire, Common Stock or other capital stock, with certain exceptions (including certain exceptions for Common Stock or other capital stock issued or sold in connection with future acquisitions by the Company, including any Common Stock to be issued in connection with the Walibi Tender Offer), prior to the expiration of 90 days from the date of this Prospectus without the prior written consent of Lehman Brothers. The Company's officers, directors and principal stockholders, who hold in the aggregate approximately 5.9 million shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants and outstanding shares of restricted stock), have agreed not to sell any such shares for 90 days following the date of this Prospectus without the consent of Lehman Brothers. In addition, the Sellers in the Six Flags Acquisition have agreed not to sell any Seller Preferred Stock during such 90-day period. Thereafter, all such shares held by the Company's officers, directors and principal stockholders will be eligible for sale in the public market (subject, in most cases, to applicable volume limitations and other resale conditions imposed by Rule 144). In addition, subject to the "lock-up" arrangements described above, holders of approximately 4.7 million shares of Common Stock and the holders of Seller Preferred Stock have the right to require the Company to register such shares (and, in the case of the Seller Preferred Stock, the shares of Common Stock issuable upon conversion thereof) for sale under the Securities Act. Depending upon the level of revenues at Kentucky Kingdom and Walibi, the Company may also be required in the future to issue additional shares of Common Stock (assuming the maximum number of shares of Common Stock are issued in the Walibi Tender Offer) with an aggregate market value of up to $15.0 million to the sellers thereof. See "Prospectus Summary--Other Recent Developments." The sale, or the availability for sale, of substantial amounts of Common Stock or Convertible Preferred Stock in the public market at any time subsequent to the date of this Prospectus could adversely affect the prevailing market price of the Common Stock.

RIGHTS PLAN

    Each outstanding share of Common Stock currently has attached to it one Right issued pursuant to the Rights Agreement. Each Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of Preferred Stock (which will be amended to one-one thousandth of a share prior to the date of this Prospectus) designated to have economic and voting terms similar to those of one share of Common Stock, for $250.00 (which will be amended to $25.00 prior to the date of this Prospectus), subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding voting stock of the Company (an "Acquiring Person") or (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person becomes an Acquiring Person) after the date (the "Flip-in Date") of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer whose consummation will result in the ownership of 15% or more of the Company's outstanding voting stock (even if no shares are actually purchased pursuant to such offer) (in either case, the "Separation Time"). The Rights will not trade separately from the shares of Common Stock unless and until the Separation Time occurs.

    The Rights Agreement provides that an Acquiring Person does not include (A) the Company, (B) any subsidiary of the Company, (C) any employee benefit plan or employee stock plan of the Company, or any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan or (D) any person whose ownership of 15% or more of the shares of voting stock of the Company then outstanding results solely from (i) any action or transaction approved by the Board of Directors before such person acquires such 15% beneficial ownership or (ii) a reduction in the number of issued and outstanding shares of voting stock of the Company pursuant to a transaction or transactions approved by the Board of Directors (provided that any person that does not become an Acquiring Person

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by reason of clause (i) or (ii) above shall become an Acquiring Person upon his acquisition of any additional 1% of the Company's voting stock unless such acquisition of additional voting stock will not result in such person becoming an Acquiring Person by reason of such clause (i) or (ii)).

    The Rights will not be exercisable until the business day following the Separation Time. The Rights will expire on the earlier of (i) the close of business on December 10, 2007 and (ii) the date on which the Rights are redeemed or terminated as described below. The Rights Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment upon the occurrence of certain events.

    Once any person becomes an Acquiring Person, unless the Rights are earlier redeemed or exchanged as described below, if

        (i) the Company were to be merged into or consolidated with another entity (whether or not related to a 15% stockholder),

        (ii) the Company were to merge with another entity (whether or not related to a 15% stockholder) and be the surviving corporation, but any shares of the Company's Common Stock were changed into or exchanged for other securities or assets, or

       (iii) more than 50% of the Company's assets or earning power were to be sold in one or a series of related transactions,

each Right then outstanding would "flip-over" and would require that its holder be entitled to buy, at the exercise price, that number of shares of common stock of the acquiring company which at the time of the merger or sale would have a market value of two times the exercise price of the Right (i.e., a discount of 50%). Any business combination not providing for the issuance of common stock of the acquiring company in compliance with such provisions would be prohibited.

    Unless the Rights are earlier redeemed or exchanged as described below, if a person or group becomes the beneficial owner of 15% or more of the Company's voting stock, each Right not owned by such stockholder would become exercisable, at the Rights Exercise Price, for that number of shares of Preferred Stock which at the time of such transaction would have a market value of two times the Rights Exercise Price.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding voting stock of the Company and before the acquisition by a person or group of 50% or more of the outstanding voting stock of the Company, the Board of Directors may elect to cause the Company to exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of the Company's Common Stock per Right, subject to adjustment.

    The Rights are redeemable by the Company by a vote of a majority of the Board of Directors at a price of $.01 per Right at any time prior to the close of business on the Flip-in Date (or at such later date as may be authorized by the Board of Directors and a majority of the Continuing Directors (as defined in the Rights Agreement)). The Rights may be redeemed after the time that any person has become an Acquiring Person only if approved by a majority of the Continuing Directors. The Rights have no voting rights, and they are not entitled to dividends.

    The Rights will not prevent a takeover of the Company. The Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of the Common Stock unless the Rights are first redeemed or terminated by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that, in the judgment of the Board of Directors, is in the best interests of the Company and its stockholders because the Rights can be redeemed, as hereinabove described, before the consummation of such transaction.

    The complete terms of the Rights are set forth in the Rights Agreement. The Rights Agreement is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part,

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and the foregoing description is qualified in its entirety by reference thereto.
A copy of the Rights Agreement can be obtained upon written request to the Rights Agent.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    Certain provisions of the Delaware General Corporation Law may also be considered to have an anti-takeover effect. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder unless (i) prior to the time the person became an interested stockholder, either the business combination or the transaction which resulted in the person becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such time the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who owns 15% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, as well as the affiliates and associates of such person. The restrictions of Section 203 do not apply if, among other things, a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by
Section 203, PROVIDED THAT, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Restated Certificate of Incorporation and By-Laws do not currently contain any provisions electing not to be governed by Section 203 of the Delaware General Corporation Law.

    In addition, the Restated Certificate of Incorporation and By-laws of the Company contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of the Company, including (i) authorizing the Board of Directors to fix the size of the Board of Directors between three and 15 directors; (ii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings; (iii) restricting the persons who may call a special meeting of stockholders; and (iv) authorizing the issuance of Preferred Stock. Further, the applicable Indentures and the Premier Credit Facility require the Company to make an offer to purchase the Premier Notes and the Company Senior Discount Notes and repay all indebtedness under the Premier Credit Facility upon a Change of Control (as defined therein).

    The existence of the foregoing provisions could result in (i) the Company being less attractive to a potential acquiror and (ii) the Company's stockholders receiving less for their shares of Common Stock than otherwise might be available in the event of a take-over attempt.

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
             DESCRIPTION OF MANDATORILY CONVERTIBLE PREFERRED STOCK

    THE SUMMARY CONTAINED HEREIN OF THE TERMS OF SHARES OF MANDATORILY CONVERTIBLE PREFERRED STOCK, INCLUDING THOSE TERMS APPLICABLE TO SHARES OF SELLER PREFERRED STOCK, DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ALL OF THE PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND FORM OF CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF MANDATORILY CONVERTIBLE PREFERRED STOCK (THE "CERTIFICATE OF DESIGNATION"), A COPY OF EACH OF WHICH EITHER HAS BEEN OR WILL BE FILED WITH THE COMMISSION AS AN EXHIBIT TO OR INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

    Each of the Depositary Shares represents beneficial ownership of a one-five hundredth interest of a share of Mandatorily Convertible Preferred Stock and entitles the owner to that proportion of all the rights, preferences and privileges of the share of Mandatorily Convertible Preferred Stock represented thereby. See "Description of Public Depositary Shares".

DIVIDENDS

    Subject to the terms of the Company Notes, holders of the shares of Mandatorily Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends from the date of initial issuance of the shares of
Mandatorily Convertible Preferred Stock at the rate of $         per annum or
$         per quarter payable quarterly in arrears on January 1, April 1, July 1 and October 1 or, if any such date is not a Business Day (as defined herein), on the next succeeding Business Day. The first dividend will be for the period from the date of initial issuance of the shares of Mandatorily Convertible Preferred Stock to, but excluding, July 1, 1998, and will be payable on such date. Dividends will cease to accrue on the shares of Mandatorily Convertible Preferred Stock on the Mandatory Conversion Date or on the date of their earlier conversion at the option of the holder. Dividends will be payable to holders of record of shares of Mandatorily Convertible Preferred Stock as they appear on the stock register of the Company on record dates not less than 15 nor more than 60 days preceding the payment date thereof, as will be fixed by the Board of Directors. Dividends payable on shares of Mandatorily Convertible Preferred Stock for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

    Dividends on shares of Mandatorily Convertible Preferred Stock will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on shares of Mandatorily Convertible Preferred Stock will cumulate as of the dividend payment date on which they first become payable, but no interest shall accrue on accumulated but unpaid dividends on shares of Mandatorily Convertible Preferred Stock.

    Dividends may be paid, at the election of the Company, (i) out of funds legally available therefor, (ii) through the delivery of shares of Common Stock or (iii) through any combination of the foregoing forms of consideration elected by the Board of Directors in its sole discretion. If the Company elects to pay any dividend payment, in whole or in part, by delivery of shares of Common Stock, the amount of such dividend payment to be paid per share of Mandatorily Convertible Preferred Stock in shares of Common Stock (the "Stock Dividend Amount") will be paid through the delivery, to the holders of record of shares of Mandatorily Convertible Preferred Stock on the record date for such dividend payment fixed by the Board of Directors as described above, of a number of shares of Common Stock determined by dividing the dollar amount of the Stock
Dividend Amount by an amount (the "Cash Equivalent Amount") equal to   % of the
average Closing Price (as defined herein) per share of Common Stock on the ten Trading Days (as defined herein) ending on the third Trading Day preceding the related record date (the "Dividend Stock Price") (appropriately adjusted in such manner as the Board of Directors in good faith deems appropriate to take into account any stock dividend on the Common Stock, or any subdivision, split, combination or reclassification of the Common Stock that occurs, or the ex-dividend date for which occurs,

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
during the period following the first Trading Day in such ten-Trading Day Period and ending on the last full Trading Day immediately preceding the payment of the dividend). The Dividend Stock Price for any dividend which will be paid, in whole or in part, through the delivery of shares of Common Stock will be determined on the related record date for such dividend payment. The Company will pay a cash adjustment as described under "-- Fractional Shares" in lieu of delivering a fractional share in paying a dividend when delivering shares of Common Stock in payment of the dividend on a per Public Depositary Share basis for the aggregate Public Depositary Shares representing a holder's shares of Mandatorily Convertible Preferred Stock would result in delivery of a fractional share. Any portion of a dividend that is declared and not paid through the delivery of shares of Common Stock will be paid in cash.

    The market price of the Common Stock may vary from the Dividend Stock Price between the date of determination of such Dividend Stock Price and the subsequent delivery of shares of Common Stock, in payment of a dividend, to holders of shares of Mandatorily Convertible Preferred Stock. If the market value on the related dividend payment date of the shares of Common Stock
delivered in payment of a dividend is more than   % lower than the Dividend
Stock Price as of the related record date and the holder of shares of Mandatorily Convertible Preferred Stock sells such shares of Common Stock at such lower price, the holder's actual dividend yield for the dividend period in respect of which such dividend was paid would be lower than the stated dividend yield on the shares of Mandatorily Convertible Preferred Stock. In addition, in connection with any such sale the holder is likely to incur commissions and transaction costs.

    If the Company elects to make a dividend payment, in whole or in part, through the delivery of shares of Common Stock, it will give notice of such determination (which shall include the number of shares of Common Stock and cash, if any, to be delivered in respect of each share of Mandatorily Convertible Preferred Stock and each Public Depositary Share) by publication, on the related record date for such dividend payment, in a daily newspaper of national circulation.

    The shares of Mandatorily Convertible Preferred Stock will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with the Seller Preferred Stock and any other preferred stock issued in the future by the Company that by its terms ranks PARI PASSU with the shares of Mandatorily Convertible Preferred Stock.

    As long as any shares of Mandatorily Convertible Preferred Stock are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, any capital stock, including without limitation, the Common Stock, of the Company ranking junior to the shares of Mandatorily Convertible Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation (collectively "Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) will be paid or declared in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock unless: (i) full dividends on Preferred Stock that does not constitute Junior Stock ("Parity Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock.

    In addition, as long as any shares of Mandatorily Convertible Preferred Stock are outstanding, no shares of any Junior Stock may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)) nor may any funds be set aside or made available for any sinking funds for the purchase, redemption or acquisition of any Junior Stock unless: (i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption, acquisition, setting aside or making available to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock.

    Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined by the Board of Directors may be declared and paid on shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries, and funds may be set aside or made available for that purpose, from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of the Parity Preferred Stock, to share therein according to their respective interests.

    As long as any shares of Mandatorily Convertible Preferred Stock are outstanding, dividends or other distributions may not be declared or paid on any Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and the Company may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith and except with the right, subject to clause (b) of this paragraph and any similar requirement of any other Preferred Stock, to receive accrued and unpaid dividends), unless either: (a)(i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Preferred Stock dividend, distribution, redemption, purchase or acquisition payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock; or (b) with respect to the declaration and payment of dividends only, any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share of Mandatorily Convertible Preferred Stock and each other share of Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of Mandatorily Convertible Preferred Stock and such other share of Parity Preferred Stock bear to each other.

MANDATORY CONVERSION OF MANDATORILY CONVERTIBLE PREFERRED STOCK

    Unless voluntarily converted into Common Stock, as hereinafter described, on
          , 2001 (the "Mandatory Conversion Date") each share of Mandatorily Convertible Preferred Stock will automatically convert into a number of shares of Common Stock (or the equivalent amount of cash) at the Conversion Rate (as defined below). The "Conversion Rate" is equal to, (a) if the Conversion Price
(as defined below) is greater than or equal to $         (the "Threshold
Appreciation Price"),    shares of Common Stock per Mandatorily Convertible
Preferred Stock (equivalent to       shares of Common Stock for each Depositary
Share), (b) if the Conversion Price is less than the Threshold Appreciation
Price but is greater than $         (the "Initial Price"), a fraction, equal to
the Initial Price divided by the Conversion Price, of five hundred shares of Common Stock per Mandatorily Convertible Preferred Stock (equivalent to

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1/500th of such number of shares for each Depositary Share) and (c) if the
Conversion Price is less than or equal to the Initial Price, 500 shares of Common Stock per Mandatorily Convertible Preferred Stock (equivalent to one share of Common Stock for each Public Depositary Share). The Conversion Rate is subject to adjustment as provided in "--Dilution Adjustments; Other Adjustment Events." THE VALUE OF THE COMMON STOCK TO BE RECEIVED BY HOLDERS OF THE MANDATORILY CONVERTIBLE PREFERRED STOCK (OR, AS DISCUSSED BELOW, THE CASH EQUIVALENT TO BE RECEIVED IN LIEU OF SUCH SHARES) UPON MANDATORY CONVERSION WILL NOT NECESSARILY EQUAL THE LIQUIDATION VALUE OF SUCH MANDATORILY CONVERTIBLE PREFERRED STOCK. The ratios of shares of Common Stock per Mandatorily Convertible Preferred Stock and Public Depositary Share specified in clauses
(a), (b) and (c) above of the Conversion Rate definition are hereinafter referred to as the "Share Components." Any shares of Common Stock received by holders of Public Depositary Shares that are not affiliated with the Company will be free of any transfer restrictions and the holders of the Public Depositary Shares will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such shares. No fractional shares of Common Stock will be issued on the Mandatory Conversion Date as provided under "--Fractional Shares" below. Although it is the Company's current intention to deliver shares of Common Stock at the Mandatory Conversion Date, the Company may at its option deliver cash, in lieu of delivering such shares of Common Stock, except where such delivery would violate applicable state law. The amount of cash deliverable in respect of each Mandatorily Convertible Preferred Stock shall be equal to the product of the number of shares of Common Stock otherwise deliverable in respect of such Mandatorily Convertible Preferred Stock on the Mandatory Conversion Date multiplied by the Conversion Price. In the event the Company elects to deliver cash in lieu of shares of Common Stock at the Mandatory Conversion Date, it will be obligated pursuant to the Certificate of Designation to deliver cash to all holders of Mandatorily Convertible Preferred Stock, except those holders with respect to whom it has determined delivery of cash may violate applicable state law and as to whom it will deliver shares of
Common Stock. On or prior to the fourth Business Day prior to           , 2001,
the Company will notify the Depositary and publish a notice in a daily newspaper of national circulation stating whether the Mandatorily Convertible Preferred Stock will be converted into shares of Common Stock or paid in cash (and/or such other consideration as permitted or required by the terms of the Mandatorily Convertible Preferred Stock); provided, however, that if the Company intends to deliver cash, the Company shall have the right, as a condition to delivery of such cash, to require certification as to the domicile and residency of each beneficial holder of the Public Depositary Shares.

    Notwithstanding the foregoing, (i) in the case of certain dilution events, the Conversion Rate will be subject to adjustment and (ii) in the case of certain adjustment events, the consideration received by holders of the Mandatorily Convertible Preferred Stock at the Mandatory Conversion Date will be shares of Common Stock, other securities and/or cash. See "--Dilution Adjustments; Other Adjustment Events" below.

    The "Conversion Price" is the average Closing Price per share of Common Stock for the 20 Trading Days immediately prior to (but not including) the Mandatory Conversion Date; provided, however, that if there are not 20 Trading Days for the Common Stock occurring later than the 60th calendar day immediately prior to, but not including, the Mandatory Conversion Date, "Conversion Price" will be the market value per share of Common Stock as of the Mandatory Conversion Date as determined by a nationally recognized investment banking firm retained for such purpose by the Company. The Conversion Price is subject to adjustment as provided in "--Dilution Adjustments; Other Adjustment Events." The "Closing Price" of any security on any date of determination means (i) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date, (ii) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, (iii) if such security is not so listed on a United States national or regional securities exchange, as reported by the NASDAQ Stock Market, (iv) if such security is not so reported, the last quoted bid price

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for such security in the over-the-counter market as reported by the National
Quotation Bureau or similar organization, or (v) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from each of at least three nationally recognized investment banking firms selected by the Company for such purpose. A "Trading Day" is defined as a Business Day on which the security, the Closing Price of which is being determined, (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE, banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

    For illustrative purposes only, the following chart shows the number of shares of Common Stock or the amount of cash that a holder of shares of Mandatorily Convertible Preferred Stock would receive for each Mandatorily Convertible Preferred Stock at various Conversion Prices. The table assumes that there will be no adjustments to the Conversion Rate described under "-- Dilution Adjustments; Other Adjustment Events" below. There can be no assurance that the Conversion Price will be within the range set forth below. Given the Initial
Price of $         per Public Depositary Share (equivalent to $   per
Mandatorily Convertible Preferred Stock) and the Threshold Appreciation Price of
$         per Public Depositary Share (equivalent to $   per Mandatorily
Convertible Preferred Stock), a Mandatorily Convertible Preferred Stock holder would receive at the Mandatory Conversion Date the following number of shares of Common Stock or amount of cash (if the Company elects to pay the Mandatorily Convertible Preferred Stock in cash):

  CONVERSION PRICE       NUMBER OF SHARES
   OF COMMON STOCK        OF COMMON STOCK       AMOUNT OF CASH
---------------------  ---------------------  -------------------
$                                             $

    As the foregoing chart illustrates, if at the Mandatory Conversion Date, the
Conversion Price is greater than or equal to $         , the Company will be
obligated to deliver     shares of Common Stock per Mandatorily Convertible
Preferred Stock (or shares of Common Stock per Public Depositary Share),
resulting in the Company receiving    percent of the appreciation in market
value and the Mandatorily Convertible Preferred Stock holder receiving
percent of the appreciation in market value above $         . If at the
Mandatory Conversion Date, the Conversion Price is greater than $         and
less than $         , the Company will be obligated to deliver only a fraction
of 500 shares of Common Stock having a market value equal to $         per
Mandatorily Convertible Preferred Stock, resulting in the Company retaining all
appreciation in the market value of the Common Stock from $         to
$         . If at the Mandatory Conversion Date, the Conversion Price is less
than or equal to $         , the Company will be obligated to deliver 500 shares
of Common Stock per Mandatorily Convertible Preferred Stock, regardless of the market price of such shares, resulting in the Mandatorily Convertible Preferred Stock holder realizing the entire loss on the decline in market value of the Common Stock.

    As described herein, the Company will have the option, exercisable in its sole discretion, to satisfy its obligations pursuant to the mandatory conversion of the Mandatorily Convertible Preferred Stock at the Mandatory Conversion Date by delivering to holders of the Mandatorily Convertible Preferred Stock either the number of shares of Common Stock specified above or cash in an amount equal to the product of such number of shares multiplied by the Conversion Price. As a result, there can be no assurance that the Company will elect at the Mandatory Conversion Date to deliver Common Stock.

CONVERSION AT THE OPTION OF THE HOLDER

    The shares of Mandatorily Convertible Preferred Stock (and thereby the Public Depositary Shares) are convertible, in whole or in part, at the option of the holders thereof, at any time prior to the Mandatory Conversion Date, into
shares of Common Stock at a rate of     shares of Common Stock for each share of
Mandatorily Convertible Preferred Stock (the "Optional Conversion Rate") (or a
rate of     shares of Common Stock for each Public Depositary Share) equivalent,
for each Depositary Share, to a conversion price of $         per share of
Common Stock (the "Optional Conversion Price"), subject to adjustment as described under "--Dilution Adjustments; Other Adjustment Events" below.

    Conversion of shares of Mandatorily Convertible Preferred Stock at the option of the holder may be effected by delivering certificates evidencing such shares, together with written notice of conversion and proper assignment of such certificates to the Company or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend period payable on such shares), to the office of any transfer agent for shares of Mandatorily Convertible Preferred Stock or to any other office or agency maintained by the Company for that purpose and otherwise in accordance with conversion procedures established by the Company. Each optional conversion will be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements will have been satisfied. The conversion will be at the Optional Conversion Rate in effect at such time on such date. If only a portion of a share of Mandatorily Convertible Preferred Stock is to be converted, the Company will issue a new share of Mandatorily Convertible Preferred Stock for any Mandatorily Convertible Preferred Stock not converted.

    Holders of shares of Mandatorily Convertible Preferred Stock at the close of business on a record date for any payment of declared dividends will be entitled to receive the dividend payable on such shares of Mandatorily Convertible Preferred Stock on the corresponding dividend payment date notwithstanding the optional conversion of such shares of Mandatorily Convertible Preferred Stock following such record date and prior to such dividend payment date. However, shares of Mandatorily Convertible Preferred Stock surrendered for optional conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding dividend payment date must be accompanied by payment in cash of an amount equal to the dividend attributable to the current quarterly dividend period payable on such date. Except as provided above, upon any optional conversion of shares of Mandatorily Convertible Preferred Stock, the Company will make no payment of or allowance for unpaid dividends, whether or not in arrears, on such shares of Mandatorily Convertible Preferred Stock or previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

    The Depositary Shares may be voluntarily converted by the holders thereof upon the same terms and conditions (including those as to notice) as the shares of Mandatorily Convertible Preferred Stock represented by such Depositary Shares, adjusted to reflect the fact that Depositary Shares represent a one-five hundredth interest of a share of Mandatorily Convertible Preferred Stock. See "Description of Depositary Shares--Conversion Provisions."

CONVERSION ADJUSTMENTS

    The Conversion Rate and the Optional Conversion Rate are each subject to adjustment as appropriate in certain circumstances, including if the Company shall (a) pay a stock dividend or make a distribution with respect to its Common Stock in shares of Common Stock, (b) subdivide or split its outstanding Common Stock, (c) combine its outstanding Common Stock into a smaller number of shares,
(d) issue by reclassification of its shares of Common Stock any shares of Common Stock, (e) issue certain rights or warrants to all holders of its Common Stock unless such rights or warrants are issued to each holder of shares of Mandatorily Convertible Preferred Stock on a pro rata basis with the shares of Common Stock based on the Conversion Rate in effect on the date immediately preceding such issuance, or (f) pay a dividend or distribute to all holders of its Common Stock evidences of its indebtedness, cash or other assets (including capital stock of the Company but excluding any cash dividends or distributions, other than Extraordinary Cash Distributions (as defined below), and dividends referred to in clause (a) above) unless such dividend or distribution is made to each holder of shares of Mandatorily Convertible Preferred Stock on a pro rata basis with the shares of Common Stock based on the Conversion Rate in effect on the date immediately preceding such dividend or distribution. In addition, the Company will be entitled (but will not be required) to make upward adjustments in the Conversion Rate, the Optional Conversion Rate and the Optional Conversion Price as the Company, in its sole discretion, shall determine to be advisable, in order that any stock dividend, subdivision or split of shares, distribution or rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended (the "Code")) hereafter made by the Company to its stockholders will not be taxable in whole or in part. "Extraordinary Cash Distributions" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the Common Stock paid during the consecutive 12-month period ending on and including such date (other than cash dividends and cash distributions for which an adjustment to the Conversion Rate or the Optional Conversion Rate was previously made) exceeds, on a per share of Common Stock basis, 10% of the average of the daily Closing Price of the Common Stock over such consecutive 12-month period. All adjustments to the Conversion Rate and the Optional Conversion Rate will be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Conversion Rate or the Optional Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent in the Conversion Rate; provided, however, that any adjustments which, by reason of the foregoing, are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments will be made successively.

    Whenever the Conversion Rate and the Optional Conversion Rate are adjusted as provided in the preceding paragraph, the Company will file with the transfer agent for the shares of Mandatorily Convertible Preferred Stock a certificate with respect to such adjustment, make a prompt public announcement thereof and mail a notice to holders of the shares of Mandatorily Convertible Preferred Stock providing specified information with respect to such adjustment.

FRACTIONAL SHARES

    No fractional shares of Common Stock will be issued upon conversion of shares of Mandatorily Convertible Preferred Stock or upon conversion of Public Depositary Shares representing shares of Mandatorily Convertible Preferred Stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of Mandatorily Convertible Preferred Stock of any holder that are converted upon mandatory conversion or any voluntary conversion, such holder (A) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of mandatory conversion, or (B) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an optional conversion by a holder. In addition, no fractional shares of Common Stock will be issued in connection with delivery of shares of Common Stock by the Company in payment of a dividend, in whole or in part, on the Mandatorily Convertible Preferred Stock. The Company will pay a cash adjustment in lieu of delivering a fractional share in paying a dividend when delivering shares of Common Stock in payment of the dividend on a per Public Depositary Share basis for the aggregate Public Depositary Shares representing a holder's shares of Mandatorily Convertible Preferred Stock would result in delivery of a fractional share. In lieu of any fractional share otherwise so issuable, such holder shall be entitled to receive an amount in cash equal to the same fraction of the Closing Price of the Common Stock determined as of the Trading Day immediately preceding the dividend payment date. If more than one share of Mandatorily Convertible Preferred Stock or more than one Public Depositary Share representing Mandatorily Convertible Preferred Stock shall be surrendered for conversion at one time by or for the same holder, the number of shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Mandatorily Convertible Preferred Stock or Public Depositary Shares, as the case may be, so converted.

LIQUIDATION RIGHTS

    In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of Mandatorily Convertible Preferred Stock are entitled to receive an amount equal to the per share price to investors of the shares of Mandatorily Convertible Preferred Stock (equivalent to an amount equal to 500 times the per share price to investors of each Public Depositary Share shown on the cover page of this Prospectus) plus accrued and unpaid dividends thereon, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock upon liquidation, dissolution or winding up.

    If upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to shares of Mandatorily Convertible Preferred Stock and all other series of Parity Preferred Stock, the holders of shares of Mandatorily Convertible Preferred Stock and of all other series of Parity Preferred Stock will share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Mandatorily Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with one or more corporations or a sale or transfer of substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    The holders of shares of Mandatorily Convertible Preferred Stock shall not be entitled to any voting rights, except as required by applicable state law and as described below.

    In the event that dividends on the shares of Mandatorily Convertible Preferred Stock or any other series of Preferred Stock shall be in arrears and unpaid for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Company ("Preferred Stock Directors"), the holders of the shares of Mandatorily Convertible Preferred Stock (voting separately as a class with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable), with each share of Mandatorily Convertible Preferred Stock entitled to one vote (equivalent to one-five hundredth of a vote for each Depositary Share) on this and other matters in which Preferred Stock votes as a group, will be entitled to vote for the election of two Preferred Stock Directors, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such right, when vested, shall continue until all dividends in arrears on the shares of Mandatorily Convertible Preferred Stock and such other series of Preferred Stock shall have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect any Preferred Stock Directors shall terminate or have terminated, and, when so paid and such termination occurs or has occurred, such right of the holders of the shares of Mandatorily Convertible Preferred Stock shall cease. Upon any termination of the aforesaid voting right, subject to the requirements of the Delaware corporation law and the Certificate of Incorporation of the Company, such Preferred Stock Directors shall cease to be Directors of the Company and shall resign.

    The Company will not, without the approval of the holders of at least 66 2/3 percent of all the shares of Mandatorily Convertible Preferred Stock then outstanding: (i) amend, alter, or repeal any of the provisions of the Certificate of Incorporation or the By-laws of the Company so as to affect adversely the powers, preferences, or rights of the holders of the shares of Mandatorily Convertible Preferred Stock then outstanding or reduce the minimum time required for any notice to which only the holders of the shares of Mandatorily Convertible Preferred Stock then outstanding may be entitled (an amendment of the Certificate of Incorporation to authorize or create, or increase the authorized amount of or to issue, Junior Stock, preferred stock ranking on parity with the shares of Mandatorily Convertible Preferred Stock or any stock of any class ranking on parity with the shares of Mandatorily Convertible Preferred Stock shall be deemed not to affect adversely the powers, preferences, or rights of the holders of the shares of Mandatorily Convertible Preferred Stock); (ii) create any series of preferred stock ranking prior to the shares of Mandatorily Convertible Preferred Stock as to payment of dividends or the distribution of assets upon liquidation; or (iii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking prior to the shares of Mandatorily Convertible Preferred Stock as to payment of dividends or the distribution of assets upon liquidation.

TRANSFER AGENT AND REGISTRAR

          will act as transfer agent and registrar for, and paying agent for the payment of dividends on, shares of Mandatorily Convertible Preferred Stock and the Public Depositary Shares.

LISTING

    Application will be made to list the Public Depositary Shares and the Common Stock issuable on conversion of the Mandatorily Convertible Preferred Stock on the NYSE. The Mandatorily Convertible Preferred Stock will not be so listed and the Company does not expect that there will be any trading market for the Mandatorily Convertible Preferred Stock except as represented by the Public Depositary Shares.

MISCELLANEOUS

    Upon issuance, the shares of Mandatorily Convertible Preferred Stock will be fully paid and nonassessable. Holders of shares of Mandatorily Convertible Preferred Stock have no preemptive rights. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Mandatorily Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Mandatorily Convertible Preferred Stock then outstanding. Shares of Mandatorily Convertible Preferred Stock converted into Common Stock of the Company or otherwise acquired by the Company shall resume the status of authorized and unissued shares of preferred stock, undesignated as to series, and shall be available for subsequent issuance.

                    DESCRIPTION OF PUBLIC DEPOSITARY SHARES

    THE FOLLOWING SUMMARY OF THE TERMS AND PROVISIONS OF THE PUBLIC DEPOSITARY SHARES DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY, THE DEPOSIT AGREEMENT, AS DEFINED BELOW (WHICH CONTAINS THE FORM OF THE DEPOSITARY RECEIPT, AS DEFINED BELOW).

    Each Public Depositary Share represents one-five hundredth of a share of Mandatorily Convertible Preferred Stock deposited under a Deposit Agreement
dated as of            , 1998 (the "Deposit Agreement"), among the Company,
          , as depositary (including any successor, the "Depositary"), and the holders from time to time of depositary receipts executed and delivered thereunder (the "Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Public Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the shares of Mandatorily Convertible Preferred Stock represented thereby (including dividend, conversion, voting and liquidation rights), and subject to all of the limitations of the shares of Mandatorily Convertible Preferred Stock represented thereby, contained in the Certificate of Designations and summarized under "Description of Mandatorily Convertible Preferred Stock". The principal executive office of
          is located at           .

    The Public Depositary Shares are evidenced by Depositary Receipts. Copies of the Deposit Agreement, the form of which has been or will be filed or incorporated by reference with the Registration Statement of which this Prospectus is a part, are available for inspection at the office of the Depositary listed above.

EXECUTION AND DELIVERY OF DEPOSITARY RECEIPTS

    Following the purchase of the shares of Mandatorily Convertible Preferred Stock from the Company by the Representatives (as defined herein), the shares of Mandatorily Convertible Preferred Stock will be deposited by the Representatives, or on their behalf, with the Depositary, in exchange for the Depositary Receipts.

WITHDRAWAL OF MANDATORILY CONVERTIBLE PREFERRED STOCK

    Upon surrender of Depositary Receipts at the Corporate Office of the Depositary, the owner of the Public Depositary Shares evidenced thereby is entitled to delivery at such office of certificates evidencing the number of shares of Mandatorily Convertible Preferred Stock represented by such Depositary Receipts. If the Depositary Receipts delivered by the holder evidence a number of Public Depositary Shares in excess of the number of Public Depositary Shares representing the number of shares of Mandatorily Convertible Preferred Stock to be withdrawn, the Depositary will at the same time deliver to such holder a new Depositary Receipt or Receipts evidencing such excess number of Public Depositary Shares. The Company does not expect that there will be any public trading market for the shares of Mandatorily Convertible Preferred Stock except as represented by the Public Depositary Shares. See "Risk Factors--Restrictions on Transfer; Absence of Public Market."

CONVERSION PROVISIONS

    MANDATORY CONVERSION. As described under "Description of Mandatorily Convertible Preferred Stock--Mandatory Conversion of Mandatorily Convertible Preferred Stock," the shares of Mandatorily Convertible Preferred Stock are subject to mandatory conversion into shares of Common Stock on the Mandatory Conversion Date. The Public Depositary Shares are subject to mandatory conversion upon substantially the same terms and conditions as the shares of Mandatorily Convertible Preferred Stock, except that the number of shares of Common Stock received upon mandatory conversion of each Public Depositary Share will be equal to the number of shares of Common Stock received upon mandatory conversion of each share of Mandatorily Convertible Preferred Stock divided by 500.

    CONVERSION AT THE OPTION OF THE HOLDER. As described under "Description of Mandatorily Convertible Preferred Stock--Conversion at the Option of the Holder", the shares of Mandatorily Convertible Preferred Stock may be converted, in whole or in part, into shares of Common Stock at the option of the holders of shares of Mandatorily Convertible Preferred Stock at any time prior to the Mandatory Conversion Date. The Public Depositary Shares may, at the option of holders thereof, be converted into shares of Common Stock upon the same terms and conditions as the shares of Mandatorily Convertible Preferred Stock, except that the number of shares of Common Stock received upon conversion of each Public Depositary Share will be equal to the number of shares of Common Stock received upon conversion of each share of Mandatorily Convertible Preferred Stock divided by 500. To effect such an optional conversion, a holder of Public Depositary Shares must deliver Depositary Receipts evidencing the Public Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the Depositary Receipts to the Company or in blank (and, if applicable, payment in cash of an amount equal to the dividend attributable to the current quarterly dividend period payable on such Public Depositary Shares), to the Depositary or its agent. Each optional conversion of Public Depositary Shares shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Optional Conversion Rate in effect at such time and on such date, adjusted to reflect the fact that 500 Public Depositary Shares are the equivalent of one share of Mandatorily Convertible Preferred Stock.

    If only a portion of the Public Depositary Shares evidenced by a Depositary Receipt is to be converted, a new Depositary Receipt or Receipts will be issued for any Public Depositary Shares not converted. No fractional shares of Common Stock will be issued upon conversion of Public Depositary Shares, and, if such conversion would otherwise result in a fractional share of Common Stock being issued, an amount will be paid in cash as described in "Description of Mandatorily Convertible Preferred Stock-- Fractional Shares" or as set forth in the Deposit Agreement.

    After the date fixed for conversion, the Public Depositary Shares so converted will no longer be deemed to be outstanding and all rights of the holders of such Public Depositary Shares will cease, except the right to receive the Common Stock and amounts payable on such conversion and any money or other property to which the holders of such Public Depositary Shares were entitled upon such conversion, upon surrender to the Depositary of the Depositary Receipt or Receipts evidencing such Public Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions and all dividends paid by the Company in shares of Common Stock in respect of the shares of Mandatorily Convertible Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of Public Depositary Shares owned by such holders.

    In the event of a distribution other than cash or Common Stock in respect of the shares of Mandatorily Convertible Preferred Stock, the Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of Public Depositary Shares owned by such holders, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

    The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Depositary on account of taxes.

RECORD DATE

    Whenever (i) any cash dividend or other cash distribution or any dividend to be paid by the Company in shares of Common Stock shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the shares of Mandatorily Convertible Preferred Stock, or (ii) the Depositary shall receive notice of any meeting at which holders of shares of Mandatorily Convertible Preferred Stock are entitled to vote or of which holders of shares of Mandatorily Convertible Preferred Stock are entitled to notice, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date for the shares of Mandatorily Convertible Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting.

VOTING OF MANDATORILY CONVERTIBLE PREFERRED STOCK

    Upon receipt of notice of any meeting at which holders of shares of Mandatorily Convertible Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Receipts. Each record holder of Depositary Receipts on the record date (which will be the same date as the record date for the shares of Mandatorily Convertible Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Mandatorily Convertible Preferred Stock represented by such holder's Public Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Mandatorily Convertible Preferred Stock represented by such Public Depositary Shares in accordance with such instructions, and the Company has agreed to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Mandatorily Convertible Preferred Stock to the extent it does not receive specific written voting instructions from the holders of Depositary Receipts representing the shares of Mandatorily Convertible Preferred Stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment that imposes any fees, taxes or other charges payable by holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Depositary"), or that otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts. Every holder of Depositary Receipts at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the Deposit Agreement, as so amended. In no event may any amendment impair the right of any owner of Depositary Shares, subject to the conditions specified in the Deposit Agreement, upon surrender of the Depositary Receipts evidencing such Depositary Shares to receive shares of Mandatorily Convertible Preferred Stock or, upon conversion of the shares of Mandatorily Convertible Preferred Stock represented by the Depositary Receipts, to receive shares of Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

    Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement after mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date cf termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue (i) to collect dividends on the shares of Mandatorily Convertible Preferred Stock and any other distributions with respect thereto and (ii) to deliver the shares of Mandatorily Convertible Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Depositary may sell the shares of Mandatorily Convertible Preferred Stock then held by it at public or private sale, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary. In the event the Deposit Agreement is terminated and a sufficient number of shares of Mandatorily Convertible Preferred Stock remain outstanding, the Company will use its best efforts to list the shares of Mandatorily Convertible Preferred Stock on the NYSE (unless the holders of a majority of the outstanding shares of Mandatorily Convertible Preferred Stock shall consent to the Company not effecting such listing).

CHARGES OF DEPOSITARY

    The Company will pay all charges of the Depositary including charges in connection with the initial deposit of the shares of Mandatorily Convertible Preferred Stock, the initial execution and delivery of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which shares of Mandatorily Convertible Preferred Stock are entitled to vote, withdrawals of the shares of Mandatorily Convertible Preferred Stock by the holders of Depositary Receipts or conversion of the shares of Mandatorily Convertible Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing shares of Mandatorily Convertible Preferred Stock.

GENERAL

    The Depositary will make available for inspection by holders of Depositary Receipts at its Corporate Office all reports and communications from the Company that are delivered to the Depositary and made generally available to the holders of the shares of Mandatorily Convertible Preferred Stock.

    Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control from or in performing its obligations under the Deposit Agreement.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion regarding the material United States Federal income tax consequences under existing law of the ownership and disposition of the shares of Mandatorily Convertible Preferred Stock. This discussion is intended for informational purposes only, and does not address aspects of taxation, other than Federal income taxation, or all tax consequences that may be relevant in the particular circumstances of each holder (some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and foreign persons, may be subject to special rules). There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof, any of which could have a retroactive effect, will not adversely affect the tax consequences discussed herein or that there will not be differences of opinion as to the interpretation of applicable law. Stock having terms closely resembling those of the shares of Mandatorily Convertible Preferred Stock has not has not been the subject of any regulation, ruling or judicial decision currently in effect, and there can be no assurance that the Service will take the positions set forth below. The Company has not and will not seek a ruling from the Service as to any tax matters relating to the shares of Mandatorily Convertible Preferred Stock. Persons considering the purchase of shares of Mandatorily Convertible Preferred Stock should consult their tax advisors with respect to the application of the United States Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. The following discussion relates only to shares of Mandatorily Convertible Preferred Stock or shares of Common Stock received upon conversion thereof or in exchange therefor that are held as capital assets within the meaning of Section 1221 of the Code). This summary pertains only to a holder that is (i) a citizen or resident of the U.S. for U.S. Federal income tax purposes, (ii) an estate subject to U.S. Federal income taxation without regard to the source of its income, (iii) a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof or (iv) a trust which is subject to the supervision of a court within the U.S. and the control of a U.S. fiduciary.

    DIVIDENDS. Dividends paid on the shares of Mandatorily Convertible Preferred Stock out of the Company's current or accumulated earnings and profits will be taxable as ordinary income and will generally qualify for the 70 percent intercorporate dividends-received deduction subject to the minimum holding period (generally at least 46 days) and other applicable requirements. Under certain circumstances, a corporate holder may be subject to the alternative minimum tax with respect to the amount of its dividends-received deduction. There can be no assurance that the Company's operations during the years that the Mandatorily Convertible Preferred Stock are outstanding will generate the necessary amounts of income so that the distributions with respect to the Mandatorily Convertible Preferred Stock will be treated as made from earnings and profits and thereby qualify as dividends for Federal income tax purposes. To the extent the Company does not have sufficient current or accumulated earnings and profits in the years that the Mandatorily Convertible Preferred Stock are outstanding, distributions made with respect to the Mandatorily Convertible Preferred Stock for any such year will be treated as a return of capital rather than a taxable dividend. Such distributions will reduce the holder's tax basis in its Mandatorily Convertible Preferred Stock and, to the extent they exceed such tax basis, will be treated as capital gain. In addition, such distributions will not be eligible for the dividends-received deduction.

    Under certain circumstances, a corporation that receives an "extraordinary dividend", as defined in Section 1059(c) of the Code, is required to reduce its stock basis by the non-taxed portion of such dividend. Generally, quarterly dividends not in arrears paid to an original holder of the shares of Mandatorily Convertible Preferred Stock will not constitute extraordinary dividends under
Section 1059(c). In addition, under Section 1059(c), any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend". For these purposes, "disqualified preferred stock" includes stock which is preferred as to dividends if the issue price of such stock exceeds its liquidation rights or redemption price. It is unclear whether the shares of the Mandatorily Convertible Preferred Stock will be determined to constitute disqualified preferred stock and, thus, whether dividends distributed with respect to the Mandatorily Convertible Preferred Stock will constitute extraordinary dividends.

    REDEMPTION PREMIUM. Under certain circumstances, Section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price be includable in income, prior to receipt, as a constructive dividend. However, it is believed that Section 305(c) does not apply to stock with terms such as those of the shares of Mandatorily Convertible Preferred Stock.

    REDEMPTION OR MANDATORY OR OPTIONAL CONVERSION INTO COMMON STOCK. Gain or loss generally will not be recognized by a holder upon the redemption of shares of Mandatorily Convertible Preferred Stock for shares of Common Stock or the conversion of shares of Mandatorily Convertible Preferred Stock into shares of Common Stock if no cash is received. Income may be recognized, however, to the extent Common Stock or cash is received in payment of accrued and unpaid dividends or as an Additional

Dividend (as defined therein) upon a redemption or conversion. Such income would probably be characterized as dividend income although some uncertainty exists as to the appropriate characterization of payments in satisfaction of undeclared accrued and unpaid dividends or as an Additional Dividend. In addition, a holder who receives cash in lieu of a fractional share will be treated as having received such fractional share and having exchanged it for cash in a transaction subject to Section 302 of the Code and related provisions. Such exchange should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and the holder's basis in the fractional share interest.

    Generally, a holder's basis in the Common Stock received upon the redemption or conversion of the shares of Mandatorily Convertible Preferred Stock, other than shares of Common Stock taxed upon receipt, will equal the adjusted tax basis of the redeemed or converted shares of Mandatorily Convertible Preferred Stock (exclusive of any basis allocable to a fractional share interest) and the holding period of such Common Stock will include the holding period of the redeemed or converted shares of Mandatorily Convertible Preferred Stock.

    ADJUSTMENT OF CONVERSION RATE. Certain adjustments to the Conversion Rate and the Optional Conversion Rate to reflect the Company's issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of Common Stock may result in constructive distributions taxable as dividends to the holders of the shares of Mandatorily Convertible Preferred Stock which may constitute (and cause other dividends to constitute) "extraordinary dividends" to corporate holders as described above.

    CONVERSION OF MANDATORILY CONVERTIBLE PREFERRED STOCK AFTER DIVIDEND RECORD DATE. If a holder of shares of Mandatorily Convertible Preferred Stock exercises such holder's right to convert shares of Mandatorily Convertible Preferred Stock into shares of Common Stock after a dividend record date but before payment of the dividend, then such holder generally will be required to pay the Company an amount equal to the portion of such dividend attributable to the current quarterly dividend period upon conversion, which amount would increase the basis of the Common Stock received. The holder would recognize the dividend payment as income.

    DISPOSITION OF MANDATORY CONVERTIBLE PREFERRED STOCK AND COMMON STOCK. A holder that disposes of or is deemed to dispose of Mandatory Convertible Preferred Stock or Common Stock received upon the conversion of such preferred stock generally will realize gain (or loss) to the extent that the proceeds of such disposition (not including any accrued by unpaid dividends which will be taxable as such to holders who have previously included such dividends in income), net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted tax base of the Mandatory Convertible Preferred Stock or Common Stock of such holder. Such gain or loss will be capital gain or loss, and for individual holders that held the Mandatory Convertible Preferred Stock and Common Stock for more than 18 months may be subject to a preferential tax rate of 20%.

    BACKUP WITHHOLDING. Certain non-corporate holders may be subject to backup withholding at a current rate of 31 percent on dividends and certain consideration received upon the call or conversion of the shares of Mandatorily Convertible Preferred Stock. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper taxpayer identification number or when the taxpayer is notified by the Service that the taxpayer has failed to report payments of interest and dividends properly. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

                                  UNDERWRITING

    Under the terms of and subject to the conditions contained in an underwriting agreement (the "U.S. Underwriting Agreement"), among the Company and each of the underwriters named below (the "U.S. Underwriters"), for whom Lehman Brothers Inc., and Smith Barney Inc. are acting as representatives (the "Representatives"), each of the several U.S. Underwriters has agreed to purchase from the Company, and the Company has agreed to sell to each U.S. Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of such U.S. Underwriter below:

                                                                                                      NUMBER OF
U.S. UNDERWRITERS                                                                                   COMMON SHARES
-------------------------------------------------------------------------------------------------  ---------------
Lehman Brothers Inc..............................................................................
Smith Barney Inc.................................................................................
    Total........................................................................................
                                                                                                        -------
                                                                                                        -------

    Under the terms of and subject to the conditions contained in an underwriting agreement (the "International Underwriting Agreement"), among the Company and each of the international managers named below (the "International Managers"), for whom Lehman Brothers International (Europe), and Smith Barney Inc. are acting as Lead Managers (the "Lead Managers"), each of the several International Managers has agreed to purchase from the Company, and the Company has agreed to sell to each International Manager, the aggregate number of shares of Common Stock set forth opposite the name of such International Manager below.

                                                                                                      NUMBER OF
INTERNATIONAL MANAGERS                                                                              COMMON SHARES
-------------------------------------------------------------------------------------------------  ---------------
Lehman Brothers International (Europe)...........................................................
Smith Barney Inc.................................................................................
    Total........................................................................................
                                                                                                        -------
                                                                                                        -------

    The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the U.S. Underwriters and the International Managers, respectively, to purchase shares of Common Stock, are subject to the approval of certain legal matters by counsel and to certain other conditions and that if any of the shares of Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International Managers pursuant to the International Underwriting Agreement, all the shares of Common Stock agreed to be purchased by either the U.S. Underwriters or the International Managers, as the case may be, pursuant to their respective Underwriting Agreements, must be so purchased. The offering price and underwriting discounts and commissions for the U.S. Offering and the International Offering are identical. The closing of each of the U.S. Offering, the International Offering and the Concurrent Offerings is conditioned upon the closing of the other and of the other Six Flags Transactions.

    The Company has been advised by the Representatives and the Lead Managers that the U.S. Underwriters and the International Managers propose to offer shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the U.S. Underwriters and International Managers) at
such public offering price less a selling concession not to exceed $         per
share. The selected dealers may reallow a concession not to exceed $         per
share. After the initial offering of the Common Stock, the offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the U.S. Underwriters and the International Managers.

    The U.S. Underwriters and the International Managers have entered into an Agreement Among U.S. Underwriters and International Managers (the "Agreement Among") pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of Common Stock offered in the U.S.

Offering, (a) it is not purchasing any of such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, pursuant to the Agreement Among, each International Manager has agreed that, as part of the distribution of the shares of Common Stock offered in the International Offering, (a) it is not purchasing any of such shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering within the United States or Canada or to any U.S. or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Among, including: (i) certain purchases and sales between the U.S. Underwriters and the International Managers; (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion; (iii) purchases, offers or sales by a U.S. Underwriter that is also acting as an International Manager or by an International Manager that is also acting as a U.S. Underwriter; and (iv) other transactions specifically approved by the U.S. Underwriters and International Managers. As used herein, "U.S. or Canadian Person" means any resident or citizen of the United States or Canada, any corporation, pension, profit sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or any political subdivision thereof (other than the foreign branch of any United States or Canadian Person), any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source of its income, and any United States or Canadian branch of a person other than a United States or Canadian Person. The term "United States" means the United States of America (including, the states thereof and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. The term "Canada" means the provinces of Canada, its territories, its possessions and other areas subject to its jurisdiction.

    Pursuant to the Agreement Among, sales may be made among the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for Common Stock being sold by the U.S. Underwriters and the International Managers, less an amount not greater than the selling concession unless otherwise determined by mutual agreement. To the extent that there are sales pursuant to the Agreement Among, the number of shares initially available for sale by the U.S. Underwriters and the International Managers may be more or less than the amount specified on the cover page of this Prospectus.

    Each International Manager has represented and agreed that: (i) it has not offered or sold and, prior to the date six months after the date of issue of the shares of Common Stock, will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom, any document received by it in connection with the issue of the Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995.

    Purchasers of the shares of Common Stock offered pursuant to the Offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

    Except for the Common Stock to be sold in the Offering and the Convertible Preferred Stock or shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock, the Company has agreed not to offer, sell, contract to sell or otherwise issue any shares of Common Stock or other capital stock or securities convertible into or exchangeable for, or any rights to acquire, Common Stock or other capital stock, with certain exceptions (including certain exceptions for Common Stock or other capital stock issued or sold in connection with future acquisitions by the Company, including its proposed acquisition of Walibi), prior to the expiration of 90 days from the date of this Prospectus without the prior written consent of Lehman Brothers on behalf of the Representatives and the Lead Managers. The Company's officers, directors and principal stockholders, who hold in the aggregate approximately 5.9 million shares of Common Stock (including shares issuable upon exercise of outstanding options, warrants and restricted stock), have agreed not to, directly or indirectly, offer, sell or otherwise dispose of shares of Common Stock of the Company or any securities convertible into or exchangeable for or any rights to acquire, Common Stock or other capital stock of the Company for 90 days following the date of this Prospectus without the prior written consent of Lehman Brothers. In addition, the Sellers in the Six Flags Acquisition have agreed not to sell any Convertible Preferred Stock (or shares of Common Stock issuable upon conversion thereof) acquired by them in the Six Flags Acquisition during such 90-day period.

    The Company has granted to the U.S. Underwriters and the International
Managers options to purchase up to an additional       and       shares of
Common Stock, respectively, at the initial public offering price to the public, less the underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. The options may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the U.S. Underwriters and the International Managers exercise such options, each of the U.S. Underwriters and the International Managers, as the case may be, will be committed (subject to certain conditions) to purchase a number of additional shares proportionate to such U.S. Underwriter's or International Manager's initial commitment as indicated in the preceding tables.

    The Company and its operating subsidiaries (including Six Flags) have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the U.S. Underwriters and the International Managers may be required to make in respect thereof.

    Until the distribution of the shares of Common Stock offered hereby is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives and the Lead Managers are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Offering (I.E., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives and the Lead Managers may reduce that short position by purchasing the Common Stock in the open market after the distribution has been completed. The Representatives and the Lead Managers may also elect to reduce any short position by exercising all or part of the over-allotment options described herein.

    The Representatives and the Lead Managers also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives or the Lead Managers purchase Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares of Common Stock as part of the Offering.

    In general, purchases of a security for the purposes of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the applicable offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives or the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    An application will be made to list the Public Depositary Shares and the Common Stock into which the Mandatorily Convertible Preferred Stock are convertible on the NYSE. The Mandatorily Convertible Preferred Stock will not be so listed and the Company does not expect that there will be any trading market for the Mandatorily Convertible Preferred Stock except as represented by the Public Depositary Shares.

    Each of Lehman Brothers and Smith Barney Inc. has from time to time provided certain investment banking services to the Company and its affiliates for which they have received customary fees. LBI Group Inc., an affiliate of Lehman Brothers is party to a financing commitment provided to the Company in connection with the Six Flags Transactions and has received customary fees in connection therewith. In addition, Lehman Brothers and Smith Barney Inc. (predecessor to Salomon Smith Barney) acted as underwriters of the Company's 1996 and 1997 public offerings and are acting as underwriters in connection with the Concurrent Offerings and will receive customary fees in connection therewith. An affiliate of Lehman Brothers is a lender under each of the Credit Facilities.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby and certain legal matters in connection with the Offering will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York. The Underwriters are being represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Elitch Gardens Company at December 31, 1995 and 1994, and for the year ended December 31, 1995 and the period from May 31, 1994 (date of inception) through December 31, 1994, appearing in the Company's Registration Statement (Form S-2 No. 333-16573) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to that company's ability to continue as a going concern) and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of The Great Escape as of October 31, 1995 and 1994, and for the years then ended, included in the Company's Registration Statement (Form S-2 No. 333-16573) portions of which are incorporated by reference herein are incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in the Form S-2, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Stuart Amusement Company as of September 30, 1996 and 1995, and for each of the years in the three-year period ended September 30, 1996, included in the Company's Registration Statement (Form S-2 No. 333-16573) portions of which are incorporated by reference herein are incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in the Form S-2, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Kentucky Kingdom, Inc. at November 2, 1997 and for the 52-week period then ended, appearing in the Company's Form 8-K dated November 7, 1997, as amended, which is incorporated by reference herein are incorporated herein in reliance upon the report of Carpenter Mountjoy & Bressler, independent certified public accountants, included in the Form 8-K and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Consolidated Financial Statements of Premier Parks Inc.....................................................        F-1

Independent Auditors' Report...............................................................................        F-2

Consolidated Balance Sheet.................................................................................        F-3

Consolidated Statements of Operations......................................................................        F-4

Consolidated Statements of Stockholders' Equity............................................................        F-5

Consolidated Statements of Cash Flows......................................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-8

Consolidated Financial Statements of Six Flags Entertainment Corporation...................................         F-

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Premier Parks Inc.:

    We have audited the accompanying consolidated balance sheets of Premier Parks Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Parks Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Oklahoma City, Oklahoma
March 7, 1997

                               PREMIER PARKS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                               DECEMBER 31,        SEPTEMBER 30,
                                                                         ------------------------  -------------
                                ASSETS                                      1995         1996          1997
-----------------------------------------------------------------------  -----------  -----------  -------------
                                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents............................................  $28,787,000    4,043,000   169,151,000
  Accounts receivable..................................................      965,000    1,180,000    15,960,000
  Inventories..........................................................    2,904,000    4,200,000     5,546,000
  Prepaid expenses and other current assets............................    2,352,000    3,416,000     3,652,000
                                                                         -----------  -----------  -------------
        Total current assets...........................................   35,008,000   12,839,000   194,309,000
                                                                         -----------  -----------  -------------
Other assets:
  Deferred charges.....................................................    4,839,000    6,752,000    10,594,000
  Deposits and other...................................................    4,229,000    9,087,000     6,036,000
                                                                         -----------  -----------  -------------
        Total other assets.............................................    9,068,000   15,839,000    16,630,000
                                                                         -----------  -----------  -------------
Property and equipment, at cost........................................  125,906,000  263,175,000   390,359,000
  Less accumulated depreciation........................................    9,905,000   17,845,000    30,342,000
                                                                         -----------  -----------  -------------
                                                                         116,001,000  245,330,000   360,017,000
                                                                         -----------  -----------  -------------
Intangible assets......................................................   13,471,000   31,669,000    43,659,000
  Less accumulated amortization........................................      230,000      874,000     2,348,000
                                                                         -----------  -----------  -------------
                                                                          13,241,000   30,795,000    41,311,000
                                                                         -----------  -----------  -------------
        Total assets...................................................  $173,318,000 304,803,000   612,267,000
                                                                         -----------  -----------  -------------
                                                                         -----------  -----------  -------------
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses................................  $ 6,361,000   11,059,000    17,291,000
  Accrued interest payable.............................................    4,158,000    4,304,000     4,054,000
  Current portion of long-term debt....................................       56,000      --            --
  Current portion of capitalized lease obligations.....................    1,009,000    1,492,000       990,000
                                                                         -----------  -----------  -------------
        Total current liabilities......................................   11,584,000   16,855,000    22,335,000
                                                                         -----------  -----------  -------------
Long-term debt and capitalized lease obligations:
  Long-term debt:
    Senior notes.......................................................   90,000,000   90,000,000   215,000,000
    Credit facility....................................................      --        57,574,000       --
  Capitalized lease obligations........................................    3,213,000    1,768,000     1,263,000
                                                                         -----------  -----------  -------------
        Total long-term debt and capitalized lease obligations.........   93,213,000  149,342,000   216,263,000
Other long-term liabilities............................................    3,465,000    4,846,000     3,967,000
Deferred income taxes..................................................   19,145,000   20,578,000    42,900,000
                                                                         -----------  -----------  -------------
        Total liabilities..............................................  127,407,000  191,621,000   285,465,000
                                                                         -----------  -----------  -------------
Stockholders' equity:
  Preferred stock, 500,000 shares authorized at December 31, 1995, 1996 and September 30, 1997; 200,000 shares Series A, 7% cumulative convertible, $1 par value ($100 redemption value) issued and outstanding at December 31, 1995; no shares issued and outstanding
    at December 31, 1996 and September 30, 1997........................      200,000      --            --
  Common stock, $.05 par value, 9,000,000, 30,000,000 and 90,000,000 shares authorized at December 31, 1995 and 1996, and September 30,
    1997, respectively; 4,883,900, 11,392,669 and 18,327,018 shares issued and 4,857,554, 11,366,323 and 18,300,672 shares outstanding as of December 31, 1995, 1996 and September 30, 1997,
    respectively.......................................................      244,000      569,000       917,000
  Capital in excess of par value.......................................   79,261,000  144,642,000   334,721,000
  Accumulated deficit..................................................  (33,105,000) (31,340,000)   (8,147,000)
                                                                         -----------  -----------  -------------
                                                                          46,600,000  113,871,000   327,491,000
  Less 26,346 common shares of treasury stock, at cost.................     (689,000)    (689,000)     (689,000)
                                                                         -----------  -----------  -------------
        Total stockholders' equity.....................................   45,911,000  113,182,000   326,802,000
                                                                         -----------  -----------  -------------
        Total liabilities and stockholders' equity.....................  $173,318,000 304,803,000   612,267,000
                                                                         -----------  -----------  -------------
                                                                         -----------  -----------  -------------

          See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED                    NINE MONTHS ENDED
                                                                DECEMBER 31,                     SEPTEMBER 30,
                                                   --------------------------------------  -------------------------
                                                       1994         1995         1996         1996          1997
                                                   ------------  -----------  -----------  -----------  ------------

                                                                                           (UNAUDITED)  (UNAUDITED)
Revenue:
  Theme park admissions..........................  $ 13,936,000   21,863,000   41,162,000  38,970,000     91,080,000
  Theme park food, merchandise, and other........    10,963,000   19,633,000   52,285,000  50,822,000     95,666,000
                                                   ------------  -----------  -----------  -----------  ------------
      Total revenue..............................    24,899,000   41,496,000   93,447,000  89,792,000    186,746,000
                                                   ------------  -----------  -----------  -----------  ------------
Operating costs and expenses:
  Operating expenses.............................    12,358,000   19,775,000   42,425,000  32,897,000     69,444,000
  Selling, general and administrative............     5,448,000    9,272,000   16,927,000  15,363,000     29,688,000
  Costs of products sold.........................     2,553,000    4,635,000   11,101,000  10,685,000     22,072,000
  Depreciation and amortization..................     1,997,000    3,866,000    8,533,000   5,599,000     13,974,000
                                                   ------------  -----------  -----------  -----------  ------------
      Total operating costs and expenses.........    22,356,000   37,548,000   78,986,000  64,544,000    135,178,000
                                                   ------------  -----------  -----------  -----------  ------------
      Income from operations.....................     2,543,000    3,948,000   14,461,000  25,248,000     51,568,000

Other income (expense):
  Interest expense, net..........................    (2,299,000)  (5,578,000) (11,121,000) (7,657,000)   (12,869,000)
  Other income (expense).........................       (74,000)    (177,000)     (78,000)    (59,000)       (44,000)
                                                   ------------  -----------  -----------  -----------  ------------
                                                     (2,373,000)  (5,755,000) (11,199,000) (7,716,000)   (12,913,000)
                                                   ------------  -----------  -----------  -----------  ------------
      Income (loss) before income taxes..........       170,000   (1,807,000)   3,262,000  17,532,000     38,655,000
Income tax expense (benefit).....................        68,000     (762,000)   1,497,000   7,020,000     15,462,000
                                                   ------------  -----------  -----------  -----------  ------------
      Income (loss) before extraordinary loss....       102,000   (1,045,000)   1,765,000  10,512,000     23,193,000
Extraordinary loss on extinguishment of debt, net
  of income tax benefit of $90,000...............       --          (140,000)     --           --            --
                                                   ------------  -----------  -----------  -----------  ------------
      Net income (loss)..........................  $    102,000   (1,185,000)   1,765,000  10,512,000     23,193,000
                                                   ------------  -----------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  -----------  ------------
      Net income (loss) applicable to common
        stock....................................  $    102,000   (1,714,000)   1,162,000   9,909,000     23,193,000
                                                   ------------  -----------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  -----------  ------------
Weighted average number of common shares
  outstanding--primary...........................     2,810,000    3,938,000    8,972,000   7,979,000     17,513,000
                                                   ------------  -----------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  -----------  ------------
Income (loss) per common share--primary:
      Income (loss) before extraordinary loss....  $        .04         (.40)         .13        1.24           1.32
      Extraordinary loss.........................       --              (.04)     --           --            --
                                                   ------------  -----------  -----------  -----------  ------------
      Net income (loss)..........................  $        .04         (.44)         .13        1.24           1.32
                                                   ------------  -----------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  -----------  ------------
Weighted average number of common shares
  outstanding--fully diluted.....................     2,810,000    3,938,000    8,972,000   9,439,000     18,046,000
                                                   ------------  -----------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  -----------  ------------
Income (loss) per common share--fully diluted:
      Income (loss) before extraordinary loss....  $        .04         (.40)         .13        1.11           1.29
      Extraordinary loss.........................       --              (.04)     --           --            --
                                                   ------------  -----------  -----------  -----------  ------------
      Net income (loss)..........................  $        .04         (.44)         .13        1.11           1.29
                                                   ------------  -----------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  -----------  ------------

          See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996
                NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                          SERIES A, 7%
                           CUMULATIVE
                          CONVERTIBLE
                        PREFERRED STOCK         COMMON STOCK
                      --------------------  --------------------  CAPITAL IN
                       SHARES                SHARES               EXCESS OF   ACCUMULATED    TREASURY
                       ISSUED     AMOUNT     ISSUED     AMOUNT    PAR VALUE     DEFICIT        STOCK       TOTAL
                      ---------  ---------  ---------  ---------  ----------  ------------  -----------  ----------
Balances at December
  31, 1993..........     --      $  --      2,681,565  $ 134,000  45,769,000  (32,022,000)    (689,000)  13,192,000

Issuance of common
  stock:
    Cash
      proceeds-net..     --         --        619,815     31,000   4,154,000       --           --        4,185,000
    Exchange of debt
      for equity....     --         --         97,087      5,000     650,000       --           --          655,000

Net income..........     --         --         --         --          --          102,000       --          102,000
                      ---------  ---------  ---------  ---------  ----------  ------------  -----------  ----------

Balances at December
  31, 1994..........     --         --      3,398,467    170,000  50,573,000  (31,920,000)    (689,000)  18,134,000

Issuance of
  preferred stock...    200,000    200,000     --         --      19,800,000       --           --       20,000,000

Conversion of debt
  to equity.........     --         --      1,485,433     74,000   8,888,000       --           --        8,962,000

Net loss............     --         --         --         --          --       (1,185,000)      --       (1,185,000)
                      ---------  ---------  ---------  ---------  ----------  ------------  -----------  ----------

Balances at December
  31, 1995..........    200,000    200,000  4,883,900    244,000  79,261,000  (33,105,000)    (689,000)  45,911,000

Conversion of
  preferred stock...   (200,000)  (200,000) 2,560,928    128,000      72,000       --           --           --
Issuance of common
  stock.............     --         --      3,947,841    197,000  65,309,000       --           --       65,506,000
Net income..........     --         --         --         --          --        1,765,000       --        1,765,000
                      ---------  ---------  ---------  ---------  ----------  ------------  -----------  ----------

Balances at December
  31, 1996..........     --         --      11,392,669   569,000  144,642,000 (31,340,000)    (689,000)  113,182,000

Issuance of common
  stock.............     --         --      6,934,349    348,000  190,079,000      --           --       190,427,000
Net income..........     --         --         --         --          --       23,193,000       --       23,193,000
                      ---------  ---------  ---------  ---------  ----------  ------------  -----------  ----------

Balances at
  September 30, 1997
  (Unaudited).......     --      $  --      18,327,018 $ 917,000  334,721,000  (8,147,000)    (689,000)  326,802,000
                      ---------  ---------  ---------  ---------  ----------  ------------  -----------  ----------
                      ---------  ---------  ---------  ---------  ----------  ------------  -----------  ----------

          See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                              --------------------------------------  -------------------------
                                                 1994         1995          1996         1996          1997
                                              -----------  -----------  ------------  -----------  ------------

                                                                                      (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................  $   102,000   (1,185,000)    1,765,000   10,512,000    23,193,000
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
    Depreciation and amortization...........    1,997,000    3,866,000     8,533,000    5,599,000    13,974,000
    Extraordinary loss on early
      extinguishment of debt................      --           230,000       --           --            --
    Amortization of discount on debt and
      debt issuance costs...................       94,000      317,000       811,000      523,000     1,443,000
    Gain on sale of assets..................       (9,000)     --            (51,000)     --            --
    (Increase) decrease in accounts
      receivable............................     (496,000)   5,794,000      (215,000)  (7,444,000)  (14,696,000)
    Deferred income taxes (benefit).........       24,000     (808,000)    1,433,000    6,993,000    15,226,000
    Increase in inventories and prepaid
      expenses..............................     (422,000)    (455,000)   (2,360,000)    (110,000)   (1,420,000)
    (Increase) decrease in deposits and
      other assets..........................     (808,000)   1,197,000    (3,947,000)  (2,858,000)    4,112,000
    Increase (decrease) in accounts payable
      and accrued expenses..................      511,000   (2,366,000)    5,216,000     (221,000)    2,339,000
    Increase (decrease) in accrued interest
      payable...............................       67,000    4,056,000       146,000   (2,772,000)     (250,000)
                                              -----------  -----------  ------------  -----------  ------------
      Total adjustments.....................      958,000   11,831,000     9,566,000     (290,000)   20,728,000
                                              -----------  -----------  ------------  -----------  ------------
      Net cash provided by operating
        activities..........................    1,060,000   10,646,000    11,331,000   10,222,000    43,921,000
                                              -----------  -----------  ------------  -----------  ------------

Cash flows from investing activities:
  Proceeds from the sale of equipment.......       14,000      --            476,000      --            --
  Other investments.........................      (83,000)     (63,000)      (48,000)     (38,000)      --
  Additions to property and equipment.......  (10,108,000) (10,732,000)  (39,423,000) (29,290,000) (108,166,000)
  Acquisition of theme park assets..........      --           --       (116,154,000)     --            --
  Acquisition of Funtime Parks, Inc. in 1995
    and Stuart Amusement Company in 1997,
    net of cash acquired....................      --       (63,344,000)      --           --        (21,376,000)
                                              -----------  -----------  ------------  -----------  ------------
      Net cash used in investing
        activities..........................  (10,177,000) (74,139,000) (155,149,000) (29,328,000) (129,542,000)
                                              -----------  -----------  ------------  -----------  ------------

Cash flows from financing activities:
  Repayment of debt.........................   (5,079,000) (17,487,000)   (1,082,000)    (938,000)  (66,081,000)
  Proceeds from borrowings..................    8,451,000   93,500,000    57,574,000      --        132,500,000
  Net cash proceeds from issuance of
    preferred stock.........................      --        20,000,000       --           --            --
  Net cash proceeds from issuance of common
    stock...................................    4,185,000      --         65,306,000   65,151,000   189,427,000
  Payment of debt issuance costs............     (100,000)  (5,099,000)   (2,724,000)    (128,000)   (5,117,000)
                                              -----------  -----------  ------------  -----------  ------------
      Net cash provided by financing
        activities..........................    7,457,000   90,914,000   119,074,000   64,085,000   250,729,000
                                              -----------  -----------  ------------  -----------  ------------
(Decrease) increase in cash and cash
  equivalents...............................   (1,660,000)  27,421,000   (24,744,000)  44,979,000   165,108,000
Cash and cash equivalents at beginning of
  period....................................    3,026,000    1,366,000    28,787,000   28,787,000     4,043,000
                                              -----------  -----------  ------------  -----------  ------------
Cash and cash equivalents at end of
  period....................................  $ 1,366,000   28,787,000     4,043,000   73,766,000   169,151,000
                                              -----------  -----------  ------------  -----------  ------------
                                              -----------  -----------  ------------  -----------  ------------
Supplemental cash flow information:.........
  Cash paid for interest....................  $ 2,178,000    2,018,000    11,640,000   11,405,000    17,929,000
                                              -----------  -----------  ------------  -----------  ------------
                                              -----------  -----------  ------------  -----------  ------------
  Cash paid for income taxes (refund).......  $    38,000      (22,000)       64,000       27,000       135,000
                                              -----------  -----------  ------------  -----------  ------------
                                              -----------  -----------  ------------  -----------  ------------

                               PREMIER PARKS INC.

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

         AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

Supplemental disclosure of noncash investing and financing activities:

Year ended December 31, 1994

    - Common stock (97,087 shares) was exchanged for $655,000 of debt.

    - The Company entered into two separate note agreements, aggregating $570,000 for the purchase of property and equipment.

Year ended December 31, 1995

    - Common stock (1,485,433 shares) was exchanged for $9,095,000 of debt, net of $133,000 of costs.

    - The Company acquired certain rides and attractions through capital leases with obligations totaling $3,259,000.

Year ended December 31, 1996 and Nine Months Ended September 30, 1996
(Unaudited)

    - Preferred stock (200,000 shares) was converted into common stock (2,560,928 shares).

    - The Company issued $200,000 of common stock (9,091 shares) as a component of a theme park acquisition.

    - The Company acquired certain equipment through a capital lease with an obligation of $64,000.

Nine Months Ended September 30, 1997 (Unaudited)

    - The Company issued $1,000,000 of common stock (32,139 shares) as a component of a theme park acquisition.

          See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT POLICIES

DESCRIPTION OF BUSINESS

    Premier Parks Inc. (the Company) owns and operates regional theme amusement and water parks. As of December 31, 1996, the Company and its subsidiaries own and operate ten parks: Adventure World, a combination theme and water park located in Largo, Maryland; Darien Lake & Camping Resort, a combination theme and water park with an adjacent camping resort and performing arts center, located between Buffalo and Rochester, New York; Elitch Gardens, a theme park located in Denver, Colorado; Frontier City, a western theme park located in Oklahoma City, Oklahoma; Geauga Lake, a combination theme and water park located near Cleveland, Ohio; The Great Escape and Splash Water Kingdom, a combination theme and water park located in Lake George, New York; two water parks operated under the name Waterworld/USA, located in Northern California; White Water Bay, a tropical water park located in Oklahoma City, Oklahoma; and Wyandot Lake, a water park which also includes "dry rides" located in Columbus, Ohio. On February 5, 1997, the Company acquired Riverside Park, a theme park located near Springfield, Massachusetts (note 14).

BASIS OF PRESENTATION

    The Company's accounting policies reflect industry practices and conform to generally accepted accounting principles.

    The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and a limited partnership and a limited liability company in which the Company beneficially owns 100% of the interests. Intercompany transactions and balances have been eliminated in consolidation.

    In the opinion of management, the accompanying unaudited consolidated financial statements as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997, reflect all adjustments (all of which were normal and recurring) which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods presented. The results of operations for the nine month period ended September 30, 1997, are not indicative of the results to be expected for the full year. The Company's business is highly seasonal. The great majority of the Company's revenue is collected in the second and third quarters while operating expenses are incurred throughout the year. Accordingly, the Company historically incurs a net loss for the fourth calendar quarter.

    The Company's investment in a partnership in which it does not own a controlling interest is accounted for using the equity method and included in other assets.

CASH EQUIVALENTS

    Cash equivalents of $26,728,000, $2,753,000, and $158,169,000 at December
31, 1995, 1996 and September 30, 1997, respectively, consist of short-term highly liquid investments with a remaining maturity as of purchase date of three months or less, which are readily convertible into cash. For purposes of the

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT POLICIES (CONTINUED) consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

INVENTORIES

    Inventories are stated at the lower of cost (first in, first out) or market and primarily consist of products for resale including merchandise and food and miscellaneous supplies including repair parts for rides and attractions.

ADVERTISING COSTS

    Production costs of commercials and programming are charged to operations in the year first aired. The costs of other advertising, promotion, and marketing programs are charged to operations in the year incurred. The amounts capitalized at year-end are included in prepaid expenses.

DEFERRED CHARGES

    The Company capitalizes all costs related to the issuance of debt with such costs included in deferred charges in the consolidated balance sheets. The amortization of such costs are recognized as interest expense under a method approximating the interest method over the life of the respective debt issue. As of December 31, 1996, approximately $626,000 of costs associated with the Company's January 1997 debt and equity offerings (notes 5 and 8) are also included in deferred charges.

DEPRECIATION AND AMORTIZATION

    Buildings and improvements are depreciated over their estimated useful lives of approximately 30 years by use of the straight-line method. Furniture and equipment are depreciated using the straight-line method over 5-10 years. Rides and attractions are depreciated using the straight-line method over 5-25 years. Amortization of property associated with capitalized lease obligations is included in depreciation expense in the consolidated financial statements.

    Maintenance and repairs are charged directly to expense as incurred, while betterments and renewals are generally capitalized in the property accounts. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized.

INTANGIBLE ASSETS

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected period to be benefited, generally 25 years.

LONG-LIVED ASSETS

    The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT POLICIES (CONTINUED) changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not have an impact on the Company's consolidated financial position or results of operations in 1996.

INTEREST EXPENSE RECOGNITION

    Interest on notes payable is generally recognized as expense on the basis of stated interest rates. Notes payable and capitalized lease obligations that do not have a stated interest rate or that have interest rates considered to be lower than prevailing market rates (when the obligations were incurred) are carried at amounts discounted to impute a market rate of interest cost. Total interest expense incurred was $2,341,000, $6,074,000, $12,597,000, $9,156,000 and $19,122,000 in 1994, 1995 and 1996, and for the nine months ended September 30, 1996 and 1997, respectively. Interest expense in the accompanying consolidated statements of operations is shown net of interest income.

INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME (LOSS) PER COMMON SHARE

    Income (loss) per common share is computed based on income (loss) applicable to common stock divided by the weighted average number of common shares outstanding during the period. For the year ended December 31, 1995, no warrants, options, or potentially issuable shares from convertible securities were considered as the effect would be antidilutive. For the year ended December 31, 1994, warrants and options outstanding have been excluded from the per common share calculations as no active trading market existed for the Company's common stock during the year.

    The Company's former senior subordinated notes were converted into common shares in 1995. For 1994, the senior subordinated notes were considered to be potentially dilutive securities. The weighted average number of common shares attributable to the conversion feature of the notes was 1,120,000. The former senior subordinated notes bore interest and if the notes had been converted, the interest expense on the notes in 1994 would not have been incurred. After consideration of the increase in income that would have occurred from the reduction in interest expense, the effect of the convertible notes on income per common share was antidilutive.

    The Company issued convertible preferred stock in 1995 which was a potentially dilutive security. Accumulated preferred stock dividends of $529,000, $603,000 and $603,000, which were paid through additional issuances of common stock, were considered in determining net income (loss) applicable to

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT POLICIES (CONTINUED) common stock in 1995 and 1996, and the nine months ended September 30, 1996, respectively. The common shares that would have resulted from conversion of the preferred stock at December 31, 1995 are not considered in the 1995 calculation of loss per common share, as the effect would be antidilutive. The convertible preferred stock was converted into common stock during June 1996. The effect of the additional common shares, as if they were converted on January 1, 1996, was included in the determination of the weighted average number of common shares outstanding-fully diluted for the nine months ended September 30, 1996. The effect of the conversion of the preferred shares as of the beginning of the period was antidilutive for the year ended 1996.

STOCK OPTIONS

    On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB No. 25, "Accounting for Stock Issued to Employees," whereby compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Companies which continue to apply the provisions of APB No. 25 are required by SFAS No. 123 to disclose pro forma net earnings and net earnings per share for employee stock option grants made in 1995, 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25, and has provided the pro forma disclosures required by SFAS No. 123 in note 9.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The recorded amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and accrued interest payable approximate fair value because of the short maturity of these financial instruments. The fair value estimates, methods, and assumptions relating to the Company's other financial instruments are discussed in note 5.

(3) ACQUISITION OF THEME PARKS

    Pursuant to a merger agreement, on August 15, 1995, the Company acquired Funtime Parks, Inc. (Funtime), a company owning three regional theme parks, for an initial purchase price of approximately $60,000,000 in cash, with an additional amount of approximately $5,400,000 paid to the former shareholders as a postclosing adjustment related to the operating cash flows of the former Funtime parks after the

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(3) ACQUISITION OF THEME PARKS (CONTINUED) acquisition date. The acquisition was accounted for as a purchase. The allocation of the purchase price was determined based upon estimates of fair value as determined by independent appraisal. As of the acquisition date and after giving effect to the purchase, $18,030,000 of deferred tax liabilities were recognized for the tax consequences attributable to the differences between the financial statement carrying amounts and the tax basis of Funtime's assets and liabilities. Approximately $13,500,000 of cost in excess of the fair value of the net assets acquired was recorded as goodwill. As part of the acquisition, $2,500,000 of the purchase price was placed into escrow as an indemnification fund. Except in limited circumstances, the indemnification fund represents the sole source of funds for indemnification claims made by the Company against the former shareholders of Funtime. The indemnification fund is classified in the accompanying consolidated financial statements as a deposit and as a noncurrent other liability.

    The accompanying 1996 and 1995 consolidated statements of operations reflect the results of Funtime from the date of acquisition (August 15, 1995).

    On October 31, 1996, the Company acquired all of the interests in a partnership which owned substantially all of the assets used in the operation of Elitch Gardens for $62,500,000 in cash. Thereupon, the partnership dissolved by operation of law. As a result, the assets were directly owned by the Company. The transaction was accounted for as a purchase. In addition, the Company has entered into a five-year non-competition agreement with the president of Elitch Gardens Company's general partner. Based upon the purchase method of accounting, the purchase price was primarily allocated to property and equipment with $4,506,000 of costs recorded as intangible assets, primarily goodwill. The general partner and a principal limited partner of Elitch Gardens Company have agreed severally to indemnify the Company for claims in excess of $100,000 in an amount up to $1,000,000 per partner.

    On November 19, 1996, the Company acquired all of the interests in two partnerships which owned substantially all of the assets used in the operation of the two Waterworld/USA water parks for an aggregate cash purchase price of approximately $17,250,000, of which $862,500 was placed in escrow to fund potential indemnification claims by the Company. Thereupon, the partnerships dissolved by operation of law. As a result, the assets were directly owned by the Company. The transaction was accounted for as a purchase. Based upon the purchase method of accounting, the purchase price was primarily allocated to property and equipment with $5,110,000 of costs recorded as intangible assets, primarily goodwill.

    On December 4, 1996, the Company acquired all of the interests in a limited liability company which owned substantially all of the assets used in the operation of The Great Escape and Splash Water Kingdom for a cash purchase price of $33,000,000. The transaction was accounted for as a purchase. In connection with the acquisition, the Company entered into a non-competition agreement and a related agreement with the former owner, providing for an aggregate consideration of $1,250,000. In addition, as a component of the transaction, the Company issued 9,091 shares of its common stock ($200,000) to an affiliate of the former owner. Based upon the purchase method of accounting, the purchase price was primarily allocated to property and equipment with $9,221,000 of costs recorded as intangible assets, primarily goodwill.

    The accompanying 1996 consolidated statement of operations reflects the results of these 1996 acquisitions from their respective acquisition dates.

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(3) ACQUISITION OF THEME PARKS (CONTINUED)
    The following summarized pro forma results of operations assumes that for the year ended December 31, 1996, the Elitch Gardens, The Great Escape, and Waterworld/USA acquisitions and related transactions occurred as of the beginning of 1996 and for the year ended December 31, 1995, assumes that these acquisitions, the Funtime acquisition, and the related transactions occurred as of the beginning of 1995 and neither year includes the operations of the Riverside Park, which was acquired in 1997.

                                                                         1996        1995
                                                                      ----------  -----------
                                                                            (UNAUDITED)

                                                                          (IN THOUSANDS)
Total revenues......................................................  $  140,126     125,941
Income before extraordinary loss....................................       6,135       4,957
Income before extraordinary loss applicable to common stock.........       6,135       4,957
Income before extraordinary loss per common share...................         .52         .44

(4) PROPERTY AND EQUIPMENT

    Property and equipment, at cost, are classified as follows:

                                                         DECEMBER 31,           SEPTEMBER 30,
                                                 -----------------------------  -------------
                                                      1995           1996           1997
                                                 --------------  -------------  -------------
                                                                                 (UNAUDITED)
Land...........................................  $   12,230,000     27,760,000     33,467,000
Buildings and improvements.....................      54,935,000    106,302,000    135,766,000
Rides and attractions..........................      51,653,000    112,379,000    195,655,000
Equipment......................................       7,088,000     16,734,000     25,471,000
                                                 --------------  -------------  -------------
    Total......................................     125,906,000    263,175,000    390,359,000
Less accumulated depreciation..................      (9,905,000)   (17,845,000)   (30,342,000)
                                                 --------------  -------------  -------------
                                                 $  116,001,000    245,330,000    360,017,000
                                                 --------------  -------------  -------------

    Included in property and equipment are costs and accumulated depreciation associated with capital leases as follows:

                                                            DECEMBER 31,        SEPTEMBER 30,
                                                      ------------------------  -------------
                                                          1995         1996         1997
                                                      ------------  ----------  -------------

                                                                                 (UNAUDITED)
Cost................................................  $  6,005,000   6,069,000     6,069,000
Accumulated depreciation............................      (334,000)   (577,000)     (760,000)
                                                      ------------  ----------  -------------
                                                      $  5,671,000   5,492,000     5,309,000
                                                      ------------  ----------  -------------
                                                      ------------  ----------  -------------

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(5) LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS

    At December 31, 1995 and 1996, and September 30, 1997, long-term debt and capitalized lease obligations consist of:

                                                              DECEMBER 31,          SEPTEMBER 30,
                                                      ----------------------------  -------------
                                                          1995           1996           1997
                                                      -------------  -------------  -------------
                                                                                     (UNAUDITED)
Long term debt:
Senior notes--due 2003(a)...........................  $  90,000,000     90,000,000     90,000,000
Senior notes--due 2007 (c)..........................       --             --          125,000,000
Credit facility (b).................................       --           57,574,000       --
Other debt..........................................         56,000       --             --
                                                      -------------  -------------  -------------
Total long-term debt................................     90,056,000    147,574,000    215,000,000
Capitalized lease obligations:
Capitalized lease obligations expiring 1997 through
  2000, requiring aggregate annual lease payments
  ranging from approximately $20,000 to $548,000
  including implicit interest at rates ranging from
  9.875% to 14% and secured by equipment with a net
  book value of approximately $5,492,000 and
  $5,309,000 as of December 31, 1996 and September
  30, 1997, respectively............................      4,222,000      3,260,000      2,253,000
                                                      -------------  -------------  -------------
    Total...........................................  $  94,278,000    150,834,000    217,253,000
                                                      -------------  -------------  -------------
                                                      -------------  -------------  -------------

    (a) The notes are senior unsecured obligations of the Company, with a $90,000,000 aggregate principal amount, and mature on August 15, 2003. The notes bear interest at 12% per annum payable semiannually on August 15 and February 15 of each year, commencing February 15, 1996. The notes are redeemable, at the Company's option, in whole or part, at any time on or after August 15, 1999, at varying redemption prices. Additionally, at any time prior to August 15, 1998, the Company may redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of notes with the proceeds of one or more public equity offerings at a redemption price of 110% of the principal amount. These notes are guaranteed on a senior, unsecured, joint and several basis by all of the Company's principal operating subsidiaries.

    The proceeds of the notes were used in the Funtime acquisition and in the refinancing of previously existing indebtedness. The Company recognized a $230,000 loss on early extinguishment of debt during 1995. The loss was recorded, net of tax effect, as an extraordinary item.

    The indenture under which the notes were issued was amended January 21, 1997, in contemplation of the Company's January 1997 senior debt and equity offerings. The indenture places limitations on operations and sales of assets by the Company or its subsidiaries, permits incurrence of additional debt

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(5) LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS (CONTINUED) only in compliance with certain financial ratios, and limits the Company's ability to pay cash dividends or make other distributions to the holders of its capital stock or to redeem such stock.

    The indenture, as amended, permits the Company, subject to certain limitations, to incur additional indebtedness, including $125,000,000 of indebtedness issued January 31, 1997 described below and secured senior revolving credit facility indebtedness of up to $75,000,000.

    All of the Company's subsidiaries, except for one indirect wholly owned subsidiary, Funtime-Famous Recipe, Inc., are full, unconditional, and joint and several guarantors of the notes. The assets and operations of Funtime-Famous Recipe, Inc. are inconsequential to the Company and its consolidated financial position and results of operations. Condensed financial statement information for the guarantors is not included herein, as the Company does not believe such information would be material to the understanding of the Company and its direct and indirect subsidiaries.

    (b) In connection with the acquisitions described in note 3, in October 1996 the Company entered into a senior secured credit facility (the "Credit Facility") with a syndicate of banks. The Credit Facility had an aggregate availability of $115,000,000 of which (i) up to $30,000,000 under the revolving credit facility (the "Revolving Credit Facility") may have been used for working capital and general corporate purposes; (ii) up to $25,000,000 ("Facility A") may have been used to finance capital expenditures prior to April 30, 1998; and
(iii) up to $60,000,000 ("Facility B") may have been used to finance certain acquisitions by the Company (including the acquisitions described in note 3), provided that at least 50% of the consideration for any such acquisition or improvements under Facility A or Facility B (collectively, the "Term Loan Facility") was required to have been funded by the Company. Interest rates per annum under the Credit Facility were equal to a base rate equal to the higher of the Federal Funds Rate plus 1/2% or the prime rate of Citibank N.A., in each case plus the Applicable Margin (as defined thereunder) or the London Interbank Offered Rate plus the Applicable Margin. The Revolving Credit Facility was to terminate October 31, 2002 (reducing to $15,000,000 on October 31, 2001) and borrowings under the Term Loan Facility were to mature October 31, 2001; however, aggregate principal payments of $7,500,000, $20,000,000 and $25,000,000 were to be required under the Term Loan Facility during 1998, 1999 and 2000, respectively. Borrowings under the Revolving Credit Facility were required to be fully paid for at least 30 days each year and were secured by substantially all of the Company's assets (other than real estate) and guarantees of the Company's principal subsidiaries. Borrowings under the Term Loan Facility were secured by the assets acquired with the proceeds thereof, and limited guarantees of the Company's principal subsidiaries. The Credit Facility contained restrictive covenants that, among other things, limited the ability of the Company and its subsidiaries to dispose of assets; incur additional indebtedness or liens; pay dividends; repurchase stock; make investments; engage in mergers or consolidations and engage in certain transactions with subsidiaries and affiliates. In addition, the Credit Facility required that the Company comply with certain specified financial ratios and tests.

    On January 31, 1997, the Company and the syndicate of banks agreed to amend the Credit Facility. The $30,000,000 Revolving Credit Facility will remain in place through December 31, 2001 (without reduction prior to that date). Additionally, following repayment of amounts then outstanding under the Term Loan Facility through the use of proceeds from the Company's January 1997 debt and equity offerings, the Term Loan Facility was converted into an $85,000,000 reducing revolving credit facility. The

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(5) LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS (CONTINUED)
Term Loan Facility, as amended, will be available to fund acquisitions and make capital improvements. The amount available under the Term Loan Facility will reduce to $75,000,000 on December 31, 1999, to $45,000,000 on December 31, 2000,
and will mature on December 31, 2001. Borrowings under the amended Credit Facility are secured by substantially all the assets of the Company and its subsidiaries (other than real estate) and are guaranteed by the Company's operating subsidiaries. The restrictive covenants are essentially the same as those of the original October 1996 credit facility.

    (c) On January 31, 1997, the Company issued $125,000,000 of 9 3/4% senior notes due January 2007. The notes are senior unsecured obligations of the Company and, in priority upon liquidation, are equal to the Company's senior notes due in 2003. Interest is payable on January 15 and July 15 of each year, commencing July 15, 1997. The notes are redeemable, at the Company's option, in whole or in part, at any time on or after January 15, 2002, at varying redemption prices. Additionally, at any time prior to January 15, 2000, the Company may redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of notes with the proceeds of one or more public equity offerings at a redemption price of 110% of the principal amount. The notes are guaranteed on a senior, unsecured, joint and several basis by all of the Company's principal operating subsidiaries.

    The indenture under which the notes were issued places limitations substantially similar to those of the Company's senior notes due in 2003. A portion of the proceeds were used to fully pay amounts outstanding under the Company's Credit Facility.

    Annual maturities of long-term debt and capitalized lease obligations, adjusted to reflect the payment of the amounts outstanding under the Credit Facility through use of proceeds of the January 1997 note issuance, during the five years subsequent to December 31, 1996, are as follows:

1997.......................................................  $ 1,492,000
1998.......................................................      737,000
1999.......................................................      364,000
2000.......................................................      667,000
2001 and thereafter........................................  147,574,000
                                                             -----------
                                                             $150,834,000
                                                             -----------
                                                             -----------

    The fair value of the Company's long-term debt is estimated by using quoted prices or discounted cash flow analyses based on current borrowing rates for debt with similar maturities. Under the above assumptions the estimated fair value of long-term debt and capitalized lease obligations at December 31, 1995 and 1996, and at September 30, 1997, is approximately $103,000,000, $160,000,000 and $228,000,000, respectively.

                               PREMIER PARKS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(6) INCOME TAXES

    Income tax expense (benefit) allocated to operations for 1996, 1995 and 1994 consists of the following:

                                                           CURRENT     DEFERRED     TOTAL
                                                          ----------  ----------  ----------
1994:
  U.S. Federal..........................................  $   44,000      15,000      59,000
  State and local.......................................      --           9,000       9,000
                                                          ----------  ----------  ----------
                                                          $   44,000      24,000      68,000
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------
1995:
  U.S. Federal..........................................  $  (44,000)   (508,000)   (552,000)
  State and local.......................................      --        (210,000)   (210,000)
                                                          ----------  ----------  ----------
                                                          $  (44,000)   (718,000)   (762,000)
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------
1996:
  U.S. Federal..........................................  $   --       1,335,000   1,335,000
  State and local.......................................      64,000      98,000     162,000
                                                          ----------  ----------  ----------
                                                          $   64,000   1,433,000   1,497,000
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------

    Recorded income tax expense (benefit) allocated to operations differed from amounts computed by applying the U.S. federal income tax rate of 34% to pretax income (loss) approximately as follows:

                                                              1994        1995        1996
                                                            ---------  ----------  ----------
Computed "expected" federal income tax expense
  (benefit)...............................................  $  58,000    (614,000)  1,109,000
Amortization of goodwill..................................     --          78,000     180,000
Other, net................................................      1,000     (16,000)     46,000
Effect of state and local income taxes....................      9,000    (210,000)    162,000
                                                            ---------  ----------  ----------
                                                            $  68,000    (762,000)  1,497,000
                                                            ---------  ----------  ----------
                                                            ---------  ----------  ----------

    Income tax expense for the nine months ended September 30, 1996 and 1997 was approximately 40% of each of the periods' income before income taxes.

    Substantially all of the Company's future taxable temporary differences (deferred tax liabilities) relate to the different financial accounting and tax depreciation methods and periods for property and equipment. The Company's net operating loss carryforwards and alternative minimum tax carryforwards

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(6) INCOME TAXES (CONTINUED)
represent future income tax deductions (deferred tax assets). The tax effects of these temporary differences as of December 31, 1995 and 1996, are presented below:

                                                                       1995           1996
                                                                   -------------  ------------
Deferred tax assets before valuation allowance...................  $   7,860,000    10,300,000
Less valuation allowance.........................................       --             --
                                                                   -------------  ------------
Net deferred tax assets..........................................      7,860,000    10,300,000
Deferred tax liabilities.........................................     27,005,000    30,878,000
                                                                   -------------  ------------
Net deferred tax liability.......................................  $  19,145,000    20,578,000
                                                                   -------------  ------------
                                                                   -------------  ------------

    The Company's deferred tax liability results from the financial carrying value for assets acquired in the Funtime acquisition, which was based upon the fair value at the acquisition date, being substantially in excess of Funtime's tax basis in the assets and from the Company's other depreciable assets being depreciated primarily over a 7-year period for tax reporting purposes and a longer 20- to 25-year period for financial purposes. The faster tax depreciation has resulted in tax losses which can be carried forward to offset future taxable income. Because most of the Company's depreciable assets' financial carrying value and tax basis difference will reverse before the expiration of the Company's net operating loss carryforwards and taking into account the Company's projections of future taxable income over the same period, management believes that it will more likely than not realize the benefits of these net future deductions.

    The Company experienced an ownership change within the meaning of the Internal Revenue Code Section 382 and the regulations thereunder on October 30, 1992, as a result of the issuance of 2,200,000 shares of common stock. As a result of the ownership change, net operating loss carryforwards generated before the ownership change can be deducted in subsequent periods only in certain limited situations. Accordingly, it is probable that the Company will not be able to use most of the net operating loss carryforwards generated prior to October 30, 1992. Therefore, most of the pre-October 30, 1992, net operating loss carryforwards were not considered in computing the Company's available net operating loss carryforwards and deferred tax liability. The Company experienced an additional ownership change on June 4, 1996, as a result of the issuance of 3,938,750 shares of common stock and conversion of preferred stock into an additional 2,560,928 shares of common stock. The use of the Company's pre-June 1996 net operating loss carryforwards may be limited in the future; however, it is probable that the carryforwards will be fully utilized by the Company before their expiration.

    As of December 31, 1996, the Company has approximately $19,400,000 of unrestricted net operating loss and $7,000,000 of alternative minimum tax carryforwards available for federal income tax purposes which expire in 2007 through 2011. Additionally, the Company has $1,864,000 of alternative minimum tax credits which have no expiration date.

(7) PREFERRED STOCK

    The Company has authorized 500,000 shares of preferred stock, $1 par value. During 1995, the Company issued 200,000 shares of Series A, 7% cumulative convertible preferred stock at $100 per share. During June 1996, the shares, including all dividends thereon, were converted into 2,560,928 common

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(7) PREFERRED STOCK (CONTINUED)
shares. The Company has agreed to provide the preferred stockholders certain registration rights relative to the common stock issued upon conversion of the preferred stock.

    Holders of Series A preferred stock were entitled to receive cumulative dividends at an annual rate of $7 per share. At the Company's election, dividends were payable in cash and/or in additional Series A preferred stock. The terms of the Company's senior notes and credit facilities limit the Company's ability to pay cash dividends. All dividends paid to the preferred stockholders were made by additional issuances of common stock at the time of the conversion into shares of common stock as described above.

    All shares of preferred stock rank senior and prior in right to all of the Company's now or hereafter issued common stock with respect to dividend payments and distribution of assets upon liquidation or dissolution of the Company.

(8) COMMON STOCK

    In October 1994, the Company issued 619,815 common shares in a private placement with existing stockholders for cash. In connection with this placement, Windcrest Partners, an affiliate of the Company, also exchanged $655,000 of then existing debt for 97,087 shares of common stock. The Company has agreed to provide the stockholders certain registration rights in the future.

    In August 1995, the Company issued 1,175,063 common shares in full exchange for the Company's $7,000,000 senior subordinated convertible notes and 310,370 common shares in full exchange for the Company's $2,095,000 junior subordinated term loan. The Company has agreed to provide the stockholders certain registration rights in the future.

    On April 4, 1996, a majority of the Company's common and preferred shareholders and the Company's board of directors approved a one-for-five reverse stock split effective May 6, 1996. The par value of common stock was increased to $.05 per share from $.01 per share. Additionally, the authorized common shares of the Company were changed to 30,000,000. The accompanying consolidated financial statements and notes to the consolidated financial statements reflect the reverse stock split as if it had occurred as of the earliest date presented.

    On June 4, 1996, and June 6, 1996, the Company issued 3,425,000 and 513,750, respectively, of its common shares resulting in net proceeds to the Company of $65,306,000. Additionally, on June 4, 1996, the Company exchanged 2,560,928 of its common shares for all 200,000 shares of its previously outstanding preferred stock.

    On January 31, 1997, the Company issued 6,900,000 of its common shares resulting in net proceeds to the Company of approximately $189,000,000.

(9) STOCK OPTIONS AND WARRANTS

    In 1993, 1994, 1995, and 1996, certain members of the Company's management were issued seven-year options to purchase 145,200, 36,000, 248,000 and 337,500, and of its common shares, at an exercise price of $5.00, $7.50, $8.25, and $22.00 per share, respectively, under the Company's 1993, 1995 and 1996 Stock Option and Incentive Plans (the Plans). Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. These options may be exercised on a cumulative basis with 20% of the total exercisable on date of issuance and with an additional 20% being available for exercise on each of the succeeding anniversary dates. Any unexercised portion of the options will automatically and

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(9) STOCK OPTIONS AND WARRANTS (CONTINUED) without notice terminate upon the seventh anniversary of the issuance date or upon termination of employment.

    At December 31, 1996, there were 503,300 additional shares available for grant under the Plans. The per share weighted-average fair value of stock options granted during 1995 and 1996 was $5.56 and $14.97 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1995--expected dividend yield 0%, risk-free interest rate of 5.5%, and an expected life of 5 years; 1996--expected dividend yield 0%, risk-free interest rate of 6.25%, and an expected life of 5 years.

    The Company applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) would have been reduced to the pro forma amounts indicated below:

                                                                        1995          1996
                                                                    -------------  ----------
Net income (loss) applicable to common stock:
                                                    As reported     $  (1,714,000)  1,162,000
                                                    Pro forma          (1,880,000)    390,000
Net income (loss) applicable to common stock per
  share:
                                                    As reported     $        (.44)        .13
                                                    Pro forma                (.48)        .04

    Pro forma net income (loss) reflects only options granted in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income (loss) amounts presented above because compensation cost is reflected over the options' vesting period of 4 years and compensation cost for options granted prior to January 1, 1995 is not considered.

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(9) STOCK OPTIONS AND WARRANTS (CONTINUED)
    Stock option activity during the periods indicated is as follows:

                                                                                   WEIGHTED-
                                                                   NUMBER OF    AVERAGEEXERCISE
                                                                    SHARES           PRICE
                                                                  -----------  -----------------
Balance at December 31, 1994....................................     181,200       $    5.50
  Granted.......................................................     248,000            8.25
  Exercised.....................................................      --              --
  Forfeited.....................................................      --              --
  Expired.......................................................      --              --
                                                                  -----------         ------
Balance at December 31, 1995....................................     429,200            7.09
  Granted.......................................................     337,500           22.00
  Exercised.....................................................      --              --
  Forfeited.....................................................      --              --
  Expired.......................................................      --              --
                                                                  -----------         ------
Balance at December 31, 1996....................................     766,700       $   13.65
                                                                  -----------         ------
                                                                  -----------         ------

    At December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $5.00 to $22.00 and 6.01 years, respectively.

    At December 31, 1995 and 1996, the number of options exercisable was 151,120 and 304,460, respectively, and weighted-average exercise price of those options was $6.30 and $10.01, respectively.

    In 1989, the Company's current chairman was issued a ten-year warrant to purchase 26,346 common shares (currently being held as treasury stock) at an exercise price of $1.00 per share and a ten-year warrant to purchase 18,693 common shares at an exercise price of $1.00 per share.

(10) 401(K) PLAN

    The Company has a qualified, contributory 401(k) plan (the Plan). All regular employees are eligible to participate in the Plan if they have completed one full year of service and are at least 21 years old. The Company matches 100% of the first 2% of and 25% of the next 6% of salary contributions made by employees. The accounts of all participating employees are fully vested. The Company recognized approximately $32,000 and $150,000 of expense in the years ended December 31, 1995 and 1996, respectively. Prior to 1995, the Company did not match employee's salary contributions.

(11) CASUALTY LOSS

    On July 27, 1994, high winds damaged the Company's Adventure World location. The loss was covered by insurance and the total insurance benefits recognized during 1994 were $748,000, including approximately $348,000 accrued as a receivable, which was collected subsequent to December 31, 1994. The Company spent approximately $393,000 in 1994 to replace and repair capital assets which had been destroyed or damaged. Insurance proceeds in excess of the net book value of destroyed assets and the repair costs of damaged assets were approximately $417,000 and are reflected in the 1994 consolidated statement of operations in theme parks revenue.

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(12) COMMITMENTS AND CONTINGENCIES

    The Company leases office space under a lease agreement which expires April 30, 2001. The lease requires minimum monthly payments over its term and also escalation charges for proportionate share of expenses as defined in the lease. Windcrest Partners shares office space with the Company and has agreed to pay 50% of the rental payments. Rent expense recognized by the Company (after deduction of amounts paid by Windcrest Partners) for the years ended December 1994, 1995, and 1996, aggregated $68,000, $68,000, and $64,000, respectively.

    The Company leases the sites of Wyandot Lake and each of the two Waterworld/USA locations with rent based upon percentages of revenues earned by each park. During 1995 and 1996, the Company recognized approximately $100,000 and $385,000, respectively, of rental expense under these rent agreements.

    On June 2, 1997, a slide collapsed at the Company's Waterworld park in Concord, California, resulting in one fatality and the park's closure for twelve days. Although the collapse and the resulting closure had a material adverse impact on the park's operating performance for 1997, as well as a lesser impact on the Company's Sacramento water park (which is also named "Waterworld"), located approximately seventy miles from the Concord park, the Company's other parks were not adversely affected. The Company has recovered all of the Concord park's operating shortfall under its business interruption insurance. In addition, the Company believes that its liability insurance coverage should be more than adequate to provide for any personal injury liability which may ultimately be found to exist in connection with the collapse.

    The Company is a party to various legal actions arising in the normal course of business. None of the actions are believed by management to involve amounts that would be material to the Company's consolidated financial condition, operations, or liquidity.

(13) CERTAIN TRANSACTIONS

    During 1995, in connection with the acquisition of Funtime and the issuance of the $90,000,000 senior notes, the Company paid investment banking and financial advisory fees in the amount of $800,000 and $475,000 to Lepercq, de Neuflize & Co. Incorporated (Lepercq) and Hanseatic Corporation (Hanseatic), respectively. Two directors of the Company are director and treasurer, respectively, of Lepercq and Hanseatic.

(14) ACQUISITION OF STUART AMUSEMENT COMPANY

    On February 5, 1997, the Company purchased all of the outstanding common stock of Stuart Amusement Company, the owner of Riverside Park and an adjacent multi-use stadium, for a purchase price of $22,200,000 ($1,000,000 of which was paid through issuance of 32,129 of the Company's common shares). The Company funded the purchase through use of the proceeds from the Company's January 1997 debt and equity offerings (notes 5 and 8). The transaction was accounted for using the purchase method of accounting.

(15) SIGNIFICANT TRANSACTIONS SUBSEQUENT TO THE 1997 OPERATING SEASON
(UNAUDITED)

    On November 7, 1997 the Company acquired the theme park assets of Kentucky Kingdom--The Thrill Park, located in Louisville, Kentucky, for a purchase price of $64,000,000, of which $4,900,000 was

                               PREMIER PARKS INC.

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(15) SIGNIFICANT TRANSACTIONS SUBSEQUENT TO THE 1997 OPERATING SEASON (UNAUDITED) (CONTINUED) paid through the issuance of 121,671 shares of the Company's common stock. The Company may be required to issue additional shares of common stock based upon the level of revenues at Kentucky Kingdom during each of the 1998-2000 seasons. The Company has purchased thirteen rides and attractions from Opryland, in Nashville, Tennessee, for $10,000,000 for use at its various theme parks. The Company has also entered into management and lease agreements related to Marine World Africa USA in Vallejo, California. As part of the lease agreement, the Company has option to purchase the park in 2002 at a purchase price equal to the greater of the then principal amount of certain debt obligations of the seller (expected to aggregate $52,000,000) or the then fair market value of the seller's interest in the park (based upon a formula relating to the seller's 20% share of Marine World's cash flow. On December 15, 1997, the Company signed an agreement with the majority shareholders of Walibi, S.A. "Walibi", to purchase the outstanding stock of "Walibi" held by the majority shareholders commits the Company to tender for the remaining stock for an estimated aggregate purchase price including outstanding debt of Walibi, of approximately $140,000,000. The acquisition is not expected to be completed until March of 1998.

(16) SHARE RIGHTS PLAN (UNAUDITED)

    On December 10, 1997, the Company's board of directors authorized a share rights plan. Under the plan, stockholders have one right for each share of common stock held. The rights become exercisable ten business days after (a) an announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the voting shares outstanding, or (b) the commencement or announcement of a person's or group's intention to commence a tender or exchange offer that could result in a person or group owning 15% or more of the voting shares outstanding.

    Each right entitles its holder (except a holder who is the acquiring person) to purchase 1/100 of a share of a junior participating series of preferred stock designated to have economic and voting terms similar to those of one share of common stock for $250.00, subject to adjustment. In the event of certain merger or asset sale transactions with another party or transactions which would increase the equity ownership of a shareholder who then owned 15% or more of Premier, each Premier right will entitle its holder to purchase securities of the merging or acquiring party with a value equal to twice the exercise price of the right.

    The rights, which have no voting power, expire in 2007. The rights may be redeemed by Premier for $.01 per right until the rights becomes exercisable.

(17) RESTRICTED STOCK GRANT (UNAUDITED)

    The Company has issued 450,000 restricted common shares to members of the Company's management. The restrictions on the stock lapse ratably over a six-year term commencing January 1, 1998, generally based upon the continued employment of the members of management. The restrictions also lapse if any or all members are terminated without cause or if a change in control of the Company occurs. The fair value of the restricted shares, as determined at the date of grant, approximated $14,625,000 and will be recognized as an expense over the vesting term.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................
Incorporation of Certain Information by Reference.........................
Prospectus Summary........................................................
Risk Factors..............................................................
Use of Proceeds...........................................................
Capitalization............................................................
Selected Historical and Pro Forma Financial and Operating Data............
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................
Business..................................................................
Management................................................................
Principal Stockholders....................................................
Description of Six Flags Agreement........................................
Description of Indebtedness...............................................
Description of Securities.................................................
Description of Mandatorily Convertible Preferred Stock....................
Description of Public Depositary Shares...................................
Underwriting..............................................................
Legal Matters.............................................................
Experts...................................................................
Index to Financial Statements.............................................

                                             SHARES

                               PREMIER PARKS INC.
                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS

                                           , 1998

                             ---------------------

                                LEHMAN BROTHERS
                              SALOMON SMITH BARNEY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS                                        [International Alternate Page]

                 SUBJECT TO COMPLETION, DATED FEBRUARY 9, 1998
                                          SHARES

                               PREMIER PARKS INC.

                                  COMMON STOCK
                             ---------------------

    All of the shares of Common Stock offered hereby are being sold by Premier Parks Inc. (collectively, with its predecessor, the "Company" or "Premier"). Of
the       shares of Common Stock offered,       shares are being offered
initially outside the United States and Canada in an international offering (the
"International Offering") by the International Managers and       shares are
being offered inside the United States and Canada in a concurrent offering (the "U.S. Offering") by the U.S. Underwriters (together with the International Managers, the "Underwriters"). These offerings are collectively referred to herein as the "Offering." See "Underwriting."

    The Offering is being made in connection with the acquisition (the "Six Flags Acquisition") by the Company of all of the capital stock of Six Flags Entertainment Corporation ("SFEC"). The Company is concurrently offering $ million aggregate principal amount at maturity of its mandatorily senior discount notes due 2008, with estimated gross proceeds of $250.0 million, $280.0 million aggregate principal amount of its senior notes due 2008, and depositary shares (the "Public Depositary Shares") representing interests in $200.0 million of the Company's mandatorily convertible preferred stock (the "Mandatorily Convertible Preferred Stock"). SFEC is concurrently offering $170.0 million aggregate principal amount of senior notes (collectively, the "Concurrent Offerings and, together with the Offering, the Offerings"). The Offerings will finance, in part, the Six Flags Acquisition. The Company also
expects to issue up to       depositary shares (the "Seller Depositary Shares")
representing interests in up to $200.0 million of the Company's convertible redeemable preferred stock to the current stockholders of SFEC as part of the consideration for the Six Flags Acquisition. The closing of the Offering is conditioned upon the closing of the Concurrent Offerings and the Six Flags Acquisition.

    The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "PKS." On February 6, 1998, the last sales price of the Common Stock, as reported by the NYSE, was $38 1/2 per share. The Company has applied to list the Public Depositary Shares on the NYSE. The Mandatorily Convertible Preferred Stock will not be so listed and the Company does not expect that there will be any trading market for the Mandatorily Convertible Preferred Stock except as represented by the Public Depositary Shares.
                           --------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE        HEREIN FOR CERTAIN FACTORS THAT
SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                                  UNDERWRITING
                                                                                 DISCOUNTS AND        PROCEEDS TO
                                                            PRICE TO PUBLIC      COMMISSIONS(1)        COMPANY(2)
Per Share................................................  $                   $                   $
Total(3).................................................  $                   $                   $

(1) The Company and its operating subsidiaries have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $         .

(3) The Company has granted options to the Underwriters to purchase up to additional shares of Common Stock on the same terms and conditions as set forth herein solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $      , $      and $      ,
    respectively. See "Underwriting."
                           --------------------------

    The shares of Common Stock offered by this Prospectus are offered by the International Managers subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the International Managers and to certain further conditions. It is expected that delivery of the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about          , 1998.

LEHMAN BROTHERS                               SALOMON SMITH BARNEY INTERNATIONAL

                  , 1998

                                                  [International Alternate Page]

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                          TO NON-UNITED STATES HOLDERS

    The following is a general summary of the material United States federal income and estate tax considerations to a Foreign Holder (as defined below) relevant to the ownership and disposition of shares of Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed United States Treasury Regulations promulgated thereunder, Service rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not discuss all the tax consequences that may be relevant to a particular Foreign Holder in light of the holder's particular circumstances and it is not intended to be able in all respects to all categories of Foreign Holders, some of whom may be subject to special rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a Foreign Holder's decision to purchase shares of Common Stock.

    As used herein, a "Foreign Holder" means any person who, for United States federal income tax purposes, is neither (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any State or of any of its territories or possessions or (iii) a domestic trust or estate.

    ALL HOLDERS THAT ARE FOREIGN HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

SALE OR EXCHANGE OF COMMON STOCK

    Subject to the discussion of backup withholding below, any capital gain realized upon a sale or exchange of Common Stock by a beneficial owner who is a Foreign Holder ordinarily will not be subject to United States federal income tax unless (i) such gain is effectively connected with a trade or business conducted by such Foreign Holder within the United States (in which case the branch profits tax may also apply if the holder is a foreign corporation), (ii) in the case of a Foreign Holder that is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or exchange and certain other conditions are met or
(iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes and such Foreign Holder has held, directly or constructively, more than 5% of the outstanding Common Stock within the five-year period ending on the date of the sale or exchange, and no treaty exception is applicable.

DIVIDENDS ON COMMON STOCK

    Generally, any dividends paid on Common Stock will be subject to United States federal withholding tax at a rate of 30% of the amount of the dividend, or at a lower applicable treaty rate. However, if the dividend is effectively connected with a United States trade or business of a Foreign Holder, it will be subject to United States federal income tax at ordinary federal income tax rates on a net basis (in which case the branch profits tax may also apply if such holder is a foreign corporation), rather than the 30% withholding tax.

    Under current Treasury Regulations, a holder's status as a non-United States person and eligibility for a tax treaty reduced rate of withholding will be determined by reference to the holder's address and to any outstanding certificates or statements concerning eligibility for a reduced rate of withholding, unless facts and circumstances indicate that reliance is not warranted. However, the Service has recently issued Regulations that require a non-United States person to provide certifications under penalties of perjury in order to obtain treaty benefits for payments made after January 1, 1998.

                                                  [International Alternate Page]

FEDERAL ESTATE TAXES

    Common Stock that is beneficially owned by an individual who is neither a citizen nor a resident of the United States at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Generally, dividends on Common Stock paid to holders that are Foreign Holders that are subject to the 30% or a reduced treaty rate of United States federal withholding tax will be exempt from backup withholding tax. Otherwise, backup withholding of United States federal income tax at a rate of 31% may apply to dividends paid with respect to Common Stock to holders that are not "exempt recipients" and that fail to provide certain information (including the holder's taxpayer identification number) in the manner required by United States law and applicable regulations.

    Payments of the proceeds from the sale by a holder that is a Foreign Holder of shares of Common Stock made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of shares of Common Stock to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                                                  [International Alternate Page]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE INTERNATIONAL MANAGERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................
Incorporation of Certain Information by Reference.........................
Prospectus Summary........................................................
Risk Factors..............................................................
Use of Proceeds...........................................................
Capitalization............................................................
Selected Historical and Pro Forma Financial and Operating Data............
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................
Business..................................................................
Management................................................................
Principal Stockholders....................................................
Description of Six Flags Agreement........................................
Description of Indebtedness...............................................
Description of Securities.................................................
Description of Mandatorily Convertible Preferred Stock....................
Description of Public Depositary Shares...................................
Certain United States Federal Tax Considerations to Non-United States
  Holders.................................................................
Underwriting..............................................................
Legal Matters.............................................................
Experts...................................................................
Index to Financial Statements.............................................

                                             SHARES

                               PREMIER PARKS INC.
                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS

                               FEBRUARY   , 1998

                             ---------------------

                                LEHMAN BROTHERS
                       SALOMON SMITH BARNEY INTERNATIONAL

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS              [Alternate Page-Mandatorily Convertible Preferred Stock]

                 SUBJECT TO COMPLETION, DATED FEBRUARY 9, 1998
                                          SHARES

                               PREMIER PARKS INC.

                               DEPOSITARY SHARES
               EACH REPRESENTING A ONE-FIVE HUNDREDTH INTEREST IN
            A SHARE OF    % MANDATORILY CONVERTIBLE PREFERRED STOCK
                            ------------------------

    All of the depositary shares offered hereby (the "Public Depositary Shares") will be sold by Premier Parks Inc. (collectively with its predecessor, the "Company" or "Premier"). Each of the Public Depositary Shares represents a
one-five hundredth interest in a share of    % Mandatorily Convertible Preferred
Stock ("Mandatorily Convertible Preferred Stock") of Premier Parks Inc. deposited with the Depositary (as defined herein) and has an issue price (the "Initial Price") of $38 3/8 (the last sale price of the Company's common stock, par value $0.05 per share (the "Common Stock") on February 6, 1998, as reported on the New York Stock Exchange Composite Tape). Each Public Depositary Share, through the Depositary, entitles the holder to all proportional rights and preferences of the share of Mandatorily Convertible Preferred Stock represented thereby (including dividend, voting, conversion, redemption and liquidation rights). The proportionate liquidation preference of each Public Depositary
Share is $      , plus accrued and unpaid dividends thereon. See "Description of
Public Depositary Shares."

    Unless voluntarily converted into Common Stock, as hereinafter described, on
            , 2001 (the "Mandatory Conversion Date") each share of Mandatorily Convertible Preferred Stock will automatically convert into a number of shares of Common Stock (or the equivalent amount of cash) at the Conversion Rate. The "Conversion Rate" is equal to, (a) if the Conversion Price (as defined below) is
greater than or equal to $      (the "Threshold Appreciation Price"),
shares of Common Stock per Mandatorily Convertible Preferred Stock (equivalent
to       shares of Common Stock for each Public Depositary Share), (b) if the
Conversion Price is less than the Threshold Appreciation Price but greater than
$      (the "Initial Price"), a fraction, equal to the Initial Price divided by the Conversion Price, of five hundred shares of Common Stock per Mandatorily Convertible Preferred Stock (equivalent to 1/500th of such number of shares for each Public Depositary Share) and (c) if the Conversion Price is less than or equal to the Initial Price, 500 shares of Common Stock per Mandatorily Convertible Preferred Stock (equivalent to one share of Common Stock for each Public Depositary Share). The "Conversion Price" is, with certain exceptions, the average Closing Price (as defined herein) per share of Common Stock for the 20 Trading Days (as defined herein) immediately prior to (but not including) the Mandatorily Conversion Date. See "Description of Mandatorily Convertible Preferred Stock--Mandatorily Conversion of Mandatorily Convertible Preferred Stock" and "Description of Public Depositary Shares-- Conversion Provisions". The value of the Common Stock that may be received by holders of Depositary Shares upon their mandatorily conversion may be more or less than the amount paid for the Public Depositary Shares offered hereby due to market fluctuations in the price of the Common Stock.

    Annual cumulative dividends accrue at a rate of $      with respect to each
Public Depositary Share (equivalent to a rate of $      per annum for each share
of Mandatorily Convertible Preferred Stock), from the date of initial issuance, payable quarterly in arrears on each January 1, April 1. July 1 and October 1, commencing 1998. The Company may, at its option, pay dividends with cash, shares of Common Stock or in some combination of both. For purposes of calculating dividend payments, each share of Common Stock delivered to holders for payment
of dividends will be valued at    % of the average Closing Price (as defined
herein) for the Common Stock over a ten-Trading Day (as defined herein) period preceding the related record date for the dividend payment. See "Description of Mandatorily Convertible Preferred Stock--Dividends.

    The holders of shares of Mandatorily Convertible Preferred Stock are not entitled to any voting rights, except as required by applicable state law and with respect to adverse charter and by-law amendments or the authorization or creation of classes of capital stock ranking senior as to liquidation preference to the Mandatorily Convertible Preferred Stock, as well as in certain circumstances involving protracted dividend arrearages. See "Description of Mandatorily Convertible Preferred Stock--Voting Rights."

    The Offering is being made in connection with the acquisition (the "Six Flags Acquisition") by the Company of all of the capital stock of Six Flags Entertainment Corporation ("SFEC"). The Company is concurrently offering
$         million aggregate principal amount at maturity of its senior discount notes due 2008, with estimated gross proceeds of $250.0 million, $280.0 million
aggregate principal amount of its senior notes due 2008, and       shares of
Common Stock. SFEC is concurrently offering $170.0 million aggregate principal amount of senior notes (collectively, the "Concurrent Offerings" and, together with the Offering, The "Offerings"). The Offerings will finance, in part, the
Six Flags Acquisition. The Company also expects to issue up to    depositary
shares (the "Seller Depositary Shares") representing interests in up to $200.0 million of the Company's convertible redeemable preferred stock to the current stockholders of SFEC as part of the consideration for the Six Flags Acquisition. The closing of the Offering is conditioned upon the closing of the Concurrent Offerings and the Six Flags Acquisition.

    Application will be made to list the Public Depositary Shares and the Common Stock issuable on conversion of the Mandatorily Convertible Preferred Stock on the New York Stock Exchange (the "NYSE"). The Mandatorily Convertible Preferred Stock will not be so listed and the Company does not expect that there will be any trading market for the Mandatorily Convertible Preferred Stock except as represented by the Public Depositary Shares.
                         ------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 HEREIN FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                                  UNDERWRITING
                                                                                 DISCOUNTS AND        PROCEEDS TO
                                                            PRICE TO PUBLIC      COMMISSIONS(1)        COMPANY(2)
Per Share................................................  $                   $                   $
Total(3).................................................  $                   $                   $

(1) The Company and its operating subsidiaries have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $         .
                         ------------------------------

    The Public Depositary Shares offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Public Depositary Shares will be made at the offices of Lehman Brothers Inc., New York,
New York, on or about            , 1998.

LEHMAN BROTHERS                                             SALOMON SMITH BARNEY

            , 1998

                        [Alternate Page-Mandatorily Convertible Preferred Stock]

                                  THE OFFERING

Securities........................  Public Depositary Shares, each such share representing a one- five hundredth interest in a share of Mandatorily
                                    Convertible Preferred Stock and entitling the holder to
                                    that proportion of all the rights, preferences, and
                                    privileges of a share of Mandatorily Convertible
                                    Preferred Stock (including dividend, conversion, voting
                                    and liquidation rights and preferences) represented
                                    thereby, are offered hereby. The Public Depositary
                                    Shares mandatorily convert into shares of Common Stock
                                    on       , 2001 (the "mandatorily Conversion Date"). In
                                    addition, the Public Depositary Shares are convertible
                                    at the option of the holder at any time prior to the
                                    mandatorily Conversion Date as set forth below.
Dividends.........................  Annual cumulative dividends accrue at a rate of $
                                    with respect to each Public Depositary Share (equivalent
                                    to a rate of $      per annum for each share of
                                    Mandatorily Convertible Preferred Stock), from the date
                                    of initial issuance, payable quarterly in arrears on
                                    each January 1, April 1, July 1 and October 1,
                                    commencing       , 1998. The Company may, at its option,
                                    pay dividends with cash, shares of Common Stock or in
                                    some combination of both. For purposes of calculating
                                    dividend payments, each share of Common Stock delivered
                                    to holders for payment of dividends will be valued at
                                      % of the average Closing Price (as defined herein) for
                                    the Common Stock over a ten-Trading Day (as defined
                                    herein) period preceding the related record date for the
                                    dividend payment. See "Description of Mandatorily
                                    Convertible Preferred Stock--Dividends.
Mandatory Conversion..............  Unless voluntarily converted into Common Stock, as
                                    hereinafter described, on       , 2001 (the "Mandatory
                                    Conversion Date") each share of Mandatorily Convertible
                                    Preferred Stock will automatically convert into a number
                                    of shares of Common Stock (or the equivalent amount of
                                    cash) at the Conversion Rate. The "Conversion Rate" is
                                    equal to, (a) if the Conversion Price (as defined below)
                                    is greater than or equal to $      (the "Threshold
                                    Appreciation Price"),     shares of Common Stock per
                                    Mandatorily Convertible Preferred Stock (equivalent to
                                          shares of Common Stock for each Public Depositary
                                    Share), (b) if the Conversion Price is less than the
                                    Threshold Appreciation Price but is greater than $
                                    (the "Initial Price"), a fraction, equal to the Initial
                                    Price divided by the Conversion Price, of five hundred
                                    shares of Common Stock per Mandatorily Convertible
                                    Preferred Stock (equivalent to 1/500th of such number of
                                    shares for each Public Depositary Share) and (c) if the
                                    Conversion Price is less than or equal to the Initial
                                    Price, 500 shares of Common Stock per Mandatorily
                                    Convertible Preferred Stock (equivalent to one share of
                                    Common Stock for each Public Depositary Share). The
                                    "Conversion Price" is, with certain exceptions, the
                                    average Closing Price (as defined herein) per share of
                                    Common Stock for the 20 Trading Days (as defined herein)
                                    immediately prior to (but not including) the mandatorily
                                    Conversion Date. See "Description of Mandatorily
                                    Convertible Preferred Stock--mandatorily Conversion of
                                    Mandatorily Convertible Preferred Stock" and
                                    "Description of Public

                        [Alternate Page-Mandatorily Convertible Preferred Stock]

                                    Depositary Shares--Conversion Provisions". The value of
                                    the Common Stock that may be received by holders of
                                    Public Depositary Shares upon their mandatorily
                                    conversion may be more or less than the amount paid for
                                    the Public Depositary Shares offered hereby due to
                                    market fluctuations in the price of the Common Stock.
Conversion at the Option of the
  Holder..........................  At any time prior to the Mandatory Conversion Date, each
                                    Mandatorily Convertible Preferred Stock is convertible
                                    at the option of the holder thereof into       shares of
                                    Common Stock (the "Optional Conversion Rate"),
                                    equivalent to a conversion price of $    per share of
                                    Common Stock (the "Optional Conversion Price"), subject
                                    to adjustment in certain events (such Optional
                                    Conversion Rate being equivalent to     shares of Common
                                    Stock for each Public Depositary Share). The value of
                                    the shares of Common Stock received by a holder upon
                                    conversion will vary depending on the market price of
                                    the Common Stock from time to time. See "Description of
                                    Mandatorily Convertible Preferred Stock--Conversion at
                                    the Option of the Holder" and "Description of Public
                                    Depositary Shares--Conversion Provisions".
Voting Rights.....................  The holders of shares of Mandatorily Convertible
                                    Preferred Stock shall not be entitled to any voting
                                    rights, except as required by applicable state law and
                                    as described below. Whenever dividends on the shares of
                                    Mandatorily Convertible Preferred Stock or any other
                                    series of the Company's preferred stock (all series of
                                    which, including the shares of Mandatorily Convertible
                                    Preferred Stock, hereinafter are called the "Preferred
                                    Stock") are in arrears and unpaid for six quarterly
                                    dividend periods, and in certain other circumstances,
                                    the holders of the shares of Mandatorily Convertible
                                    Preferred Stock (voting separately as a class with
                                    holders of all other series of outstanding Preferred
                                    Stock upon which voting rights have been conferred and
                                    are exercisable) will be entitled to vote, on the basis
                                    for one vote for each share of Mandatorily Convertible
                                    Preferred Stock (equivalent to one-five hundredth of a
                                    vote for each Public Depositary Share), for the election
                                    of two Preferred Stock Directors (as defined herein) of
                                    the Company, these Directors to be in addition to the
                                    number of Directors constituting the Board of Directors
                                    immediately prior to the accrual of such right, and (ii)
                                    the holders of the shares of Mandatorily Convertible
                                    Preferred Stock will have voting rights with respect to
                                    certain alterations of the Company's Certificate of
                                    Incorporation and By-Laws and the creation or
                                    authorization of preferred stock or other capital stock
                                    (or securities convertible into capital stock) ranking
                                    prior to the Mandatorily Convertible Preferred Stock as
                                    to the payment of dividends or the distribution of
                                    assets upon liquidation. The owners of Public Depositary
                                    Shares will be entitled to direct the voting of the
                                    shares of Mandatorily Convertible Preferred Stock
                                    represented thereby. See "Description of Mandatorily
                                    Convertible Preferred Stock--Voting Rights",
                                    "Description of Public Depositary Shares--Voting of
                                    Mandatorily Convertible Preferred Stock" and
                                    "Description of Capital Stock--Common Stock".

                        [Alternate Page-Mandatorily Convertible Preferred Stock]

Liquidation Preference and
  Ranking.........................  The shares of Mandatorily Convertible Preferred Stock will rank prior to the Common Stock as to payment of
                                    dividends and distributions of assets upon liquidation.
                                    The liquidation preference of each share of Mandatorily
                                    Convertible Preferred Stockis an amount equal to the sum
                                    of (i) $    which is 500 times the liquidation
                                    preference per Public Depositary Share of $      and
                                    (ii) all accrued and unpaid dividends thereon. See
                                    "Description of Mandatorily Convertible Preferred
                                    Stock-- Dividends" and "--Liquidation Rights" and
                                    "Description of Public Depositary Shares".
Listing...........................  Application will be made to list the Public Depositary
                                    Shares and the Common Stock issuable on conversion of
                                    the Mandatorily Convertible Preferred Stock on the NYSE.
                                    The Mandatorily Convertible Preferred Stock will not be
                                    so listed and the Company does not expect that there
                                    will be any trading market for the Mandatorily
                                    Convertible Preferred Stock except as represented by the
                                    Public Depositary Shares.
Concurrent Offerings..............  The Company is concurrently offering (i)    shares of
                                    Common Stock, (ii) $         million aggregate principal
                                    amount at maturity of Company Senior Discount Notes,
                                    with estimated gross proceeds of $250.0 million, (iii)
                                          Public Depositary Shares representing interests in
                                    $200.0 million of Mandatorily Convertible Preferred
                                    Stock, and (iv) $280.0 million principal amount of
                                    Company Senior Notes. In addition, SFEC is issuing
                                    $170.0 million of New SFEC Notes. The Company also
                                    expects to issue up to     Seller Depositary Shares
                                    representing interests in up to $200.0 million of Seller
                                    Preferred Stock as part of the consideration for the Six
                                    Flags Acquisition. See "--The Six Flags Transactions,"
                                    "Description of Indebtedness-- Company Senior Discount
                                    Notes," "--Company Senior Notes," "--New SFEC Notes" and
                                    "Description of Securities-- Preferred Stock." The
                                    Offerings are conditioned upon the closing of all other
                                    elements of the Six Flags Transactions.
Use of Proceeds...................  The Company intends to apply the net proceeds from the
                                    Offering and the Concurrent Offerings to fund the cash
                                    portion of the purchase price for the Six Flags
                                    Acquisition; to provide for the repayment in full of the
                                    SFEC Zero Coupon Senior Notes; to acquire and make
                                    improvements at additional theme parks; to fund
                                    improvements and expansion of the Company's parks,
                                    including the parks acquired in the Six Flags
                                    Acquisition and the 1997 Acquisitions; and for general
                                    corporate purposes, including working capital
                                    requirements. See "Use of Proceeds."
NYSE symbols:
  Common Stock....................  "PKS"
  Public Depositary Shares........

                        [Alternate Page-Mandatorily Convertible Preferred Stock]

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the Offering, after deducting estimated underwriting discounts and commissions and estimated
expenses payable by the Company, will be approximately $         million. The
net proceeds from the Concurrent Offerings (after deducting estimated underwriting discounts and commissions and offering expenses) will be
approximately $         million. The Company intends to use the net proceeds
from the Offering and the Concurrent Offerings to fund the $765 million cash portion of the purchase price payable to the Sellers in the Six Flags Acquisition; to provide funds for the repayment in full of the SFEC Zero Coupon Senior Notes; to acquire and make improvements at additional theme parks; to fund improvements and expansion of the Company's parks, including the Walibi Parks and the Six Flags Parks; and for general corporate purposes, including working capital requirements. Although the Company has had discussions with respect to several additional acquisition opportunities, no agreement or understanding with respect to any future acquisition (other than the Six Flags Acquisition) has been reached. There can be no assurance that any such additional acquisitions will be made. See "Risk Factors--Uncertainty of Future Acquisitions; Potential Effects of Acquisitions" and "Business--Acquisition Strategy."

    Pending their ultimate use, the portion of net proceeds from the Offering and the Concurrent Offerings not used in connection with the Six Flags Acquisition may be invested in short-term, investment grade, interest bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

                        [Alternate Page-Mandatorily Convertible Preferred Stock]

                                  UNDERWRITING

    Under the terms of and subject to the conditions contained in an underwriting agreement (the "Underwriting Agreement"), among the Company and each of the underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc., and Smith Barney Inc. are acting as representatives (the "Representatives"), each of the several Underwriters has agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of Public Depositary Shares set forth opposite the name of such Underwriter below:

                                                                                                      NUMBER OF
U.S. UNDERWRITERS                                                                                   COMMON SHARES
-------------------------------------------------------------------------------------------------  ---------------
Lehman Brothers Inc..............................................................................
Smith Barney Inc. ...............................................................................
    Total........................................................................................
                                                                                                        -------
                                                                                                        -------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase Public Depositary Shares, are subject to the approval of certain legal matters by counsel and to certain other conditions and that if any of the Public Depositary Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all the Public Depositary Shares agreed to be purchased by the Underwriters, pursuant to the Underwriting Agreement, must be so purchased.

    The Company has been advised by the Representatives that the Underwriters propose to offer Public Depositary Shares directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public
offering price less a selling concession not to exceed $         per share. The
selected dealers may reallow a concession not to exceed $         per share.
After the initial offering of the Public Depositary Shares, the offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

    Except for the Public Depositary Shares to be sold in the Offering (and the Mandatorily Convertible Preferred Stock represented thereby) and the securities sold in the Concurrent Offerings, the Company has agreed not to offer, sell, contract to sell or otherwise issue any Public Depositary Shares or other capital stock or securities convertible into or exchangeable for, or any rights to acquire Public Depositary Shares or other capital stock, with certain exceptions (including certain exceptions for Common Stock or other capital stock issued or sold in connection with future acquisitions by the Company, including its proposed acquisition of Walibi), prior to the expiration of 90 days from the date of this Prospectus without the prior written consent of Lehman Brothers on behalf of the Representatives and the Lead Managers. The Company's officers, directors and principal stockholders, who hold in the aggregate approximately [5.9] million shares of Common Stock (including shares issuable upon exercise of outstanding options, warrants and restricted stock), have agreed not to, directly or indirectly, offer, sell or otherwise dispose of shares of Common Stock of the Company or any securities convertible into or exchangeable for or any rights to acquire, Common Stock or other capital stock of the Company for 90 days following the date of this Prospectus without the prior written consent of Lehman Brothers. In addition, the Sellers in the Six Flags Acquisition have agreed not to sell any Convertible Preferred Stock (or shares of Common Stock issuable upon conversion thereof) acquired by them in the Six Flags Acquisition during such 90-day period.

    The Company and its operating subsidiaries (including Six Flags) have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the Underwriters may be required to make in respect thereof.

    Until the distribution of the Public Depositary Shares offered hereby is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Public Depositary Shares, Convertible Preferred and Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of

                        [Alternate Page-Mandatorily Convertible Preferred Stock] the Public Depositary Shares, Convertible Preferred and Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Public Depositary Shares, Convertible Preferred and Common Stock.

    If the Underwriters create a short position in the Public Depositary Shares in connection with the Offering (I.E., if they sell more Public Depositary Shares than are set forth on the cover page of this Prospectus), the Representatives may reduce that short position by purchasing Public Depositary Shares in the open market after the distribution has been completed. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described herein.

    The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Public Depositary Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Public Depositary Shares, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Public Depositary Shares as part of the Offering.

    In general, purchases of a security for the purposes of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the applicable offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Public Depositary Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    An application will be made to list the Public Depositary Shares and the Common Stock into which the Mandatorily Convertible Preferred Stock are convertible on the NYSE. The Mandatorily Convertible Preferred Stock will not be so listed and the Company does not expect that there will be any trading market for the Mandatorily Convertible Preferred Stock except as represented by the Public Depositary Shares.

    Each of Lehman Brothers and [Salomon] ("Salomon Smith Barney") has from time to time provided certain investment banking services to the Company and its affiliates for which they have received customary fees. LBI Group Inc., an affiliate of Lehman Brothers is party to a financing commitment provided to the Company in connection with the Six Flags Transactions and has received customary fees in connection therewith. In addition, Lehman Brothers and Smith Barney Inc. (predecessor to Salomon Smith Barney) acted as underwriters of the Company's 1996 and 1997 public offerings and are acting as underwriters in connection with the Concurrent Offerings and will receive customary fees in connection therewith. An affiliate of Lehman Brothers is a lender under each of the Credit Facilities.

                                 LEGAL MATTERS

    The validity of the Public Depositary Shares and the Mandatorily Convertible Preferred Stock offered hereby and certain legal matters in connection with the Offering will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York. The Underwriters are being represented by Cravath, Swaine & Moore, New York, New York.

                       [Alternate Page--Mandatorily Convertible Preferred Stock]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................
Incorporation of Certain Information by Reference.........................
Prospectus Summary........................................................
Risk Factors..............................................................
Use of Proceeds...........................................................
Capitalization............................................................
Selected Historical and Pro Forma Financial and Operating Data............
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................
Business..................................................................
Management................................................................
Principal Stockholders....................................................
Description of Six Flags Agreement........................................
Description of Indebtedness...............................................
Description of Securities.................................................
Description of Mandatorily Convertible Preferred Stock....................
Description of Public Depositary Shares...................................
Underwriting..............................................................
Legal Matters.............................................................
Experts...................................................................
Index to Financial Statements.............................................

                                             SHARES

                               PREMIER PARKS INC.
                               DEPOSITARY SHARES

                               ------------------

                                   PROSPECTUS

                                           , 1998

                             ---------------------

                                LEHMAN BROTHERS
                              SALOMON SMITH BARNEY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be borne by the Registrant in connection with the issuance and distribution of the Common Stock being registered (other than underwriting discounts and commissions). All amounts presented are estimates except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

Securities and Exchange Commission registration fee...............................  $
National Association of Securities Dealers, Inc. filing fee.......................
New York Stock Exchange listing fee...............................................
Accounting fees and expenses......................................................
Legal fees and expenses...........................................................
Printing and engraving expenses...................................................
Transfer agent and registrar fees.................................................
Miscellaneous.....................................................................
                                                                                    ---------
Total fees and expenses...........................................................  $

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law which covers the indemnification of directors, officers, employees and agents of a corporation is hereby incorporated herein by reference. Reference is made to Article XXV of the Registrant's By-Laws which provides for indemnification by the Registrant in the manner and to the full extent permitted by Delaware law.

    Reference is also made to Section       of the U.S. Underwriting Agreement
and the International Underwriting Agreement, to be filed by amendment as Exhibits 1(a) and 1(b), respectively.

ITEM 16. EXHIBITS.

    See Exhibit Index.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference herein shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes the following:

        (1) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 9th day of February, 1998.

                                PREMIER PARKS INC.

                                By:             /s/ KIERAN E. BURKE
                                     ------------------------------------------
                                                  Kieran E. Burke
                                               CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Kieran E. Burke, Gary Story, James F. Dannhauser and James M. Coughlin, or any of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman of the Board and
     /s/ KIERAN E. BURKE          Chief Executive Officer
------------------------------    (principal executive       February 9, 1998
       Kieran E. Burke            officer)
        /s/ GARY STORY          Director, President and
------------------------------    Chief                      February 9, 1998
          Gary Story              Operating Officer
                                Chief Financial Officer
   /s/ JAMES F. DANNHAUSER        and
------------------------------    Director (principal        February 9, 1998
     James F. Dannhauser          financial and accounting
                                  officer)
    /s/ PAUL A. BIDDELMAN
------------------------------  Director                     February 9, 1998
      Paul A. Biddelman
    /s/ MICHAEL E. GELLERT
------------------------------  Director                     February 9, 1998
      Michael E. Gellert
       /s/ JACK TYRRELL
------------------------------  Director                     February 9, 1998
         Jack Tyrrell
      /s/ SANDY GURTLER
------------------------------  Director                     February 9, 1998
        Sandy Gurtler
     /s/ CHARLES R. WOOD
------------------------------  Director                     February 9, 1998
       Charles R. Wood

                                 EXHIBIT INDEX

                                                                                                                           PAGE
                                                                                                                           -----
(1) Underwriting Agreements:
*          (a)        Form of U.S. Underwriting Agreement among the Registrant, Lehman Brothers Inc., Smith Barney
                      Inc., as representatives of the several U.S. Underwriters.......................................
*          (b)        Form of International Underwriting Agreement among the Registrant, Lehman Brothers International
                      (Europe), Smith Barney Inc., as representatives of the several International Managers...........
*          (c)        Form of Agreement among U.S. Underwriters and International Managers............................
*          (d)        Form of Underwriting Agreement among the Registrant, Lehman Brothers Inc., Smith Barney Inc., as
                      representative of the several Underwriters (Mandatorily Convertible Preferred Stock)............
*          (e)        Form of Underwriting Agreement among the Registrant, Lehman Brothers Inc., Smith Barney Inc., as
                      representatives of the several Underwriters (Company Senior Discount Notes).....................
*          (f)        Form of Underwriting Agreement among the Registrant, Lehman Brothers Inc., Smith Barney Inc., as
                      representatives of the several Underwriters (Company Senior Notes)..............................
*          (g)        Form of Underwriting Agreement among the Registrant, Lehman Brothers Inc., Smith Barney Inc., as
                      representatives of the several Underwriters (New SFEC Notes)....................................
(4) Instruments Defining the Rights of Security Holders, Including Indentures:
           (a)        Indenture dated as of August 15, 1995, among the Registrant, the subsidiaries of the Registrant named therein and United States Trust Company of New York, as trustee (including the form of the
                      Existing Notes) -- incorporated by reference from Exhibit 4(2) to Registrant's Registration
                      Statement on Form S-1 (Reg. No. 33-62225) declared effective on November 9, 1995 (the
                      "Registration Statement").......................................................................
           (b)        Form of First Supplemental Indenture dated as of November 9, 1995 --incorporated by reference from Exhibit 4(2.1) to the Registration Statement...............................................
           (c)        Purchase Agreement, dated August 10, 1995, among the Registrant, the subsidiaries of the
                      Registrant named therein and Chemical Securities Inc. --incorporated by reference from Exhibit
                      4(3) to the Registration Statement..............................................................
           (d)        Exchange and Registration Rights Agreement, dated August 14, 1995, among the Registrant, the subsidiaries of the Registrant named therein and Chemical Securities Inc. -- incorporated by reference from Exhibit 4(4) to the Registration Statement.......................................
           (e)        Form of Subscription Agreement between the Registrant and each of the purchasers of shares of
                      Preferred Stock -- incorporated by reference from Exhibit 4(10) to the Registration Statement...
           (f)        Convertible Note Purchase Agreement, dated as of March 3, 1993, between the Registrant and the purchasers named therein (including forms of Senior Subordinated Convertible Note and
                      Registration Rights Agreement) -- incorporated by reference from Exhibit 4(i) to Form 10-K of the Registrant for the year ended December 31, 1993.............................................
           (g)        Form of Subscription Agreement, dated October 1992, between the Registrant and certain investors
                      -- incorporated by reference from Exhibit 4(a) to the Registrant's Current Report on Form 8-K
                      dated October 30, 1992..........................................................................
           (h)        Stock Purchase and Warrant Issuance Agreement, dated October 16, 1989, between the Registrant and Kieran E. Burke -- incorporated by reference from Exhibit 4(i) to Form 10-K of the
                      Registrant for the year ended December 31, 1989.................................................
           (i)        Warrant, dated October 16, 1989, to purchase 131,728 shares of Common Stock issued by the
                      Registration to Kieran E. Burke -- incorporated by reference from Exhibit 4(k) to Form 10-K of the Registrant for the year ended December 31, 1989.............................................

           (j)        Warrant, dated October 16, 1989, to purchase 93,466 shares of Common Stock issued by the
                      Registrant to Kieran E. Burke -- incorporated by reference from Exhibit 4(l) to Form 10-K of the
                      Registrant for the year ended December 31, 1989.................................................
           (k)        Form of Common Stock Certificate -- incorporated by reference from Exhibit 4(l) to the
                      Registrant's Registration Statement on Form S-2 (Reg. No. 333-08281) declared effective on May
                      28, 1996........................................................................................
*          (l)        Form of Registration Rights Agreement among the Registrant, Kentucky Kingdom, Inc. and certain individuals.....................................................................................
           (m)        Form of Indenture dated as of February 1, 1997, among the Registrant and the Bank of New York, as trustee (including the form of Notes) -- incorporated by reference from Exhibit 4(l) to the
                      Registrant's Registration Statement on Form S-2 (Reg. No. 333-16573) filed with the Securities and Exchange Commission on January 22, 1997.....................................................
           (n)        Form of Second Supplemental Indenture dated January 21, 1997 -- incorporated by reference from
                      Exhibit 4(n) to the Registrant's Registration Statement on Form S-2 (Reg. No. 333-16573) filed with the Securities and Exchange Commission on January 22, 1997.................................
*          (o)        Form of Indenture, dated as of       , 1998, between the Registrant and       ..................
*          (p)        Form of Indenture, dated as of       , 1998, between the Registrant and       ..................
*          (q)        Form of Indenture, dated as of       , 1998, between the Registrant and       ..................
*          (r)        Form of Certificate of Designation, Rights and Preferences relating to Seller Preferred Stock...
*          (s)        Form of Certificate of Designation, Rights and Preferences relating to Mandatorily Convertible
                      Preferred Stock.................................................................................
*          (t)        Rights Agreement, dated January 12, 1998, between the Registrant and Bank One Trust Company,
                      N.A. (including certificate of designation of Series A Junior Participating Preferred Stock)
                      incorporated by reference from Exhibit   to the Registrant's Current Report on Form 8-K, dated
                      December 15, 1997...............................................................................
*(5) Opinion of Baer Marks & Upham LLP, including consent.............................................................
(12)       (a)        Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends........
(12)       (b)        Computation of Ratio of Earnings to Fixed Charges...............................................
(23) Consents:
*          (a)        Consent of Baer Marks & Upham LLP (included in Exhibit (5)).....................................
           (b)        Consent of KPMG Peat Marwick LLP................................................................
           (c)        Consent of Ernst & Young LLP....................................................................
           (d)        Consent of KPMG Peat Marwick LLP................................................................
           (e)        Consent of KPMG Peat Marwick LLP................................................................
*          (f)        Consent of Carpenter Mountjoy & Bressler........................................................
(24) Power of Attorney (included on Signature Page of Registration Statement).........................................

------------------------

*   To be filed by amendment